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As filed with the U.S. Securities and Exchange Commission on May 27, 2015

Registration No. 333-202910

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1 to

FORM S-1
REGISTRATION STATEMENT
UNDER THE
SECURITIES ACT OF 1933

ServiceMaster Global Holdings, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	8741 (Primary Standard Industrial Classification Code Number)	20-8738320 (I.R.S. Employer Identification Number)

860 Ridge Lake Boulevard
Memphis, Tennessee 38120
(901) 597-1400
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

James T. Lucke, Esq.
Senior Vice President and General Counsel
ServiceMaster Global Holdings, Inc.
860 Ridge Lake Boulevard
Memphis, Tennessee 38120
(901) 597-1400
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

with copies to:
Peter J. Loughran, Esq. Debevoise & Plimpton LLP 919 Third Avenue New York, NY 10022 (212) 909-6000	John C. Ericson, Esq. Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, NY 10017 (212) 455-2000

Approximate date of commencement of proposed sale of the securities to the public:
As soon as practicable after this registration statement becomes effective.

          If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:    ☐

          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:    ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Aggregate Offering Price Per Share(1)(2)	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee

Common stock, $0.01 par value per share	23,000,000	$36.04	$828,920,000	$96,321(3)

(1)
Includes shares/offering price of shares that may be sold upon exercise of the underwriters' option to purchase additional shares.

(2)
This amount represents the proposed maximum aggregate offering price of the securities registered hereunder. These figures are estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457 under the Securities Act of 1933. The price shown is the average of the high and low sales price for the registrant's common stock on March 18, 2015 as reported on the New York Stock Exchange.

(3)
Previously paid.

          The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the U.S. Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the U.S. Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and neither we nor the selling stockholders are soliciting offers to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MAY 27, 2015

20,000,000 Shares

ServiceMaster Global Holdings, Inc.

Common Stock

        All of the 20,000,000 shares of ServiceMaster Global Holdings, Inc. common stock are being sold by the selling stockholders identified in this prospectus. ServiceMaster Global Holdings, Inc. will not receive any of the proceeds from the sale of the shares being sold by the selling stockholders.

        The common stock of ServiceMaster Global Holdings, Inc. is listed on the New York Stock Exchange under the symbol SERV. The last reported sale price of the common stock on May 26, 2015 was $35.48 per share.

        Investing in our common stock involves risks. See "Risk Factors" beginning on page 22 of this prospectus.

	Per Share	Total

Public offering price	$	$

Underwriting discounts and commissions(1)	$	$

Proceeds, before expenses, to the selling stockholders	$	$

(1)
We have agreed to reimburse the underwriters for certain FINRA-related expenses. The underwriters have agreed to reimburse us in an amount of $            for certain expenses of the offering. See "Underwriting (Conflicts of Interest)."

        To the extent the underwriters sell more than 20,000,000 shares of common stock, the underwriters have the option to purchase up to an additional 3,000,000 shares of common stock from the selling stockholders at the offering price less the underwriting discount. ServiceMaster Global Holdings, Inc. will not receive any of the proceeds from the shares of common stock sold by the selling stockholders pursuant to any exercise of the underwriters' option to purchase additional shares.

        Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares to purchasers on or about                        , 2015.

Joint Book-Running Managers

J.P. Morgan	Credit Suisse	Goldman, Sachs & Co.	Morgan Stanley

BofA Merrill Lynch	Jefferies	Natixis	RBC Capital Markets

Baird	Piper Jaffray	Ramirez & Co., Inc.

Prospectus dated                        , 2015

        Neither we, the selling stockholders nor the underwriters have authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this prospectus or in any free writing prospectus we have prepared. Neither we, the selling stockholders nor the underwriters take responsibility for, nor can provide any assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained or incorporated by reference in this prospectus is accurate only as of the date such information is presented.

 PROSPECTUS SUMMARY

        The following summary highlights information contained elsewhere in this prospectus or the documents incorporated by reference in this prospectus and does not contain all of the information that you should consider before investing in our common stock. You should read this entire prospectus and the documents incorporated by reference in this prospectus, before making an investment decision.

        Unless the context otherwise requires, the terms "we," "our," "us" and "ServiceMaster," as used in this prospectus, refer to ServiceMaster Global Holdings, Inc. and its consolidated subsidiaries. The term "SvM" refers to The ServiceMaster Company, LLC, our indirect wholly-owned subsidiary.

        All operating and statistical data contained in this prospectus and the documents incorporated by reference in this prospectus give effect to the TruGreen Spin-off (as defined below), unless the context otherwise requires.

Our Company

        ServiceMaster is a leading provider of essential residential and commercial services, operating through an extensive service network of more than 8,000 company-owned locations and franchise and license agreements. Our mission is to simplify and improve the quality of our customers' lives by delivering services that help them protect and maintain their homes or businesses, typically their most highly valued assets. We have leading market positions across the majority of the markets we serve, as measured by customer-level revenue. Our portfolio of well-recognized brands includes Terminix (termite and pest control), American Home Shield (home warranties), ServiceMaster Restore (disaster restoration), ServiceMaster Clean (janitorial), Merry Maids (residential cleaning), Furniture Medic (furniture repair) and AmeriSpec (home inspections). We serve our residential and commercial customers through an employee base of approximately 13,000 company associates.

        For the year ended December 31, 2014, we had revenue, Adjusted EBITDA and income from continuing operations of $2,457 million, $557 million and $43 million, respectively. For the three months ended March 31, 2015, we had revenue, Adjusted EBITDA and income from continuing operations of $571 million, $133 million and $28 million, respectively. Terminix, our largest segment, represented approximately 56% and 59% of our revenue in 2014 and the three months ended March 31, 2015, respectively. For a reconciliation of Adjusted EBITDA to net income, see "—Summary Historical Consolidated Financial and Other Operating Data."

        We believe that our customers understand the financial and reputational risks associated with inadequate maintenance of their homes or businesses and that our high-quality, professional services are low-cost expenditures when compared to the alternative of failing to perform essential maintenance. We strive to be the service provider of choice and believe our customers have recognized our value proposition, as evidenced by our long-standing customer relationships and the high rate at which our customers renew their contracts from year to year. As of December 31, 2014 and March 31, 2015, in our Terminix segment, our customer retention rate for termite and other services was 85% and our pest control customer retention rate was 79%, and in our American Home Shield segment, our customer retention rate was 75%.

        We have significant size and scale, which we believe give us a number of competitive advantages. Terminix is the largest termite and pest control business in the United States, as measured by customer-level revenue, and serves approximately 2.7 million customers across 47 states and the District of Columbia through approximately 285 company-owned locations and approximately 25 franchise agreements. Additionally, we estimate American Home Shield to be approximately four to five times larger than its nearest competitors, as measured by revenue. American Home Shield serves approximately 1.5 million residential customers across all 50 states and the District of Columbia through a network of approximately 11,000 pre-screened independent home service contractor firms. Our Franchise Services Group serves both residential and commercial customers across all 50 states and the District of Columbia through approximately 4,300 franchise agreements and approximately

65 company-owned locations. We believe our significant size and scale provide a competitive advantage in our purchasing power, route density, and marketing and operating efficiencies compared to smaller local and regional competitors. Our scale also facilitates the standardization of processes, shared learning and talent development across our entire organization.

        We believe our businesses are strategically positioned to benefit from a number of favorable demographic and secular trends. These trends include growth in population, household formation and new and existing home sales. In addition, we believe there is increasing demand for outsourced services, fueled by a trend toward "do-it-for-me" as a result of an aging population and shifts in household structure and behaviors, such as dual-income families and consumers with "on-the-go" lifestyles.

        The outsourced market for residential and commercial termite and pest control services in the United States was approximately $7 billion in 2013 according to Specialty Products Consultants, LLC. We estimate that there are approximately 20,000 U.S. termite and pest control companies, nearly all of which have fewer than 100 employees. We believe this represents an opportunity for large, scaled players, such as Terminix, to act as consolidators in the industry. We believe our Terminix business stands to benefit from a number of positive industry drivers, including increasing government and consumer focus on health and safety in both the home and the workplace.

        We estimate that the U.S. home warranty market had total revenue of approximately $2 billion in 2014. The home warranty market is characterized by low household penetration, which we estimate to be approximately 3-4%. We believe there is an opportunity for a reliable, scaled service provider with a national, pre-screened contractor network, such as American Home Shield, to increase market share and household penetration. Additionally, we believe that increasingly complex household systems and appliances may further highlight the value proposition of professional repair services, and accordingly, the coverage offered by a home warranty.

        We believe that the businesses in our Franchise Services Group hold leading market positions in large and fragmented markets and that our scale and national presence create competitive advantages for us and our franchisees in these markets.

Our Reportable Segments

        Our operations are organized into three reportable segments: Terminix, American Home Shield and the Franchise Services Group (which includes ServiceMaster Restore, ServiceMaster Clean, Merry Maids, Furniture Medic and AmeriSpec). The following charts show the percentage of our consolidated revenue and Adjusted EBITDA for each of our reportable segments for the year ended December 31, 2014:

Revenue	Adjusted EBITDA

Note:    Percentages exclude Corporate.

Terminix Segment Overview

        Terminix is the leading provider of termite and pest control services in the United States, with a market share of approximately 21% for 2014, as measured by customer-level revenue. In addition, Terminix is the most recognized brand in the industry with approximately 1.5x the unaided brand awareness of our next-largest competitor, based on a study by Decision Analyst, Inc. periodically commissioned by us as part of our ongoing marketing efforts. Terminix specializes in protection against termite damage, rodents, insects and other pests, including cockroaches, spiders, wood-destroying ants, ticks, fleas and bed bugs. Our services include termite remediation, annual termite inspection and prevention treatments with damage claim guarantees, periodic pest control services and insulation services. Our recent new product introductions include mosquito control, crawlspace encapsulation and wildlife exclusion.

        For the year ended December 31, 2014 and the three months ended March 31, 2015, 55% of our Terminix revenue was generated from pest control services, which includes mosquito control, and 40% and 42%, respectively, was generated from termite and other services, which includes crawlspace encapsulation, wildlife exclusion and insulation services, with the remaining 5% and 3%, respectively, from distribution of pest control products. A significant portion of our Terminix revenue base is recurring, with 72% of 2014 revenue derived from services delivered through annual contracts. Additionally, as of December 31, 2014 and March 31, 2015, our customer retention rate for termite and other services was 85%, and the pest control retention rate was 79%.

        We believe that the strength of the Terminix brand, along with our history of providing a high level of consistent service, allows us to enjoy a competitive advantage in attracting, retaining and growing our customer base. We believe our investments in systems and processes, such as routing and scheduling optimization, robust reporting capabilities and mobile customer management solutions, enable us to deliver a higher level of customer service when compared to smaller regional and local competitors.

        Our focus on attracting and retaining customers begins with our associates in the field, who interact with our customers every day. Our associates bring a strong level of passion and commitment to the Terminix brand, as evidenced by the 11-year and 7-year average tenure of our branch managers and technicians, respectively. Our field organization is supported by dedicated customer service and call center personnel. Our culture of continuous improvement drives an intense focus on the quality of the services delivered, which we believe produces high levels of customer satisfaction and, ultimately, customer retention and referrals.

        The Terminix national branch structure includes approximately 285 company-owned locations and approximately 25 franchise agreements, which serve approximately 2.7 million customers in 47 states and the District of Columbia. In 2014 and the three months ended March 31, 2015, substantially all of Terminix revenue was generated in the United States, with approximately 2% derived from international markets through subsidiaries, a joint venture and licensing arrangements. Franchise fees from Terminix franchisees represented less than 1% of Terminix revenue in 2014 and the three months ended March 31, 2015.

        For the year ended December 31, 2014 and the three months ended March 31, 2015, Terminix recorded revenue of $1,370 million and $336 million, respectively, and Adjusted EBITDA of $309 million and $89 million, respectively.

Terminix Competitive Strengths

  •
  #1 market position and #1 recognized brand in U.S. termite and pest control services

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  Track record of high customer retention rates

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  Passionate and committed associates focused on delivering superior customer service

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  Expansive scale and deep market presence across a national footprint

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  Effective multi-channel customer acquisition strategy

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  History of innovation leadership and introducing new products and services

American Home Shield Segment Overview

        American Home Shield founded the home warranty industry in 1971 and remains the leading provider of home warranty plans for household systems and appliances in the United States, with approximately 42% market share, as measured by revenue. We estimate American Home Shield to be approximately four to five times larger than its nearest competitors, as measured by revenue. We believe that, as the market leader, American Home Shield can drive increasing use of home warranties given the low industry household penetration of approximately 3-4%.

        American Home Shield provides home warranty plans that cover the repair or replacement of up to 21 major household systems and appliances, including electrical, plumbing, central heating and air conditioning (HVAC) systems, water heaters, refrigerators, dishwashers and ovens/cook tops. Our warranty plans are generally structured as one-year contracts with annual renewal options and, as a result, a significant portion of our revenue base in this segment is recurring. As of December 31, 2014 and March 31, 2015, our retention rate was 75%. For the year ended December 31, 2014 and the three months ended March 31, 2015, 66% of our American Home Shield revenue was derived from existing contract renewals, while 20% and 14% were derived from sales made in conjunction with existing home resale transactions and direct-to-consumer sales, respectively.

        We believe that we have one of the largest contractor networks in the United States, comprised of approximately 11,000 independent home service contractor firms. We carefully screen our contractors and closely monitor their performance based on a number of criteria, including through feedback from customer satisfaction surveys. On an annual basis, our contractors respond to nearly three million service requests from approximately 1.5 million customers across all 50 states and the District of Columbia. Additionally, American Home Shield operates and takes service calls 24 hours a day, seven days a week. Furthermore, as a result of our large contractor network and sophisticated IT systems, approximately 90% of the time we successfully assign contractors to a job within 15 minutes or less.

        For the year ended December 31, 2014 and the three months ended March 31, 2015, American Home Shield recorded revenue of $828 million and $175 million, respectively, and Adjusted EBITDA of $179 million and $29 million, respectively.

American Home Shield Competitive Strengths

  •
  #1 market position in the industry with 42% market share, estimated to be four to five times the size of the next largest competitors

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  Track record of high customer retention rates

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  Large and pre-qualified national contractor network

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  Strong partnerships with leading national residential real estate firms

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  Core competency around direct-to-consumer marketing and lead generation

Franchise Services Group Segment Overview

        ServiceMaster's Franchise Services Group consists of the ServiceMaster Restore (disaster restoration), ServiceMaster Clean (janitorial), Merry Maids (residential cleaning), Furniture Medic (furniture repair) and AmeriSpec (home inspection) businesses. Our businesses in this segment operate principally through franchisees. In 2014, we began converting company-owned Merry Maids locations to franchises. Approximately half of our revenue in this segment consists of ongoing monthly royalty fees based upon a percentage of our franchisees' customer-level revenue. We believe that each business holds a leading market position in its respective category and that our scale and national presence create competitive advantages for us in attracting and retaining franchisees. We are able to invest in best-in-class systems, training and process development, provide multiple levels of marketing support and direct new business leads to our franchisees through our relationships with major insurance carriers and national account customers. The depth of our franchisee support is evidenced by the long average tenure of our franchisees, many of whom have partnered with ServiceMaster for over 25 years.

        For the year ended December 31, 2014 and the three months ended March 31, 2015, the Franchise Services Group recorded revenue of $253 million and $59 million, respectively, and Adjusted EBITDA of $78 million and $19 million, respectively.

Franchise Services Group Competitive Strengths

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  Strong and trusted brands with leading market positions in their respective categories

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  Attractive value proposition to franchisees

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  Exceptional focus on customer service evidenced by strong net promoter scores, or "NPS"

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  Infrastructure and scale supporting our ability to service national accounts

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  National network and 24/7/365 service availability supports mission-critical nature of the ServiceMaster Restore business

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  Long-standing and strong relationships with the majority of the top 20 insurance carriers

Our Market Opportunity

Overview of Termite and Pest Control Industry

        The outsourced market for residential and commercial termite and pest control services in the United States was approximately $7 billion in 2013, according to Specialty Products Consultants, LLC. We estimate that there are approximately 20,000 U.S. termite and pest control companies, nearly all of which have fewer than 100 employees.

        Termites are responsible for an estimated $5 billion in home damage in the United States annually, according to the National Pest Management Association's 2012 survey. The termite control industry provides treatment and inspection services to residential and commercial property owners for the remediation and prevention of termite infestations. We believe homeowners value quality and reliability over price in choosing professional termite control services, as the cost of most professional treatments is well below the potential cost of inaction or ineffective treatment. As a result, we believe the demand for termite remediation services is relatively insulated from changes in consumer spending. In addition to remediation services, the termite control industry offers periodic termite inspections and preventative treatments to residential and commercial property owners in areas with high termite activity, typically through annual contracts. These annual contracts may carry guarantees that protect the property owner against the cost of structural damage caused by a termite infestation. Termites can cause significant damage to a structure before becoming visible to the untrained eye, highlighting the value proposition of professional preventative termite services. As a result, the termite control industry experiences high renewal rates on annual preventative inspection and treatment contracts, and revenues from such contracts are generally stable and recurring.

        Pest infestations may damage a home or business while also carrying the risk of the spread of diseases. Moreover, for many commercial facilities, pest control is essential to regular operations and regulatory compliance (e.g., hotels, restaurants and healthcare facilities). As a result of these dynamics, the pest control industry experiences high rates of renewal for its pest inspection and treatment contracts. Pest control services are often delivered on a contracted basis through regularly scheduled service visits, which include an inspection of premises and application of pest control materials. According to the National Pest Management Association's 2014 survey, approximately 35% of U.S. households currently use a professional pest exterminator.

        Both termite and pest activity are affected by weather. Termite activity peaks during the springtime "swarm," the timing and intensity of which varies based on weather. Similarly, pest activity tends to accelerate in the spring months when warmer temperatures arrive in many U.S. regions. However, the high proportion of termite and pest control services which are contracted and recurring, as well as the high renewal rates for those services, limit the effect of weather anomalies on the termite and pest control industry in any given year.

Overview of Home Warranty Industry

        We estimate that the U.S. home warranty market had total revenue of approximately $2 billion in 2014. The home warranty market is characterized by low household penetration, which we estimate to be approximately 3-4%. The home warranty industry offers plans that protect a homeowner against costly repairs or replacement of household systems and appliances. Typically having a one-year term, coverage varies based on a menu of plan options. The most commonly covered items include electrical, plumbing, central heating and air conditioning (HVAC) systems, water heaters, refrigerators, dishwashers and ovens/cook tops. The home warranty industry is characterized by a high level of customer interaction and service requirements. This combination of a high-touch/high-service business model and the peace of mind it delivers to the customer has led to high renewal rates in the home warranty industry.

        As consumer demand shifts towards more outsourced services, we believe that there is an opportunity for American Home Shield, a reliable, scaled service provider with a national, pre-screened contractor network, to increase market share and household penetration. Additionally, we believe that increasingly complex household systems and appliances may further highlight the value proposition of professional repair services and, accordingly, the coverage offered by a home warranty.

        One of the drivers of sales of new home warranties is the number of existing homes sold in the United States, since a home warranty is often recommended by a real estate sales professional or offered by the seller of a home in conjunction with a real estate resale transaction. According to the National Association of Realtors, existing home resales, as measured in units, increased by approximately 9% in 2013. Approximately 20% of the revenue of American Home Shield for the year ended December 31, 2014 and the three months ended March 31, 2015 was tied directly to existing home resale transactions.

Overview of Key Franchise Services Group Industries

        Disaster Restoration (ServiceMaster Restore).    We estimate that the U.S. disaster restoration market is approximately $39 billion, approximately two-thirds of which is related to residential customers and the remainder related to commercial customers. Most emergency response work results from emergency situations for residential and commercial customers, such as fires and flooding. Extreme weather events and natural disasters also provide demand for emergency response work. Critical factors in the selection of an emergency response firm are the firm's reputation, relationships with insurers, available resources, proper insurance and credentials, quality of service, timeliness and responsiveness. This market is highly fragmented, with two large players, including ServiceMaster Restore, and we believe there are opportunities for growth for scaled service providers.

        Janitorial (ServiceMaster Clean).    We estimate that the U.S. janitorial services market was approximately $50 billion in 2013. The market is highly fragmented with more than 800,000 companies competing in the janitorial space, a significant majority of which have five or fewer employees.

        Residential Cleaning (Merry Maids).    We estimate that the U.S. residential professional cleaning services market was approximately $3.7 billion in 2013. Competition in this market comes mainly from local, independently owned firms, and from a few national companies.

Our Competitive Strengths

        #1 Market Positions in Large, Fragmented and Growing Markets.    We are the leading provider of essential residential and commercial services in the majority of markets in which we operate. Our markets are generally large, growing and highly fragmented, and we believe we have significant advantages over smaller local and regional competitors. We have spent decades developing a reputation built on reliability and superior quality and service. As a result, we enjoy high unaided brand awareness and a reputation for high-quality customer service, which serve as key drivers of our customer acquisition efforts. Our nationwide presence also allows our brands to effectively serve both local residential customers and large national commercial accounts and to capitalize on lead generation sources that include large real estate agencies, financial institutions and insurance carriers. We believe our significant size and scale also provide a competitive advantage in our purchasing power, route density, and marketing and operating efficiencies compared to smaller local and regional competitors. Our scale also facilitates the standardization of processes, shared learning and talent development across our entire organization.

        Diverse Revenue Streams Across Customers and Geographies.    ServiceMaster is diversified in terms of customers and geographies. We operate in all 50 states and the District of Columbia. Our Terminix business, which accounted for 56% and 59% of our revenue in 2014 and the three months ended March 31, 2015, respectively, served approximately 2.7 million customers. American Home Shield, which accounted for 34% and 31% of our revenue in 2014 and the three months ended March 31, 2015, respectively, responded to nearly three million service requests from approximately 1.5 million customers. Our diverse customer base and geographies help to mitigate the effect of adverse market conditions and other risks in any particular geography or customer segment we serve. We therefore believe that the size and scale of our company provide us with added protection from risk relative to our smaller local and regional competitors.

        High-Value Service Offerings Resulting in High Retention and Recurring Revenues.    We believe our high annual customer retention demonstrates the highly valued nature of the services we offer and the high level of execution and customer service that we provide. As of December 31, 2014 and March 31, 2015, in our Terminix segment, our customer retention rate for termite and other services was 85% and our pest control customer retention rate was 79%, and in our American Home Shield segment, our customer retention rate was 75%. Many of our technicians have built long-standing, personal relationships with their customers. We believe these personal bonds, often forged over decades, help to drive customer loyalty and retention. As a result of our strong retention rates and long-standing customer relationships, we enjoy significant visibility and stability in our business, and these factors limit the effect of adverse economic cycles on our revenue base. We experienced these advantages during the most recent downturn, when we were able to grow revenue in each year from 2008 to 2014.

        Multi-Channel Marketing Approach Supported by Sophisticated Customer Analytic Modeling Capabilities.    Our multi-channel marketing approach focuses on building the value of our brands and generating revenue by understanding the decisions customers make at each stage in the purchase of residential and commercial services. The effectiveness of our marketing efforts is demonstrated by an increase in lead generation and online sales, as well as an improvement in close rates over the last few years. For example, in our direct-to-consumer channel at American Home Shield, new home warranty lead generation, marketing yield and close rates have benefited from increased spending on marketing as well as improved digital marketing. We have also been deploying increasingly sophisticated customer analytics models that allow us to more effectively segment our prospective customers and tailor campaigns towards them. In addition, we are seeing success with newer ways of reaching and marketing to consumers via content marketing, promotions and social media channels.

        Operational and Customer Service Excellence Driven by Superior People Development.    We are constantly focused on improving customer service. The customer experience is at the foundation of our business model, and we believe that each employee is an extension of ServiceMaster's reputation. We employ rigorous hiring and training practices and continuously analyze our operating metrics to identify potential improvements in service and productivity. Technicians in our Terminix branches exhibit low levels of turnover, with an average tenure of seven years, creating continuity in customer relationships and ensuring the development of best practices based on on-the-ground experience. We also provide our field personnel with access to sophisticated data management and mobility tools which enable them to drive efficiencies, improve customer service and ultimately grow our customer base and profitability.

  Resilient Financial Model with Track Record of Consistent Performance.

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  Solid revenue and Adjusted EBITDA growth through business cycles.  Our consolidated revenue and Adjusted EBITDA compound annual growth rates from 2009 through 2014 were 5% and 10%, respectively. We believe that our strong performance through the recent economic and housing downturns is attributable to the essential nature of our services, our strong value proposition and our management's focus on driving results.

  •
  Solid margins with attractive operating leverage and productivity improvement initiatives.  Our business model enjoys inherent operating leverage stemming from route density and fixed investments in infrastructure and technology, among other factors. We have demonstrated our ability to expand our margins through a variety of initiatives, including metric-driven continuous improvement in our customer call centers, application of consistent process guidelines at the branch level, leveraging size and scale to improve the sourcing of labor and materials, and driving productivity in centralized services. We have also deployed mobility solutions and routing and scheduling systems across many of our businesses in order to enhance overall efficiency and reduce operating costs.

        Capital-Light Business Model.    Our business model is characterized by strong Adjusted EBITDA margins, negative working capital and limited capital expenditure requirements. For the three months ended March 31, 2015 and in 2014, 2013 and 2012, our net cash provided from operating activities from continuing operations was $60 million, $253 million, $208 million and $104 million, respectively, and our property additions were $8 million, $35 million, $39 million and $44 million, respectively. Pre-Tax Unlevered Free Cash Flow was $146 million, $525 million, $428 million and $364 million for the three months ended March 31, 2015 and in 2014, 2013 and 2012, respectively. We intend to utilize a meaningful portion of our future cash flow to repay debt. For a reconciliation of Pre-Tax Unlevered Free Cash Flow to net cash provided from operating activities from continuing operations, which we consider to be the most directly comparable financial measure presented in accordance with accounting principles generally accepted in the United States, or "GAAP," see "—Summary Historical Consolidated Financial and Other Operating Data."

        Experienced Management Team.    We have assembled a management team of highly experienced leaders with significant industry expertise. Our senior leaders have track records of producing profitable growth in a wide variety of industries and economic conditions. We also believe that we have a deep bench of talent across each of our business units, including long-tenured individuals with significant expertise and knowledge of the businesses they operate. Our management team is highly focused on execution and driving growth and profitability across our company. Our compensation structure, including incentive compensation, is tied to key performance metrics and is designed to incentivize senior management to seek the long-term success of our business.

Our Strategy

        Grow Our Customer Base.    We are focused on the growth of our businesses through the introduction and delivery of high-value services to new and existing customers. We drive growth in recurring and new sales via three primary channels:

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  Direct-to-consumer through our company-owned branches;

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  Indirectly through partnerships with high-quality contractors in our home warranty business; and

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  Through trusted service providers who are franchisees.

        To accelerate new customer growth, we make strategic investments in sales, marketing and advertising to drive new business leads, brand awareness and market penetration. In addition, we are executing multiple initiatives to improve customer satisfaction and service delivery, which we believe will lead to improved retention and growth in our customer base across our business segments.

        Develop and Expand New Service Offerings.    We intend to continue to leverage our existing sales channels and local coverage to deliver additional value-added services to our customers. Our product development teams draw upon the experience of our technicians in the field, combined with in-house scientific expertise, to create innovative customer solutions for both our existing customer base and identified service/category adjacencies. We have a strong history of new product introductions, such as Terminix's crawlspace encapsulation, mosquito control and wildlife exclusion services, that we believe will appeal to new potential customers as well as our existing customer base. As of March 31, 2015, mosquito, wildlife exclusion and crawl space encapsulation are being offered in substantially all U.S. geographic markets where we believe substantial market opportunity exists. We are now focusing our efforts on increasing our market share in these product lines.

        Expand Our Geographic Markets.    Through detailed assessments of local economic conditions and demographics, we have identified target markets for expansion, both in existing markets, where we have capacity to increase our local market position, and in new markets, where we see opportunities. In addition to geographic expansion opportunities within the United States, we intend to grow our international presence through strategic franchise expansions and additional licensing agreements.

        Grow Our Commercial Business.    Our revenue from commercial customers comprised approximately 13% of our 2014 revenue. We believe we are well positioned to leverage our national coverage, brand strength and broad service offerings to target large multi-regional accounts. We believe these capabilities provide us with a meaningful competitive advantage, especially compared to smaller local and regional competitors. We recognize that many of these large accounts seek to outsource or reduce the number of vendors used for certain services, and, accordingly, we have reenergized our marketing approach in this channel. At Terminix, for example, we have hired a dedicated sales team to focus on the development of commercial sales. Our commercial expansion strategy targets industries with a demonstrated need for our services, including healthcare, manufacturing, warehouses, hotels and commercial real estate.

        Enhance Our Profitability.    We have and will continue to invest in initiatives designed to improve our margins and drive profitable growth. We have been able to increase productivity across our segments through actions such as continuous process improvement, targeted systems investments, sales force initiatives and technician mobility tools. We are also focusing on strategically leveraging the $1.4 billion that we have spent annually with our vendors to capitalize on purchasing power and achieve more favorable pricing and terms. In addition, we have rolled out tools and processes to centralize and systematize pricing decisions. These tools and processes enable us to optimize pricing at the geographic market and product level while creating a flexible and scalable pricing architecture that can grow with the business. We intend to leverage these investments as well as identify further opportunities to enhance profitability across our businesses.

        Pursue Selective Acquisitions.    Since 2008, we have completed over 200 acquisitions. We anticipate that the highly fragmented nature of our markets will continue to create opportunities for further consolidation. As we have in the past, we will continue to take advantage of tuck-in as well as strategic acquisition opportunities, particularly in underserved markets where we can enhance and expand our service capabilities. We seek to use acquisitions to cost-effectively grow our customer count and enter high-growth geographies. We may also pursue acquisitions as vehicles for strategic international expansion.

TruGreen Spin-Off

        On January 14, 2014, we completed a separation transaction, or the "TruGreen Spin-off," resulting in the spin-off of the assets and certain liabilities of the business that comprises the lawn, tree and shrub care services previously conducted by ServiceMaster primarily under the TruGreen brand name, or collectively, the "TruGreen Business," through a tax-free, pro rata dividend to our stockholders. As a result of the completion of the TruGreen Spin-off, TruGreen Holding Corporation, or "New TruGreen," operates the TruGreen Business as a private independent company. The TruGreen Business experienced a significant downturn prior to the TruGreen Spin-off. From 2011 to 2013, the TruGreen Business lost 400,000 customers, or 19% of its customer base. The TruGreen Business's operating margins also eroded during this time frame due to production inefficiencies, higher chemical costs and inflationary pressures, compounded by lower fixed cost leverage as falling customer counts drove revenue down. The TruGreen Business experienced revenue and Adjusted EBITDA declines of 18.6% and 87.6%, respectively, from 2011 to 2013. In light of these developments, we made the decision to effect the TruGreen Spin-off, which enabled our management team to increase its focus on the Terminix, American Home Shield and Franchise Services Group segments, while providing New TruGreen, as an independently operated, private company, the time and focus required to execute a turnaround. In addition, the TruGreen Spin-off was effected to enhance our ability to complete an initial public offering of our common stock and use the net proceeds primarily to reduce our indebtedness. The historical results of the TruGreen Business, including its results of operations, cash flows and related assets and liabilities, are reported in discontinued operations for all periods presented in this prospectus and the documents incorporated by reference in this prospectus.

        We have historically incurred the cost of certain corporate-level activities which we performed on behalf of the TruGreen Business, including communications, public relations, finance and accounting, tax, treasury, internal audit, human resources operations and benefits, risk management and insurance, supply management, real estate management, marketing, facilities, information technology and other support services. Beginning with the TruGreen Spin-off, where it was practicable, employees who historically provided such services to the TruGreen Business were separated from us and transferred to New TruGreen as of the date of the TruGreen Spin-off. For certain support services for which it was not practicable to separate employees and transfer them to New TruGreen beginning with the TruGreen Spin-off, a transition services agreement was entered into pursuant to which SvM and its subsidiaries provide specified services to New TruGreen while an orderly transition of employees and other support arrangements from SvM to New TruGreen is executed. The charges for the transition services are designed to allow us to fully recover the direct costs of providing the services, plus specified margins and any out-of-pocket costs and expenses. The services provided under the transition services agreement will terminate at various specified times, and in no event later than January 14, 2016 (except for certain information technology services, which we expect to provide to New TruGreen beyond the two-year period). New TruGreen may terminate the transition services agreement (or certain services under the transition services agreement) for convenience upon 90 days written notice, in which case New TruGreen will be required to reimburse us for early termination costs.

        As a result of the transfer of employees to New TruGreen, in combination with the fees we received under the transition services agreement, we achieved an approximately $25 million reduction in annual costs in 2014. We do not expect an incremental change in our annual costs in 2015 related to fees under the transition services agreement or the transfer of employees to New TruGreen.

Initial Public Offering

        On June 25, 2014, our registration statement on Form S-1 for our initial public offering was declared effective by the U.S. Securities and Exchange Commission, or "SEC." On July 1, 2014, we completed the offering of 41,285,000 shares of our common stock at a price of $17.00 per share.

Secondary Public Offering

        On February 4, 2015, our registration statement on Form S-1 was declared effective by the SEC for a secondary offering of our common stock. We registered on behalf of certain stockholders the offering and sale of 25,000,000 shares of common stock and an additional 3,750,000 shares of common stock sold to the underwriters pursuant to an option to purchase additional shares. On February 10,

2015, the selling stockholders completed the offering of 25,000,000 shares of common stock at a price of $29.50 per share. On February 13, 2015, the selling stockholders completed the offering of an additional 3,750,000 shares of common stock at a price of $29.50 per share pursuant to the underwriters' option to purchase additional shares. We did not receive any of the proceeds from the aggregate 28,750,000 shares of common stock sold by the selling stockholders.

Refinancing of Indebtedness

        On July 1, 2014, in connection with our initial public offering, SvM terminated its existing credit agreements governing its then-existing term loan facility, the pre-funded letter of credit facility, together, the "Old Term Facilities" and the then-existing revolving credit facility, together with the Old Term Facilities, the "Old Credit Facilities," and entered into a new credit agreement with respect to a new $1,825 million term loan facility maturing July 1, 2021, or the "Term Loan Facility," and a new $300 million revolving credit facility maturing July 1, 2019, or the "Revolving Credit Facility," and, together with the Term Loan Facility, the "Credit Facilities." Borrowings under the Term Loan Facility, together with $243 million of available cash and $120 million of net proceeds of the initial public offering, were used to repay in full the $2,187 million outstanding under the Old Term Facilities. In addition, $42 million of available cash was used to pay debt issuance costs of $24 million and to pay original issue discount of $18 million in connection with the Term Loan Facility.

        On July 16, 2014, SvM used proceeds from our initial public offering to redeem $210 million of its outstanding 8% senior notes due 2020, or the "8% 2020 Notes," and $263 million of its outstanding 7% senior notes due 2020, or the "7% 2020 Notes," and, together with the 8% 2020 Notes, the "2020 Notes." In connection with the partial redemption of the 8% 2020 Notes and the 7% 2020 Notes, SvM was required to pay a pre-payment premium of $17 million and $18 million, respectively, and accrued interest of $7 million and $8 million, respectively.

        In connection with the partial redemption of the 8% 2020 Notes and 7% 2020 Notes and the repayment of the Old Term Facilities, we recorded a loss on extinguishment of debt of $65 million in the year ended December 31, 2014, which included the pre-payment premiums on the 8% 2020 Notes and 7% 2020 Notes of $17 million and $18 million, respectively, and the write-off of $30 million of debt issuance costs.

        On February 17, 2015, SvM redeemed $190 million in aggregate principal amount of the 8% 2020 Notes at a redemption price of 106.0% of the principal amount thereof using available cash. In connection with the partial redemption, we recorded a loss on extinguishment of debt of $13 million in the first quarter of 2015, which includes a pre-payment premium of $11 million and the write-off of $2 million of debt issuance costs.

        On April 1, 2015, SvM entered into a first amendment, or the "First Term Loan Amendment," which amends the Credit Agreement governing SvM's $1,825 million term loan facility maturing July 1, 2021, or the "Term Loan Facility," and $300 million revolving credit facility maturing July 1, 2019, or the "Revolving Credit Facility" (together with the Term Loan Facility, the "Credit Facilities"). The First Term Loan Amendment provides for incremental term loans, or the "Incremental Term Loans," under the Term Loan Facility in an aggregate principal amount of $175 million. On April 1, 2015, SvM used the net proceeds from the Incremental Term Loans, together with cash on hand, to redeem the remaining outstanding $200 million in aggregate principal amount of its 8% 2020 Notes at a redemption price of 106.0% of the principal amount. In connection with the redemption, we expect to record a loss on extinguishment of debt of approximately $14 million in the second quarter of 2015, which includes a pre-payment premium of $12 million and the write-off of approximately $2 million of debt issuance costs.

Equity Sponsors and Organizational Structure

        In July 2007, SvM was acquired pursuant to a merger transaction, or the "2007 Merger," and, immediately following the completion of the 2007 Merger, all of our outstanding common stock was owned by investment funds managed by, or affiliated with, Clayton, Dubilier & Rice, LLC ("CD&R"), or the "CD&R Funds," Citigroup Private Equity LP, or "Citigroup," BAS Capital Funding Corporation, or "BAS," and JPMorgan Chase Funding Inc., or "JPMorgan." On September 30, 2010, Citigroup transferred the management responsibility for certain investment funds that owned shares of our common stock to StepStone Group LP, or "StepStone," and the investment funds managed by StepStone, the "StepStone Funds." As of December 22, 2011, we purchased from BAS 5 million shares of our common stock. On March 30, 2012, an affiliate of BAS sold 5 million shares of our common stock to Ridgemont Partners Secondary Fund I, L.P, or "Ridgemont." On July 24, 2012, BACSVM-A L.P., an affiliate of BAS, distributed 1,666,666 million shares of our common stock to Charlotte Investor IV, L.P., its sole limited partner, (together with the CD&R Funds, the StepStone Funds, JPMorgan and Citigroup Capital Partners II Employee Master Fund, L.P., an affiliate of Citigroup, the "Equity Sponsors").

        The CD&R Funds, the StepStone Funds, JPMorgan and Ridgemont will be the selling stockholders in this offering. The CD&R Funds, StepStone Funds, JPMorgan and Ridgemont currently hold approximately 29.7%, 6.5%, 3.3% and 2.5%, respectively, of our outstanding common stock. See "Principal and Selling Stockholders."

        CD&R is a private equity firm composed of a combination of financial and operating executives pursuing an investment strategy predicated on building stronger, more profitable businesses. Since its founding in 1978, CD&R has managed the investment of more than $21 billion in 63 businesses with an aggregate transaction value of more than $100 billion. CD&R has a disciplined and clearly defined investment strategy with a special focus on multi-location services and distribution businesses.

        StepStone Group LP is a global private markets firm overseeing more than $60 billion of private capital allocations, including approximately $11 billion of assets under management. StepStone creates customized portfolios for investors using a highly disciplined research-focused approach that integrates fund, secondary, mezzanine and co-investments.

        The following chart illustrates our ownership and organizational structure, after giving effect to this offering, assuming the underwriters do not exercise their option to purchase additional shares:

(1)
Guarantor of the Credit Facilities.

(2)
Borrower under the Credit Facilities and issuer of the 7% 2020 Notes and approximately $357 million aggregate principal amount of senior unsecured notes issued prior to the 2007 Merger, consisting of approximately $195 million in aggregate principal amount of 7.45% notes due 2027, $79 million in aggregate principal amount of 7.10% notes due 2018 and $83 million in aggregate principal amount of 7.25% notes due 2038, such senior unsecured notes issued prior to the 2007 Merger, collectively, the "Continuing Notes."

(3)
SvM's subsidiary The Terminix International Company Limited Partnership is a co-borrower under the Revolving Credit Facility. Certain direct and indirect domestic subsidiaries of SvM guarantee the Credit Facilities and the 7% 2020 Notes.

Market and Industry Data

        This prospectus and the documents incorporated by reference in this prospectus include estimates regarding market and industry data and forecasts, which are based on publicly available information, industry publications and surveys, reports from government agencies, reports by market research firms and our own estimates based on our management's knowledge of, and experience in, the residential and commercial services industry and market segments in which we compete. Third-party industry publications and forecasts generally state that the information contained therein has been obtained from sources generally believed to be reliable. Our estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the captions "Risk Factors" and "Forward-Looking Statements" included elsewhere in this prospectus and "Management's

Discussion and Analysis of Financial Condition and Results of Operations" included in our Annual Report on Form 10-K for the year ended December 31, 2014, or our "2014 Form 10-K," and in our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2015, or our "Q1 2015 Form 10-Q," which are incorporated by reference in this prospectus.

Service Marks, Trademarks and Trade Names

        We hold or have rights to use various service marks, trademarks and trade names we use in the operation of our businesses, such as ServiceMaster, Terminix, American Home Shield, ServiceMaster Restore, ServiceMaster Clean, Merry Maids, Furniture Medic and AmeriSpec, that we deem particularly important to each of our businesses. As of December 31, 2014, we owned marks that were protected by registration (either by direct registration or by treaty) in the United States and approximately 95 other countries. Solely for convenience, the service marks, trademarks and trade names referred to in this Registration Statement are listed without the ® and ™ symbols, but such references are not intended to indicate in any way that we will not assert, to the fullest extent under applicable law, our rights to same.

* * * * *

        Our corporate headquarters are located at 860 Ridge Lake Boulevard, Memphis, Tennessee, 38120. Our telephone number is (901) 597-1400.

 THE OFFERING

Common stock offered by the selling stockholders	20,000,000 shares
Option to purchase additional shares of common stock

The underwriters have a 30-day option to purchase up to an additional 3,000,000 shares of common stock from the selling stockholders at the public offering price, less underwriting discounts and commissions.

Common stock to be outstanding after this offering	135,045,228 shares
Use of proceeds

We will not receive any proceeds from the sale of our common stock by the selling stockholders. The selling stockholders will receive all of the net proceeds and bear all commissions and discounts, if any, from the sale of our common stock pursuant to this prospectus.

See "Use of Proceeds" and "Principal and Selling Stockholders."
Dividend policy	We do not currently anticipate paying dividends on our common stock for the foreseeable future. See "Dividend Policy."
NYSE trading symbol	"SERV"
Conflicts of interest

JPMorgan, an affiliate of J.P. Morgan Securities LLC, is one of the selling stockholders in this offering and will receive more than 5% of the net proceeds of this offering. As a result, J.P. Morgan Securities LLC is deemed to have a "conflict of interest" with us within the meaning of Rule 5121 of Financial Industry Regulatory Authority, or "Rule 5121." Accordingly, this offering is being made in compliance with the requirements of Rule 5121. Because the common stock to be offered has a bona fide public market, pursuant to Rule 5121, the appointment of a qualified independent underwriter is not necessary. See "Underwriting (Conflicts of Interest)."

Risk factors	See "Risk Factors" for a discussion of factors that you should consider carefully before deciding to invest in shares of our common stock.

        The number of shares of our common stock to be outstanding immediately following this offering is based on the number of our shares of common stock outstanding as of May 20, 2015, and excludes:

  •
  3,994,243 shares of common stock issuable upon exercise of options to purchase shares outstanding as of May 20, 2015 at a weighted average exercise price of $14.04 per share;

  •
  679,318 shares of common stock issuable pursuant to restricted stock units or "RSUs" as of May 20, 2015; and

  •
  7,369,541 shares of common stock reserved for future issuance following this offering under our equity plans.

 SUMMARY HISTORICAL
CONSOLIDATED FINANCIAL AND OTHER OPERATING DATA

        The following tables set forth summary historical consolidated financial and other operating data as of the dates and for the periods indicated. The summary historical consolidated financial and other operating data as of March 31, 2015 and for the three months ended March 31, 2015 and March 31, 2014 have been derived from our unaudited condensed consolidated financial statements and related notes included in our Q1 2015 Form 10-Q, which is incorporated by reference in this prospectus. The summary historical consolidated financial and other operating data as of December 31, 2014 and 2013 and for each of the three years in the period ended December 31, 2014 have been derived from our audited consolidated financial statements and related notes included in our 2014 Form 10-K, which is incorporated by reference in this prospectus. The summary historical consolidated balance sheet data as of December 31, 2012 has been derived from our consolidated financial statements and related notes not included in this prospectus or the documents incorporated by reference in this prospectus. The summary historical consolidated financial and other operating data are qualified in their entirety by, and should be read in conjunction with, our audited consolidated financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Selected Financial Data" included in Items 6 and 7 of our 2014 Form 10-K, as well as our unaudited condensed consolidated financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in Items 1 and 2 of our Q1 2015 Form 10-Q, which are incorporated by reference in this prospectus.

	Three Months Ended March 31,		Year Ended December 31,
(In millions, except per share data)	2015	2014	2014	2013	2012
Operating Results:
Revenue	$571	$533	$2,457	$2,293	$2,214
Cost of services rendered and products sold	303	288	1,298	1,220	1,196
Selling and administrative expenses	151	151	668	691	678
Amortization expense	12	13	52	51	58
Impairment of software and other related costs(1)	—	48	47	—	—
Consulting agreement termination fees(2)	—	—	21	—	—
Restructuring charges(3)	2	5	11	6	15
Interest expense	46	61	219	247	245
Interest and net investment income	(1)	(6)	(7)	(8)	(7)
Loss on extinguishment of debt(4)	13	—	65	—	55

Income (Loss) from Continuing Operations before Income Taxes(1)(2)(3)(4)	45	(27)	84	86	(26)
Provision (benefit) for income taxes	17	(9)	40	43	(8)
Equity in losses of joint venture	—	—	—	(1)	—

Income (Loss) from Continuing Operations(1)(2)(3)(4)	28	(18)	43	42	(18)
Loss from discontinued operations, net of income taxes(5)	—	(95)	(100)	(549)	(696)

Net Income (Loss)(1)(2)(3)(4)(5)	$28	$(113)	$(57)	$(507)	$(714)

Weighted average shares outstanding:
Basic	134.4	91.7	112.8	91.6	91.9
Diluted	136.1	91.7	113.8	92.2	91.9
Basic and Diluted Earnings (Loss) Per Share—Continuing Operations	$0.21	$(0.20)	$0.38	$0.46	$(0.20)
Financial Position (as of period end):
Total assets	$4,949	n/a	$5,134	$5,905	$6,415
Cash and cash equivalents	248	n/a	389	484	418
Total long-term debt	2,865	n/a	3,056	3,906	3,924
Total shareholders' equity(1)(2)(3)(4)(5)	398	n/a	359	23	535

	Three Months Ended March 31,		Year Ended December 31,
(In millions, except per share data)	2015	2014	2014	2013	2012
Other Financial Data:
Capital expenditures	$8	$14	$35	$39	$44
Adjusted EBITDA(6)	133	115	557	450	413
Ratio of total debt to Adjusted EBITDA(6)	n/a	n/a	5.49	8.68	9.50
Ratio of Adjusted EBITDA to interest expense(6)	n/a	n/a	2.54	1.82	1.68
Pre-Tax Unlevered Free Cash Flow(7)	$146	$111	$525	$428	$364

(1)
We recorded an impairment charge of $48 million ($29 million, net of tax) and $47 million ($28 million, net of tax) in the three months ended March 31, 2014 and the year ended December 31, 2014, respectively, relating to our decision to abandon our efforts to deploy a new operating system at American Home Shield. For further details, see Note 2 to our unaudited condensed consolidated financial statements included in our Q1 2015 Form 10-Q and Note 2 to our audited consolidated financial statements included in our 2014 Form 10-K, which are incorporated by reference in this prospectus.

(2)
On July 1, 2014, in connection with the completion of our initial public offering, we paid the Equity Sponsors aggregate fees of $21 million in connection with the termination of our consulting agreements with them, which was recorded in the year ended December 31, 2014. For further details, see Note 10 to our audited consolidated financial statements included in our 2014 Form 10-K, which is incorporated by reference in this prospectus.

(3)
For further details, see Note 3 to our unaudited condensed consolidated financial statements included in our Q1 2015 Form 10-Q and Note 8 to our audited consolidated financial statements included in our 2014 Form 10-K, which are incorporated by reference in this prospectus.

(4)
A loss on extinguishment of debt of $13 million ($8 million, net of tax) and $65 million ($41 million, net of tax) was recorded in the three months ended March 31, 2015 and the year ended December 31, 2014, respectively, related to the partial redemption of the 2020 Notes. For further details, see Note 10 to our unaudited condensed consolidated financial statements included in our Q1 2015 Form 10-Q and Note 12 to our audited consolidated financial statements included in our 2014 Form 10-K, which are incorporated by reference in this prospectus. The 2012 results include a $55 million ($35 million, net of tax) loss on extinguishment of debt related to the redemption of the remaining $996 million aggregate principal amount of SvM's 10.75% senior notes maturing in 2015, or the "2015 Notes," and repayment of $276 million of outstanding borrowings under the Old Term Facilities.

(5)
On January 14, 2014, we completed the TruGreen Spin-off, resulting in the spin-off of the assets and certain liabilities of the TruGreen Business through a tax-free, pro rata dividend to our stockholders. As a result of the TruGreen Spin-off, we were required to perform an interim impairment analysis as of January 14, 2014 on the TruGreen trade name. This interim impairment analysis resulted in a pre-tax non-cash trade name impairment charge of $139 million ($84 million, net of tax) to reduce the carrying value of the TruGreen trade name to its estimated fair value.

In 2013 and 2012, we recorded pre-tax non-cash impairment charges of $673 million ($521 million, net of tax) and $909 million ($764 million, net of tax), respectively, associated with the goodwill and trade name at the TruGreen Business in (loss) income from discontinued operations, net of income taxes. For further details, see Note 7 to our audited consolidated financial statements included in our 2014 Form 10-K, which is incorporated by reference in this prospectus.

(6)
We use Adjusted EBITDA to facilitate operating performance comparisons from period to period. Adjusted EBITDA is a supplemental measure of our performance that is not required by, or presented in accordance with, GAAP. Adjusted EBITDA is not a measurement of our financial performance under GAAP and should not be considered as an alternative to net income or any other performance measures derived in accordance with GAAP or as an alternative to net cash provided by operating activities or any other measures of our cash flow or liquidity. "Adjusted EBITDA" means net income (loss) before: income (loss) from discontinued operations, net of income taxes; provision (benefit) for income taxes; gain (loss) on extinguishment of debt; interest expense; depreciation and amortization expense; non-cash impairment of software and other related costs; non-cash impairment of property and equipment; non-cash stock-based compensation expense; restructuring charges; management and consulting fees; consulting agreement termination fees and other non-operating expenses.

We believe Adjusted EBITDA facilitates company-to-company operating performance comparisons by excluding potential differences caused by variations in capital structures (affecting net interest income and expense), taxation and the age and book depreciation of facilities and equipment (affecting relative depreciation expense), which may vary for different companies for reasons unrelated to operating performance. In addition, we exclude residual value guarantee charges that do not result in additional cash payments to exit the facility at the end of the lease term.

Adjusted EBITDA is not necessarily comparable to other similarly titled financial measures of other companies due to the potential inconsistencies in the methods of calculation.

Adjusted EBITDA has limitations as an analytical tool, and should not be considered in isolation or as a substitute for analyzing our results as reported under GAAP. Some of these limitations are:

•
Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

•
Adjusted EBITDA does not reflect our interest expense, or the cash requirements necessary to service interest or principal payments on our debt;

•
Adjusted EBITDA does not reflect our tax expense or the cash requirements to pay our taxes;

•
Adjusted EBITDA does not reflect historical capital expenditures or future requirements for capital expenditures or contractual commitments;

•
Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect any cash requirements for such replacements; and

•
Other companies in our industries may calculate Adjusted EBITDA differently, limiting its usefulness as a comparative measure.

The following table sets forth Adjusted EBITDA for each of our reportable segments and Corporate and reconciles the total Adjusted EBITDA to Net (Loss) Income for the periods presented, which we consider to be the most directly comparable GAAP financial measure, to Adjusted EBITDA:

	Three Months Ended March 31,		Year Ended December 31,
(In millions)	2015	2014	2014	2013	2012
Adjusted EBITDA:
Terminix	$89	$78	$309	$266	$266
American Home Shield	29	23	179	145	117
Franchise Services Group	19	18	78	78	70

Reportable Segment Adjusted EBITDA	$137	$119	$566	$489	$453
Corporate(a)	(4)	(4)	(9)	(39)	(40)

Total Adjusted EBITDA	$133	$115	$557	$450	$413

Depreciation and amortization expense	$(24)	$(25)	$(100)	$(99)	$(100)
Non-cash impairment of software and other related costs(b)	—	(48)	(47)	—	—
Non-cash impairment of property and equipment(c)	—	—	—	—	(9)
Non-cash stock-based compensation expense(d)	(2)	(1)	(8)	(4)	(7)
Restructuring charges(e)	(2)	(5)	(11)	(6)	(15)
Management and consulting fees(f)	—	(2)	(4)	(7)	(7)
Consulting agreement termination fees(g)	—	—	(21)	—	—
Loss from discontinued operations, net of income taxes(h)	—	(95)	(100)	(549)	(696)
(Provision) benefit for income taxes	(17)	9	(40)	(43)	8
Loss on extinguishment of debt(i)	(13)	—	(65)	—	(55)
Interest expense	(46)	(61)	(219)	(247)	(245)
Other non-operating expenses(j)	—	—	1	(2)	(1)

Net Income (Loss)	$28	$(113)	$(57)	$(507)	$(714)

(a)
Represents unallocated corporate expenses.

(b)
Represents the impairment of software and other related costs described in footnote (1) above. We exclude non-cash impairments from Adjusted EBITDA because we believe doing so is useful to investors in aiding period-to-period comparability.

(c)
For 2012, primarily represents a $3 million impairment of licensed intellectual property and a $1 million impairment of abandoned real estate at Terminix, and a $4 million impairment of certain internally developed software at Merry Maids recorded in 2012 for which there were no similar impairments recorded in 2014 or 2013. We exclude non-cash impairments of property and equipment from Adjusted EBITDA because we believe doing so is useful to investors in aiding period-to-period comparability.

(d)
Represents the non-cash expense of our equity-based compensation. We exclude this expense from Adjusted EBITDA primarily because it is a non-cash expense and because it is not used by management to assess ongoing operational performance. We believe excluding this expense from Adjusted EBITDA is useful to investors in aiding period-to-period comparability.

(e)
Represents the restructuring charges described in footnote (3) above, which include restructuring charges related primarily to the impact of a branch optimization project at Terminix and an initiative to enhance capabilities and reduce costs in our headquarters functions. We exclude these restructuring charges from Adjusted EBITDA because we believe they do not reflect our ongoing operations and because we believe doing so is useful to investors in aiding period-to-period comparability.

(f)
Represents the amounts paid to certain of our Equity Sponsors under the consulting agreements described in Note 15 to our unaudited condensed consolidated financial statements included in our Q1 2015 Form 10-Q and Note 10 to our audited consolidated financial statements included in our 2014 Form 10-K, which are incorporated by reference in this prospectus. We exclude these amounts from Adjusted EBITDA primarily because they are not reflective of ongoing operating results and because they are not used by management to assess ongoing operational performance. In addition, we have excluded these amounts from Adjusted EBITDA because the consulting agreements terminated in connection with our initial public offering.

(g)
Represents the consulting agreement termination fees described in footnote (2) above. We exclude these amounts from Adjusted EBITDA because we believe doing so is useful to investors in aiding period-to-period comparability.

(h)
Represents our loss in connection with the TruGreen Spin-Off in 2014. For further discussion of the spin-off of the TruGreen Business, see Note 12 to our unaudited condensed consolidated financial statements included in our Q1 2015 Form 10-Q and Note 7 to our audited consolidated financial statements included in our 2014 Form 10-K, which are incorporated by reference in this prospectus. We exclude these amounts from Adjusted EBITDA because these charges are not part of our ongoing operations and we believe doing so is useful to investors in aiding period-to-period comparability.

(i)
Represents the loss on extinguishment of debt described in footnote (4) above. We believe excluding this expense from Adjusted EBITDA is useful to investors in aiding period-to-period comparability.

(j)
Represents administrative expenses of ServiceMaster and interest expense of ServiceMaster related to a note payable due to SvM. Although we expect to incur similar expenses in the future, we exclude these expenses from the calculation of Adjusted EBITDA in order to present Adjusted EBITDA on a basis consistent with Adjusted EBITDA as previously reported by SvM, which is familiar to holders of SvM's indebtedness.
(7)
Pre-Tax Unlevered Free Cash Flow is not a measurement of our financial performance or liquidity under GAAP and does not purport to be an alternative to net cash provided from operating activities from continuing operations or any other performance or liquidity measures derived in accordance with GAAP.

Management believes Pre-Tax Unlevered Free Cash Flow is useful as a supplemental measure of our liquidity. Management uses Pre-Tax Unlevered Free Cash Flow to facilitate company-to-company cash flow comparisons by removing potential differences caused by variations in capital structures (affecting interest payments and payments made or received in connection with debt issuances and debt retirements), as well as payments for taxation, restructuring, and management and consulting fees, which may vary from company to company for reasons unrelated to operating performance.

"Pre-Tax Unlevered Free Cash Flow" means (i) net cash provided from operating activities from continuing operations before: cash paid for interest expense; call premium paid on retirement of debt; premium received on issuance of debt; cash paid for income taxes, net of refunds; cash paid for restructuring charges; cash paid for management and consulting fees; cash paid for consulting agreement termination fees; cash paid for impairment of software and other related costs; excess tax benefits from stock-based compensation; other non-operating items; and gain on sale of marketable securities; (ii) less property additions.

Pre-Tax Unlevered Free Cash Flow has limitations as an analytical tool and should not be considered in isolation or as a substitute for analyzing our results as reported under GAAP. Some of these limitations are:

•
Pre-Tax Unlevered Free Cash Flow does not reflect cash payments to service interest, make principal payments on our debt or make payments for other financing activities;

•
Pre-Tax Unlevered Free Cash Flow does not reflect cash payments for taxes;

•
Pre-Tax Unlevered Free Cash Flow does not reflect cash payments for restructuring charges, management and consulting fees or consulting agreement termination fees;

•
Pre-Tax Unlevered Free Cash Flow does not reflect cash payments for impairment of software and other related costs; and

•
Other companies in our industries may calculate Pre-Tax Unlevered Free Cash Flow or similarly titled non-GAAP financial measures differently, limiting is usefulness as a comparative measure.

The following table reconciles net cash provided from operating activities from continuing operations, which we consider to be the most directly comparable GAAP measure, to Pre-Tax Unlevered Free Cash Flow using data derived from our consolidated financial statements for the periods indicated:

	Three Months Ended March 31,		Year Ended December 31,
(In millions)	2015	2014	2014	2013	2012
Net Cash Provided from Operating Activities from Continuing Operations	$60	$21	$253	$208	$104
Cash paid for interest expense	67	92	220	232	233
Call premium paid on retirement of debt	11	—	35	—	43
Premium received on issuance of debt	—	—	—	—	(3)
Cash paid for income taxes, net of refunds	1	2	12	9	9
Cash paid for restructuring charges	4	2	8	9	15
Cash paid for management and consulting fees(a)	—	2	4	7	7
Cash paid for consulting agreement termination fees	—	—	21	—	—
Cash paid for impairment of software and other related costs	—	1	3	—	—
Excess tax benefits from stock-based compensation	8	—	—	—	—
Other	2	1	—	—	—
Gain on sale of marketable securities	—	4	4	2	—
Property additions	(8)	(14)	(35)	(39)	(44)

Pre-Tax Unlevered Free Cash Flow	$146	$111	$525	$428	$364

(a)
Represents the amounts paid to certain of our Equity Sponsors under the consulting agreements described in Note 10 to our audited consolidated financial statements included in our 2014 Form 10-K, which is incorporated by reference in this prospectus.

RISK FACTORS

        Investing in our common stock involves a high degree of risk. You should consider and read carefully all of the risks and uncertainties described below, as well as other information contained or incorporated by reference in this prospectus, including our audited consolidated financial statements and related notes included in our 2014 Form 10-K and our unaudited condensed consolidated financial statements and related notes included in our Q1 2015 Form 10-Q, before making an investment decision. The risks described below are not the only ones facing us. The occurrence of any of these risks or additional risks and uncertainties not presently known to us or that we currently believe to be immaterial could materially and adversely affect our business, financial position, results of operations or cash flows. In such case, the trading price of our common stock could decline, and you may lose all or part of your investment. This prospectus and the documents incorporated by reference in this prospectus also contain forward-looking statements and estimates that involve risks and uncertainties. Our actual results could differ materially from those anticipated in the forward-looking statements as a result of specific factors, including the risks and uncertainties described below.

Risks Related to Our Business and Our Industry

Weakening in general economic conditions, especially as they may affect home sales, unemployment or consumer confidence or spending levels, may adversely impact our business, financial position, results of operations and cash flows.

        A substantial portion of our results of operations is dependent upon spending by consumers. Deterioration in general economic conditions and consumer confidence, particularly in California, Texas and Florida, which collectively represented approximately one-third of our revenue in 2014 in our Terminix and American Home Shield segments, could affect the demand for our services. Consumer spending and confidence tend to decline during times of declining economic conditions. A worsening of macroeconomic indicators, including weak home sales, higher home foreclosures, declining consumer confidence or rising unemployment rates, could adversely affect consumer spending levels, reduce the demand for our services and adversely impact our business, financial position, results of operations and cash flows. These factors could also negatively impact the timing or the ultimate collection of accounts receivable, which would adversely impact our business, financial position, results of operations and cash flows.

We may not successfully implement our business strategies, including achieving our growth objectives.

        We may not be able to fully implement our business strategies or realize, in whole or in part within the expected time frames, the anticipated benefits of our various growth or other initiatives. Our various business strategies and initiatives, including growth of our customer base, introduction of new service offerings, geographic expansion, growth of our commercial business and enhancement of profitability, are subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control.

        In addition, we may incur certain costs to achieve efficiency improvements and growth in our business and we may not meet anticipated implementation timetables or stay within budgeted costs. As these efficiency improvement and growth initiatives are undertaken, we may not fully achieve our expected cost savings and efficiency improvements or growth rates, or these initiatives could adversely impact our customer retention or our operations. Also, our business strategies may change from time to time in light of our ability to implement our new business initiatives, competitive pressures, economic uncertainties or developments, or other factors.

Adverse credit and financial market events and conditions could, among other things, impede access to or increase the cost of financing or cause our commercial and governmental customers to incur liquidity issues that could lead to some of our services not being purchased or being cancelled, or result in reduced revenue and lower Adjusted EBITDA, any of which could have an adverse impact on our business, financial position, results of operations and cash flows.

        Disruptions in credit or financial markets could, among other things, lead to impairment charges, make it more difficult for us to obtain, or increase our cost of obtaining, financing for our operations or investments or to refinance our indebtedness, cause our lenders to depart from prior credit industry practice and not give technical or other waivers under our Credit Facilities to the extent we may seek them in the future, thereby causing SvM to be in default under one or more of our Credit Facilities. These disruptions also could cause our commercial customers to encounter liquidity issues that could lead to some of our services being cancelled or reduced, or that could result in an increase in the time it takes our customers to pay us, or that could lead to a decrease in pricing for our services and products, any of which could adversely affect our accounts receivable, among other things, and, in turn, increase our working capital needs. Volatile swings in the commercial real estate segment could also impact the demand for our services as landlords cut back on services provided to their tenants. In addition, adverse developments at federal, state and local levels associated with budget deficits resulting from economic conditions could result in federal, state and local governments decreasing their purchasing of our products or services and/or increasing taxes or other fees on businesses, including us, to generate more tax revenues, which could negatively impact spending by commercial customers and municipalities on our services.

Our market segments are highly competitive. Competition could reduce our share of the market segments served by us and adversely impact our reputation, business, financial position, results of operations and cash flows.

        We operate in highly competitive market segments. Changes in the source and intensity of competition in the market segments served by us impact the demand for our services and may also result in additional pricing pressures. The relatively low capital cost of entry into certain of our business categories has led to strong competitive market segments, including competition from smaller regional and local owner-operated companies. Regional and local competitors operating in a limited geographic area may have lower labor, employee benefits and overhead costs. The principal methods of competition in our businesses include name recognition, quality and speed of service, customer satisfaction, reputation and pricing. We may be unable to compete successfully against current or future competitors, and the competitive pressures that we face may result in reduced market segment share, reduced pricing or adversely impact our reputation, business, financial position, results of operations and cash flows.

Weather conditions and seasonality affect the demand for our services and our results of operations and cash flows.

        The demand for our services and our results of operations are affected by weather conditions, including, without limitation, potential impacts, if any, from climate change, known and unknown, and by the seasonal nature of our termite and pest control services, home inspection services, home warranties and disaster restoration services. Adverse weather conditions (e.g., cooler temperatures or droughts), whether created by climate change factors or otherwise, can impede the development of the termite swarm and lead to lower demand for our termite remediation services. For example, colder weather conditions in early 2014 adversely affected our traditional termite revenue in the year ended December 31, 2014. Severe winter storms can also impact our home cleaning business if personnel cannot travel to service locations due to hazardous road conditions. In addition, extreme temperatures can lead to an increase in service requests related to household systems and appliances in our

American Home Shield business, resulting in higher claim frequency and costs and lower profitability. These or other weather conditions could adversely impact our business, financial position, results of operations and cash flows.

Increases in raw material prices, fuel prices and other operating costs could adversely impact our business, financial position, results of operations and cash flows.

        Our financial performance is affected by the level of our operating expenses, such as fuel, chemicals, refrigerants, appliances and equipment, parts, raw materials, wages and salaries, employee benefits, health care, vehicle maintenance, self-insurance costs and other insurance premiums as well as various regulatory compliance costs, all of which may be subject to inflationary pressures. In particular, our financial performance is adversely affected by increases in these operating costs. In recent years, fuel prices have fluctuated widely, and previous increases in fuel prices increased our costs of operating vehicles and equipment. Although in the first quarter of 2015 fuel prices remained relatively low, there can be no assurances that rates will not return to historical levels. We cannot predict what effect global events or any future Middle East, Russia or other crisis could have on fuel prices, but it is possible that such events could lead to higher fuel prices. With respect to fuel, our Terminix fleet, which consumes approximately 11 million gallons annually, has been negatively impacted by significant increases in fuel prices in the past and could be negatively impacted in the future. Although we hedge a significant portion of our fuel costs, we do not hedge all of those costs. In 2014, we used approximately 11 million gallons of fuel. As of March 31, 2015, a 10 percent change in fuel prices would result in a change of approximately $3 million in our annual fuel cost before considering the impact of fuel swap contracts. Fuel price increases can also result in increases in the cost of chemicals and other materials used in our business. We cannot predict the extent to which we may experience future increases in costs of fuel, chemicals, refrigerants, appliances and equipment, parts, raw materials, wages and salaries, employee benefits, health care, vehicle, self-insurance costs and other insurance premiums as well as various regulatory compliance costs and other operating costs. To the extent such costs increase, we may be prevented, in whole or in part, from passing these cost increases through to our existing and prospective customers, and the rates we pay to our subcontractors and suppliers may increase, any of which could have a material adverse impact on our business, financial position, results of operations and cash flows.

We may not be able to attract and retain qualified key executives or transition smoothly to new leadership, which could adversely impact us and our businesses and inhibit our ability to operate and grow successfully.

        The execution of our business strategy and our financial performance will continue to depend in significant part on our executive management team and other key management personnel. Any inability to attract in a timely manner other qualified key executives, retain our leadership team and recruit other important personnel could have a material adverse impact on our business, financial position, results of operations and cash flows.

Compliance with, or violation of, environmental, health and safety laws and regulations, including laws pertaining to the use of pesticides, could result in significant costs that adversely impact our reputation, business, financial position, results of operations and cash flows.

        International, federal, state, provincial and local laws and regulations relating to environmental, health and safety matters affect us in several ways. In the United States, products containing pesticides generally must be registered with the United States Environmental Protection Agency, or the "EPA," and similar state agencies before they can be sold or applied. The failure to obtain or the cancellation of any such registration, or the withdrawal from the marketplace of such pesticides, could have an adverse effect on our business, the severity of which would depend on the products involved, whether other products could be substituted and whether our competitors were similarly affected. The pesticides we use are manufactured by independent third parties and are evaluated by the EPA as part of its ongoing exposure risk assessment. The EPA may decide that a pesticide we use will be limited or will not be re-registered for use in the United States. We cannot predict the outcome or the severity of the effect of the EPA's continuing evaluations.

        In addition, the use of certain pesticide products is regulated by various international, federal, state, provincial and local environmental and public health agencies. Although we strive to comply with such laws and regulations and have processes in place designed to achieve compliance, given our dispersed locations, distributed operations and numerous associates, we may be unable to prevent violations of these or other laws and regulations from occurring. Even if we are able to comply with all such laws and regulations and obtain all necessary registrations and licenses, the pesticides or other products we apply or use, or the manner in which we apply or use them, could be alleged to cause injury to the environment, to people or to animals, or such products could be banned in certain circumstances. The laws and regulations may also apply to third-party vendors who are hired to repair or remediate property and who may fail to comply with environmental laws, health and safety laws and regulations and subject us to risk of legal exposure. The costs of compliance, non-compliance, investigation, remediation, combating reputational harm or defending civil or criminal proceedings, products liability, personal injury or other lawsuits could have a material adverse impact on our reputation, business, financial position, results of operations and cash flows.

        International, federal, state, provincial and local agencies regulate the disposal, handling and storage of waste, discharges from our facilities and the investigation and clean-up of contaminated sites. We could incur significant costs, including investigation and clean-up costs, fines, penalties and civil or criminal sanctions and claims by third parties for property damage and personal injury, as a result of violations of, or liabilities under, these laws and regulations. In addition, potentially significant expenditures could be required to comply with environmental, health and safety laws and regulations, including requirements that may be adopted or imposed in the future.

        On March 25, 2015, we were informed that the United States Department of Justice initiated a criminal investigation into allegations that a local Terminix branch used methyl bromide as a fumigant at a resort in St. John, U.S. Virgin Islands, resulting in serious injuries to four members of a family vacationing there. The U.S. Virgin Islands Department of Planning and Natural Resources is also investigating the matter, as is the EPA. The EPA has also requested information concerning the possible distribution, sale or use of methyl bromide in Puerto Rico. The extent of potential fines and other sanctions that the federal and local governmental authorities may impose, and the impact of any judicial, administrative or regulatory proceedings or other issues resulting from or related to the incident, including claims by third parties, investigation costs and reputational harm, is not currently known. We are in the process of investigating this matter and are fully cooperating with all relevant governmental authorities. In the first quarter of 2015, we recorded a charge of $3 million in connection with unasserted civil claims related to the foregoing U.S. Virgin Islands matter, an amount equal to our insurance deductible under our general liability insurance program, although no assurance can be given regarding our ultimate insurance recoveries. The range of any potential criminal or other penalties or governmental fines or sanctions is not currently known or reasonably estimable, and any such penalties, fines or sanctions may not be covered under our general liability insurance program.

Public perceptions that the products we use and the services we deliver are not environmentally friendly or safe may adversely impact the demand for our services.

        In providing our services, we use, among other things, pesticides and other chemicals. Public perception that the products we use and the services we deliver are not environmentally friendly or safe or are harmful to humans or animals, whether justified or not, or our improper application of these chemicals, could reduce demand for our services, increase regulation or government restrictions or actions, result in fines or penalties, impair our reputation, involve us in litigation, damage our brand names and otherwise have a material adverse impact on our business, financial position, results of operations and cash flows.

Laws and government regulations applicable to our businesses and lawsuits, enforcement actions and other claims by third parties or governmental authorities could increase our legal and regulatory expenses, and impact our business, financial position, results of operations and cash flows.

        Our businesses are subject to significant international, federal, state, provincial and local laws and regulations. These laws and regulations include laws relating to consumer protection, wage and hour requirements, franchising, the employment of immigrants, labor relations, permitting and licensing, building code requirements, workers' safety, the environment, insurance and home warranties, employee benefits, marketing (including, without limitation, telemarketing) and advertising, the application and use of pesticides and other chemicals. In particular, we anticipate that various international, federal, state, provincial and local governing bodies may propose additional legislation and regulation that may be detrimental to our business or may substantially increase our operating costs, including increases in the minimum wage, environmental regulations related to chemical use, climate change, equipment efficiency standards, refrigerant production and use and other environmental matters; other consumer protection laws or regulations; health care coverage; or "do-not-knock," "do-not-mail," "do-not-leave" or other marketing regulations. It is difficult to predict the future impact of the broad and expanding legislative and regulatory requirements affecting our businesses and changes to such requirements may adversely affect our business, financial position, results of operations and cash flows. In addition, if we were to fail to comply with any applicable law or regulation, we could be subject to substantial fines or damages, be involved in lawsuits, enforcement actions and other claims by third parties or governmental authorities, suffer losses to our reputation, suffer the loss of licenses or incur penalties that may affect how our business is operated, which, in turn, could have a material adverse impact on our business, financial position, results of operations and cash flows.

        In April 2014, the Consumer Financial Protection Bureau, or "CFPB," issued a Civil Investigative Demand to American Home Shield seeking documents and information to determine whether home warranty providers or other unnamed persons have engaged or are engaging in unlawful acts and practices in connection with referral arrangements and relationships in violation of RESPA and other laws enforceable by the CFPB. American Home Shield believes that it has complied with RESPA and other laws applicable to American Home Shield's home warranty business. If the CFPB determines to bring an enforcement action, it could include demands for money penalties, changes to certain of American Home Shield's business practices and customer restitution or disgorgement.

Our franchisees and third-party distributors and vendors could take actions that could harm our business.

        For the three months ended March 31, 2015 and the year ended December 31, 2014, $35 and $146 million, respectively, of our consolidated revenue was received in the form of franchise revenues. Accordingly, our financial results are dependent in part upon the operational and financial success of our franchisees. Our franchisees, third-party distributors and vendors are contractually obligated to operate their businesses in accordance with the standards set forth in our agreements with them. Each franchising brand also provides training and support to franchisees. However, franchisees, third-party distributors and vendors are independent third parties that we do not control, and who own, operate and oversee the daily operations of their businesses. As a result, the ultimate success of any franchise operation rests with the franchisee. If franchisees do not successfully operate their businesses in a manner consistent with required standards, royalty payments to us will be adversely affected and our brands' image and reputation could be harmed, which in turn could adversely impact our business, financial position, results of operations and cash flows. Similarly, if third-party distributors, vendors and franchisees do not successfully operate their businesses in a manner consistent with required laws, standards and regulations, we could be subject to claims from regulators or legal claims for the actions or omissions of such third-party distributors, vendors and franchisees. In addition, our relationship with our franchisees, third-party distributors and vendors could become strained (including resulting in litigation) as we impose new standards or assert more rigorous enforcement practices of the existing required standards. These strains in our relationships or claims could have a material adverse impact on our reputation, business, financial position, results of operations and cash flows.

        From time to time, we receive communications from our franchisees regarding complaints, disputes or questions about our practices and standards in relation to our franchised operations and certain economic terms of our franchise arrangements. If franchisees or groups representing franchisees were to bring legal proceedings against us, we would vigorously defend against the claims in any such proceeding, but our reputation, business, financial position, results of operations and cash flows could be materially adversely impacted and the price of our common stock could decline.

Disruptions or failures in our information technology systems could create liability for us or limit our ability to effectively monitor, operate and control our operations and adversely impact our reputation, business, financial position, results of operations and cash flows.

        Our information technology systems facilitate our ability to monitor, operate and control our operations. Changes or modifications to our information technology systems could cause disruption to our operations or cause challenges with respect to our compliance with laws, regulations or other applicable standards. As the development and implementation of our information technology systems (including our operating systems) evolve, we may elect to modify, replace or abandon certain technology initiatives, which could result in write-downs. For example, in February 2014, American Home Shield ceased efforts to deploy a new operating system that had been intended to improve customer relationship management capabilities and enhance its operations. We recorded an impairment charge of $47 million in the year ended December 31, 2014 relating to this decision.

        Any disruption in, or capacity limitations, instability or failure to operate as expected of, our information technology systems, could, depending on the magnitude of the problem, adversely impact our business, financial position, results of operations and cash flows, including by limiting our capacity to monitor, operate and control our operations effectively. Failures of our information technology systems could also lead to violations of privacy laws, regulations, trade guidelines or practices related to our customers and associates. If our disaster recovery plans do not work as anticipated, or if the third-party vendors to which we have outsourced certain information technology, contact center or other services fail to fulfill their obligations to us, our operations may be adversely impacted, and any of these circumstances could adversely impact our reputation, business, financial position, results of operations and cash flows.

Changes in the services we deliver or the products we use could impact our reputation, business, financial position, results of operations and cash flows and our future plans.

        Our financial performance is affected by changes in the services and products we offer our customers. For example, Terminix recently introduced new products relating to mosquito control, crawlspace encapsulation and wildlife exclusion. There can be no assurance that our new strategies or product offerings will succeed in increasing revenue and growing profitability. An unsuccessful execution of new strategies, including the rollout or adjustment of our new services or products or sales and marketing plans, could cause us to re-evaluate or change our business strategies and could have a material adverse impact on our reputation, business, financial position, results of operations and cash flows and our future plans.

If we fail to protect the security of personal information about our customers, associates and third parties, we could be subject to interruption of our business operations, private litigation, reputational damage and costly penalties.

        We rely on, among other things, commercially available systems, software, tools and monitoring to provide security for processing, transmission and storage of confidential information of customers, associates and third parties, such as payment card and personal information. The systems currently used for transmission and approval of payment card transactions, and the technology utilized in payment cards themselves, all of which can put payment card data at risk, are central to meeting standards set by the payment card industry ("PCI"). We continue to evaluate and modify our systems and protocols for PCI compliance purposes, and such PCI standards may change from time to time. Activities by third parties, advances in computer and software capabilities and encryption technology, new tools and discoveries and other events or developments may facilitate or result in a compromise or breach of our systems. Any compromises, breaches or errors in applications related to our systems or failures to comply with standards set by the PCI could cause damage to our reputation and interruptions in our operations, including our customers' ability to pay for our services and products by credit card or their willingness to purchase our services and products and could result in a violation of applicable laws, regulations, orders, industry standards or agreements and subject us to costs, penalties and liabilities which could have a material adverse impact on our reputation, business, financial position, results of operations and cash flows.

We may not be able to adequately protect our intellectual property and other proprietary rights that are material to our business.

        Our ability to compete effectively depends in part on our rights to service marks, trademarks, trade names and other intellectual property rights we own or license, particularly our registered brand names, ServiceMaster, Terminix, American Home Shield, ServiceMaster Restore, ServiceMaster Clean, Merry Maids, Furniture Medic and AmeriSpec. We have not sought to register or protect every one of our marks either in the United States or in every country in which they are or may be used. Furthermore, because of the differences in foreign trademark, patent and other intellectual property or proprietary rights laws, we may not receive the same protection in other countries as we would in the United States. If we are unable to protect our proprietary information and brand names, we could suffer a material adverse impact on our reputation, business, financial position, results of operations and cash flows. Litigation may be necessary to enforce our intellectual property rights and protect our proprietary information, or to defend against claims by third parties that our products, services or activities infringe their intellectual property rights.

Future acquisitions or other strategic transactions could impact our reputation, business, financial position, results of operations and cash flows.

        We may pursue strategic transactions in the future, which could involve acquisitions or dispositions of businesses or assets. Any future strategic transaction could involve integration or implementation challenges, business disruption or other risks, or change our business profile significantly. Any inability on our part to consolidate and manage growth from acquired businesses or successfully implement other strategic transactions could have an adverse impact on our reputation, business, financial position, results of operations and cash flows. Any acquisition that we make may not provide us with the benefits that were anticipated when entering into such acquisition. The process of integrating an acquired business may create unforeseen difficulties and expenses, including the diversion of resources needed to integrate new businesses, technologies, products, personnel or systems; the inability to retain associates, customers and suppliers; the assumption of actual or contingent liabilities (including those relating to the environment); failure to effectively and timely adopt and adhere to our internal control processes and other policies; write-offs or impairment charges relating to goodwill and other intangible assets;

unanticipated liabilities relating to acquired businesses; and potential expense associated with litigation with sellers of such businesses. Any future disposition transactions could also impact our business and may subject us to various risks, including failure to obtain appropriate value for the disposed businesses, post-closing claims being levied against us and disruption to our other businesses during the sale process or thereafter.

We may be required to recognize additional impairment charges.

        In the first quarter of 2014, we incurred impairment charges with respect to fixed assets, and we have also incurred impairment charges in the past in connection with our disposition activities. We have significant amounts of goodwill and intangible assets, such as trade names. In accordance with applicable accounting standards, goodwill and intangible assets that are not amortized are subject to assessment for impairment by applying a fair-value based test annually, or more frequently if there are indicators of impairment, including:

  •
  significant adverse changes in the business climate, including economic or financial conditions;

  •
  significant adverse changes in expected operating results;

  •
  adverse actions or assessments by regulators;

  •
  unanticipated competition;

  •
  loss of key personnel; and

  •
  a current expectation that it is more likely than not that a reporting unit or intangible asset will be sold or otherwise disposed of.

        In February 2014, American Home Shield ceased efforts to deploy a new operating system that had been intended to improve customer relationship management capabilities and enhance its operations. We recorded an impairment charge of $47 million in the year ended December 31, 2014 relating to this decision.

        Based upon future economic and financial market conditions, the operating performance of our reporting units and other factors, including those listed above, we may incur impairment charges in the future. It is possible that such impairment, if required, could be material. Any future impairment charges that we are required to record could have a material adverse impact on our results of operations.

We are subject to various restrictive covenants that could adversely impact our business, financial position, results of operations and cash flows.

        From time to time, we enter into noncompetition agreements or other restrictive covenants (e.g., exclusivity, take or pay and non-solicitation), including in connection with business dispositions or strategic contracts, that restrict us from entering into lines of business or operating in certain geographic areas into which we may desire to expand our business. We also are subject to various non-solicitation and no-hire covenants that may restrict our ability to solicit potential customers or associates. If we do not comply with such restrictive covenants, or if a dispute arises regarding the scope and interpretation thereof, litigation could ensue, which could have an adverse impact on our business, financial position, results of operations and cash flows. Further, to the extent that such restrictive covenants prevent us from taking advantage of business opportunities, our business, financial position, results of operations and cash flows may be adversely impacted.

Our business process outsourcing initiatives have increased our reliance on third-party contractors and may expose our business to harm upon the termination or disruption of our third-party contractor relationships.

        Our strategy to increase profitability, in part, by reducing our costs of operations includes the implementation of certain business process outsourcing initiatives. Any disruption, termination or substandard performance of these outsourced services, including possible breaches by third-party vendors of their agreements with us, could adversely affect our brands, reputation, customer relationships, financial position, results of operations and cash flows. Also, to the extent a third-party outsourcing provider relationship is terminated, there is a risk that we may not be able to enter into a similar agreement with an alternate provider in a timely manner or on terms that we consider favorable, and even if we find an alternate provider, or choose to insource such services, there are significant risks associated with any transitioning activities. In addition, to the extent we decide to terminate outsourcing services and insource such services, there is a risk that we may not have the capabilities to perform these services internally, resulting in a disruption to our business, which could adversely impact our reputation, business, financial position, results of operations and cash flows. We could incur costs, including personnel and equipment costs, to insource previously outsourced services like these, and these costs could adversely affect our results of operations and cash flows.

        In addition, when a third-party provider relationship is terminated, there is a risk of disputes or litigation and that we may not be able to enter into a similar agreement with an alternate provider in a timely manner or on terms that we consider favorable, and even if we find an alternate provider, there are significant risks associated with any transitioning activities.

Our future success depends on our ability to attract, retain and maintain positive relations with trained workers and third-party contractors.

        Our future success and financial performance depend substantially on our ability to attract, train and retain workers, attract and retain third-party contractors and ensure third-party contractor compliance with our policies and standards. Our ability to conduct our operations is in part impacted by our ability to increase our labor force, including on a seasonal basis, which may be adversely impacted by a number of factors. In the event of a labor shortage, we could experience difficulty in delivering our services in a high-quality or timely manner and could be forced to increase wages in order to attract and retain associates, which would result in higher operating costs and reduced profitability. New decisions and rules by the National Labor Relations Board, including "expedited elections" and restrictions on appeals, could lead to increased organizing activities at our subsidiaries or franchisees. If these labor organizing activities were successful, it could further increase labor costs, decrease operating efficiency and productivity in the future, or otherwise disrupt or negatively impact our operations. In addition, potential competition from key associates who leave ServiceMaster could impact our ability to maintain our market segment share in certain geographic areas.

Risks Related to Our Substantial Indebtedness

We have substantial indebtedness and may incur substantial additional indebtedness, which could adversely affect our financial health and our ability to obtain financing in the future, react to changes in our business and satisfy our obligations.

        As of March 31, 2015, we had approximately $2.9 billion of total long-term consolidated indebtedness outstanding. On April 1, 2015, SvM entered into the First Term Loan Amendment, which provides for Incremental Term Loans in an aggregate principal amount of $175 million. On April 1, 2015, SvM used the net proceeds from the Incremental Term Loans, together with cash on hand, to redeem the remaining outstanding $200 million in aggregate principal amount of its 8% 2020 Notes at a redemption price of 106.0% of the principal amount. In connection with the redemption, we expect to record a loss on extinguishment of debt of approximately $14 million in the second quarter of 2015, which includes a pre-payment premium of $12 million and the write-off of approximately $2 million of debt issuance costs. As of March 31, 2015, there was $135 million of letters of credit outstanding and $165 million of available borrowing capacity under the Revolving Credit Facility. In addition, we are able to incur additional indebtedness in the future, subject to the limitations contained in the agreements governing our indebtedness. Our substantial indebtedness could have important consequences to you. Because of our substantial indebtedness:

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  our ability to engage in acquisitions without raising additional equity or obtaining additional debt financing is limited;

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  our ability to obtain additional financing for working capital, capital expenditures, acquisitions, debt service requirements or general corporate purposes and our ability to satisfy our obligations with respect to our indebtedness may be impaired in the future;

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  a large portion of our cash flow from operations must be dedicated to the payment of principal and interest on our indebtedness, thereby reducing the funds available to us for other purposes;

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  we are exposed to the risk of increased interest rates because a portion of our borrowings are or will be at variable rates of interest;

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  it may be more difficult for us to satisfy our obligations to our creditors, resulting in possible defaults on, and acceleration of, such indebtedness;

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  we may be more vulnerable to general adverse economic and industry conditions;

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  we may be at a competitive disadvantage compared to our competitors with proportionately less indebtedness or with comparable indebtedness on more favorable terms and, as a result, they may be better positioned to withstand economic downturns;

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  our ability to refinance indebtedness may be limited or the associated costs may increase;

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  our flexibility to adjust to changing market conditions and ability to withstand competitive pressures could be limited; and

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  we may be prevented from carrying out capital spending and restructurings that are necessary or important to our growth strategy and efforts to improve operating margins of our businesses.

Increases in interest rates would increase the cost of servicing our indebtedness and could reduce our profitability.

        A significant portion of our outstanding indebtedness, including indebtedness incurred under the Credit Facilities, bears interest at variable rates. As a result, increases in interest rates would increase the cost of servicing our indebtedness and could materially reduce our profitability and cash flows. As of March 31, 2015, each one percentage point change in interest rates would result in an approximately $18 million change in the annual interest expense on our Term Loan Facility after considering the impact of the effective interest rate swaps. Assuming all revolving loans were fully drawn as of March 31, 2015, each one percentage point change in interest rates would result in an approximately $3 million change in annual interest expense on our Revolving Credit Facility. The impact of increases in interest rates could be more significant for us than it would be for some other companies because of our substantial indebtedness.

A lowering or withdrawal of the ratings, outlook or watch assigned to our debt securities by rating agencies may increase our future borrowing costs and reduce our access to capital.

        Our indebtedness currently has a non-investment grade rating, and any rating, outlook or watch assigned could be lowered or withdrawn entirely by a rating agency if, in that rating agency's judgment, current or future circumstances relating to the basis of the rating, outlook, or watch such as adverse changes to our business, so warrant. Any future lowering of our ratings, outlook or watch likely would make it more difficult or more expensive for us to obtain additional debt financing.

The agreements and instruments governing our indebtedness contain restrictions and limitations that could significantly impact our ability to operate our business.

        The Credit Facilities and the indenture governing our 7% 2020 Notes contain covenants that, among other things, restrict the ability of SvM and its subsidiaries to:

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  incur additional indebtedness (including guarantees of other indebtedness);

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  pay dividends to ServiceMaster, redeem stock, or make other restricted payments, including investments and, in the case of the Revolving Credit Facility, make acquisitions;

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  prepay, repurchase or amend the terms of certain outstanding indebtedness;

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  enter into certain types of transactions with affiliates;

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  transfer or sell assets;

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  create liens;

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  merge, consolidate or sell all or substantially all of our assets; and

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  enter into agreements restricting dividends or other distributions by subsidiaries to SvM.

        The restrictions in the indenture governing the 7% 2020 Notes, the Credit Facilities and the instruments governing SvM's other indebtedness may prevent us from taking actions that we believe would be in the best interest of our business and may make it difficult for us to execute our business strategy successfully or effectively compete with companies that are not similarly restricted. We may also incur future debt obligations that might subject us to additional restrictive covenants that could affect our financial and operational flexibility. We may be unable to refinance our indebtedness, at maturity or otherwise, on terms acceptable to us, or at all.

        The ability of SvM to comply with the covenants and restrictions contained in the Credit Facilities, the indenture governing the 7% 2020 Notes, and the instruments governing our other indebtedness may be affected by economic, financial and industry conditions beyond our control including credit or capital market disruptions. The breach of any of these covenants or restrictions could result in a default that would permit the applicable lenders or noteholders, as the case may be, to declare all amounts outstanding thereunder to be due and payable, together with accrued and unpaid interest. If we are unable to repay indebtedness, lenders having secured obligations, such as the lenders under the Credit Facilities, could proceed against the collateral securing the indebtedness. In any such case, we may be unable to borrow under the Credit Facilities and may not be able to repay the amounts due under such facilities or our other outstanding indebtedness. This could have serious consequences to our financial position and results of operations and could cause us to become bankrupt or insolvent.

Our ability to generate the significant amount of cash needed to pay interest and principal on our indebtedness and our ability to refinance all or a portion of our indebtedness or obtain additional financing depends on many factors beyond our control.

        ServiceMaster and SvM are each holding companies, and as such they have no independent operations or material assets other than ownership of equity interests in their respective subsidiaries. ServiceMaster and SvM each depend on their respective subsidiaries to distribute funds to them so that they may pay obligations and expenses, including satisfying obligations with respect to indebtedness. Our ability to make scheduled payments on, or to refinance our obligations under, our indebtedness depends on the financial and operating performance of our subsidiaries, and their ability to make distributions and dividends to us, which, in turn, depends on their results of operations, cash flows, cash requirements, financial position and general business conditions and any legal and regulatory restrictions on the payment of dividends to which they may be subject, many of which may be beyond our control.

        There are third-party restrictions on the ability of certain of our subsidiaries to transfer funds to us. If we cannot receive sufficient distributions from our subsidiaries, we may not be able to meet our obligations to fund general corporate expenses or service our debt obligations. These restrictions are related to regulatory requirements at American Home Shield and to a subsidiary borrowing arrangement at The ServiceMaster Acceptance Corporation Limited ("SMAC"). The payment of ordinary and extraordinary dividends by our home warranty and similar subsidiaries (through which we conduct our American Home Shield business) are subject to significant regulatory restrictions under the laws and regulations of the states in which they operate. Among other things, such laws and regulations require certain such subsidiaries to maintain minimum capital and net worth requirements and may limit the amount of ordinary and extraordinary dividends and other payments that these subsidiaries can pay to us. As of March 31, 2015, the total net assets subject to these third-party restrictions was $166 million. Such limitations are expected to be in effect through the end of 2015.

        We may be unable to maintain a level of cash flows from operating activities sufficient to permit us to pay the principal and interest on our indebtedness. If our cash flow and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay capital expenditures, sell assets, seek to obtain additional equity capital or restructure our indebtedness. In the future, our cash flow and capital resources may not be sufficient for payments of interest on and principal of our indebtedness, and such alternative measures may not be successful and may not permit us to meet our scheduled debt service obligations.

        The $1,800 million of outstanding borrowings under the Term Facilities, as of March 31, 2015, after including the unamortized portion of the original issue discount paid, have a maturity date of July 1, 2021. The Revolving Credit Facility is scheduled to mature on July 1, 2019. The 7% 2020 Notes will mature on August 15, 2020. We may be unable to refinance any of our indebtedness or obtain additional financing, particularly because of our high levels of indebtedness. Market disruptions, such as those experienced in 2008 and 2009, as well as our significant indebtedness levels, may increase our cost of borrowing or adversely affect our ability to refinance our obligations as they become due. If we are unable to refinance our indebtedness or access additional credit, or if short-term or long-term borrowing costs dramatically increase, our ability to finance current operations and meet our short-term and long-term obligations could be adversely affected.

        If our subsidiary, SvM, cannot make scheduled payments on its indebtedness, it will be in default, holders of the 7% 2020 Notes could declare all outstanding principal and interest to be due and payable, the lenders under the Credit Facilities could terminate their commitments to loan money, the secured lenders could foreclose against the assets securing their borrowings and we could be forced into bankruptcy or liquidation.

Despite our indebtedness levels, we and our subsidiaries may be able to incur substantially more indebtedness. This could further exacerbate the risks associated with our substantial indebtedness.

        We and our subsidiaries may be able to incur substantial additional indebtedness in the future. The terms of the instruments governing our indebtedness do not prohibit us or fully prohibit our subsidiaries from doing so. The Credit Facilities permit additional borrowings beyond the committed amounts under certain circumstances. If new indebtedness is added to our current indebtedness levels, the related risks we face would increase, and we may not be able to meet all of our debt obligations.

Risks Related to Our Common Stock and This Offering

ServiceMaster is a holding company with no operations of its own, and it depends on its subsidiaries for cash to fund all of its operations and expenses, including to make future dividend payments, if any.

        ServiceMaster's operations are conducted entirely through our subsidiaries, and our ability to generate cash to fund our operations and expenses, to pay dividends or to meet debt service obligations is highly dependent on the earnings and the receipt of funds from our subsidiaries through dividends or intercompany loans. Deterioration in the financial condition, earnings or cash flow of SvM and its subsidiaries for any reason could limit or impair their ability to pay such distributions. Additionally, to the extent that ServiceMaster needs funds, and its subsidiaries are restricted from making such distributions under applicable law or regulation or under the terms of our financing arrangements, or are otherwise unable to provide such funds, it could materially adversely affect our business, financial condition, results of operations or prospects.

        For example, there are third-party restrictions on the ability of certain of our subsidiaries to transfer funds to us. If we cannot receive sufficient distributions from our subsidiaries, we may not be able to meet our obligations to fund general corporate expenses or service our debt obligations. These restrictions are related to regulatory requirements at American Home Shield and to a subsidiary borrowing arrangement at SMAC. The payment of ordinary and extraordinary dividends by our home warranty and similar subsidiaries (through which we conduct our American Home Shield business) are subject to significant regulatory restrictions under the laws and regulations of the states in which they operate. Among other things, such laws and regulations require certain such subsidiaries to maintain minimum capital and net worth requirements and may limit the amount of ordinary and extraordinary dividends and other payments that these subsidiaries can pay to us. As of March 31, 2015, the total net assets subject to these third-party restrictions was $166 million. Such limitations are expected to be in effect through the end of 2015.

        Further, the terms of the indenture governing the 7% 2020 Notes and the agreements governing the Credit Facilities significantly restrict the ability of our subsidiaries to pay dividends, make loans or otherwise transfer assets to ServiceMaster. Furthermore, our subsidiaries are permitted under the terms of the Credit Facilities and other indebtedness to incur additional indebtedness that may restrict or prohibit the making of distributions, the payment of dividends or the making of loans by such subsidiaries to us. In addition, Delaware law may impose requirements that may restrict our ability to pay dividends to holders of our common stock.

        We do not currently expect to declare or pay dividends on our common stock for the foreseeable future. Payments of dividends, if any, will be at the sole discretion of our board of directors after taking into account various factors, including general and economic conditions, our financial condition and operating results, our available cash and current and anticipated cash needs, capital requirements, contractual, legal, tax and regulatory restrictions and implications of the payment of dividends by us to our stockholders or by our subsidiaries (including SvM) to us, and such other factors as our board of directors may deem relevant. In addition, Delaware law may impose requirements that may restrict our ability to pay dividends to holders of our common stock. To the extent that we determine in the future to pay dividends on our common stock, none of our subsidiaries will be obligated to make funds available to us for the payment of dividends.

The market price of our common stock may be volatile and could decline after this offering.

        Volatility in the market price of our common stock may prevent you from being able to sell your shares at or above the price you paid for your shares. The market price of our common stock may fluctuate significantly. Among the factors that could affect our stock price are:

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  industry or general market conditions;

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  domestic and international economic factors unrelated to our performance;

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  lawsuits, enforcement actions and other claims by third parties or governmental authorities;

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  changes in our customers' preferences;

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  new regulatory pronouncements and changes in regulatory guidelines;

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  actual or anticipated fluctuations in our quarterly operating results;

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  changes in securities analysts' estimates of our financial performance or lack of research coverage and reports by industry analysts;

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  action by institutional stockholders or other large stockholders (including the Equity Sponsors), including additional future sales of our common stock;

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  failure to meet any guidance given by us or any change in any guidance given by us, or changes by us in our guidance practices;

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  announcements by us of significant impairment charges;

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  speculation in the press or investment community;

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  investor perception of us and our industry;

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  changes in market valuations or earnings of similar companies;

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  announcements by us or our competitors of significant contracts, acquisitions, dispositions or strategic partnerships;

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  war, terrorist acts and epidemic disease;

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  any future sales of our common stock or other securities; and

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  additions or departures of key personnel.

        The stock markets have experienced extreme volatility in recent years that has been unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the market price of our common stock. In the past, following periods of volatility in the market price of a company's securities, class action litigation has often been instituted against the affected company. Any litigation of this type brought against us could result in substantial costs and a diversion of our management's attention and resources, which would harm our business, operating results and financial condition.

Future sales of shares by existing stockholders could cause our stock price to decline.

        Sales of substantial amounts of our common stock in the public market following this offering, or the perception that these sales could occur, could cause the market price of our common stock to decline. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate.

        As of May 20, 2015, we had 135,045,228 outstanding shares of common stock. Of these shares, all of the 70,035,000 shares of common stock sold by us in our initial public offering and in the secondary offering in February 2015 by certain of our stockholders are, and the 20,000,000 shares of common stock to be sold in this offering will be, freely transferable without restriction or further registration under the Securities Act of 1933, as amended, or the "Securities Act," except for any shares held by "affiliates," as that term is defined in Rule 144 under the Securities Act, or "Rule 144." In July 2014, we filed a registration statement on Form S-8 under the Securities Act to register the shares of common stock to be issued under our equity compensation plans and, as a result, all shares of common stock acquired upon exercise of (i) stock options granted under these plans and (ii) other equity-based awards granted under the Omnibus Incentive Plan (as defined below), including approximately one million shares of our common stock that have been sold in the public market through the exercise of stock options as of May 20, 2015, are freely tradable under the Securities Act, subject to the terms of the lock-up agreements, unless purchased by our affiliates. As of May 20, 2015, there were stock options outstanding to purchase a total of 3,994,243 shares of our common stock and there were

679,318 shares of our common stock subject to restricted stock units. In addition, 7,369,541 shares of our common stock are reserved for future issuances under our Omnibus Incentive Plan.

        The remaining shares of our common stock outstanding as of May 20, 2015 are restricted securities within the meaning of Rule 144 under the Securities Act, but are eligible for resale subject to applicable volume, means of sale, holding period and other limitations of Rule 144 under the Securities Act or pursuant to an exception from registration under Rule 701 under the Securities Act, or "Rule 701" subject to the lock-up agreements to be entered into by us, our executive officers and directors, and the selling stockholders in this offering.

        In connection with this offering, we, our executive officers and directors, and the selling stockholders in this offering will sign lock-up agreements under which, subject to certain exceptions, we and they will agree not to offer or sell, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock for a period of 60 days after the date of this prospectus, subject to possible extension under certain circumstances, except with the prior written consent of J.P. Morgan Securities LLC and Credit Suisse Securities (USA) LLC. See "Underwriting (Conflicts of Interest)." Following the expiration of this 60-day lock-up period, the shares of our common stock subject to the underwriters' lock-up agreements will be eligible for future sale, subject to the applicable volume, manner of sale, holding period and other limitations of Rule 144 under the Securities Act or pursuant to an exception from registration under Rule 701. See "Shares Available for Future Sale" for a discussion of the shares of common stock that may be sold into the public market in the future. In addition, our significant stockholders may distribute shares that they hold to their investors who themselves may then sell into the public market following the expiration of the lock-up period. Such sales may not be subject to the volume, manner of sale, holding period and other limitations of Rule 144 under the Securities Act. As resale restrictions end, the market price of our common stock could decline if the holders of those shares sell them or are perceived by the market as intending to sell them. Furthermore, certain of the Equity Sponsors will have the right to require us to register shares of common stock for resale in some circumstances.

        In the future, we may issue additional shares of common stock or other equity or debt securities convertible into or exercisable or exchangeable for shares of our common stock in connection with a financing, acquisition, litigation settlement or employee arrangement or otherwise. Any of these issuances could result in substantial dilution to our existing stockholders and could cause the trading price of our common stock to decline.

If securities or industry analysts do not publish research or publish misleading or unfavorable research about our business, our stock price and trading volume could decline.

        The trading market for our common stock depends in part on the research and reports that securities or industry analysts publish about us or our business. If one or more of the analysts that covers our common stock downgrades our stock or publishes misleading or unfavorable research about our business, our stock price would likely decline. If one or more of the analysts ceases coverage of our common stock or fails to publish reports on us regularly, demand for our common stock could decrease, which could cause our common stock price or trading volume to decline.

The CD&R Funds will have significant influence over us and may not always exercise their influence in a way that benefits our public stockholders.

        Following the completion of this offering, we anticipate that the CD&R Funds will own approximately 19.2% of the outstanding shares of our common stock assuming that the underwriters do not exercise their option to purchase additional shares. As a result, the CD&R Funds will continue to exercise significant influence over all matters requiring stockholder approval for the foreseeable future, including approval of significant corporate transactions, which may reduce the market price of our common stock.

        Even though the CD&R Funds no longer collectively beneficially own more than 50% of our outstanding common stock, they will likely still be able to assert significant influence over our board of directors and certain corporate actions. The CD&R Funds have the right to designate for nomination for election at least 20% of the total number of directors comprising the board so long as the CD&R Funds own at least 20% but less than 30% of our common stock, and at least 5% of the total number of directors comprising the board so long as the CD&R Funds own at least 5% but less than 20% of our common stock.

        Because the CD&R Funds' interests may differ from your interests, actions the CD&R Funds take as our significant stockholders may not be favorable to you. For example, the concentration of ownership held by the CD&R Funds could delay, defer or prevent a change of control of us or impede a merger, takeover or other business combination which another stockholder may otherwise view favorably. Other potential conflicts could arise, for example, over matters such as employee retention or recruiting, or our dividend policy.

Under our amended and restated certificate of incorporation, the CD&R Funds and the StepStone Funds and their respective affiliates and, in some circumstances, any of our directors and officers who is also a director, officer, employee, member or partner of the CD&R Funds and the StepStone Funds and their respective affiliates, have no obligation to offer us corporate opportunities.

        The policies relating to corporate opportunities and transactions with the CD&R Funds and the StepStone Funds set forth in our second amended and restated certificate of incorporation, or "amended and restated certificate of incorporation," address potential conflicts of interest between ServiceMaster, on the one hand, and the CD&R Funds and the StepStone Funds and their respective officers, directors, employees, members or partners who are directors or officers of our company, on the other hand. In accordance with those policies, the CD&R Funds and the StepStone Funds may pursue corporate opportunities, including acquisition opportunities that may be complementary to our business, without offering those opportunities to us. By becoming a stockholder in ServiceMaster, you will be deemed to have notice of and have consented to these provisions of our amended and restated certificate of incorporation. Although these provisions are designed to resolve conflicts between us and the CD&R Funds and the StepStone Funds and their respective affiliates fairly, conflicts may not be so resolved.

Future offerings of debt or equity securities which would rank senior to our common stock may adversely affect the market price of our common stock.

        If, in the future, we decide to issue debt or equity securities that rank senior to our common stock, it is likely that such securities will be governed by an indenture or other instrument containing covenants restricting our operating flexibility. Additionally, any convertible or exchangeable securities that we issue in the future may have rights, preferences and privileges more favorable than those of our common stock and may result in dilution to owners of our common stock. We and, indirectly, our stockholders, will bear the cost of issuing and servicing such securities. Because our decision to issue debt or equity securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Thus, holders of our common stock will bear the risk of our future offerings reducing the market price of our common stock and diluting the value of their stock holdings in us.

Fulfilling our obligations incident to being a public company, including with respect to the requirements of and related rules under the Sarbanes-Oxley Act of 2002, is expensive and time-consuming, and any delays or difficulties in satisfying these obligations could have a material adverse effect on our future results of operations and our stock price.

        Our initial public offering was completed on July 1, 2014. As a public company, we are subject to the reporting and corporate governance requirements, under the listing standards of the New York Stock Exchange, or the "NYSE," and the Sarbanes-Oxley Act of 2002, that apply to issuers of listed equity, which impose certain significant compliance costs and obligations upon us. The changes necessitated by being a publicly listed company require a significant commitment of additional resources and management oversight which increase our operating costs. Other expenses associated with being a public company include increases in auditing, accounting and legal fees and expenses, investor relations expenses, increased directors' fees and director and officer liability insurance costs, registrar and transfer agent fees and listing fees, as well as other expenses. As a public company, we are required, among other things, to define and expand the roles and the duties of our board of directors and its committees and institute more comprehensive compliance and investor relations functions. Failure to comply with the Sarbanes-Oxley Act of 2002 could potentially subject us to sanctions or investigations by the SEC, the NYSE or other regulatory authorities.

Anti-takeover provisions in our amended and restated certificate of incorporation and amended and restated by-laws could discourage, delay or prevent a change of control of our company and may affect the trading price of our common stock.

        Our amended and restated certificate of incorporation and amended and restated by-laws include a number of provisions that may discourage, delay or prevent a change in our management or control over us that stockholders may consider favorable. For example, our amended and restated certificate of incorporation and amended and restated by-laws collectively:

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  authorize the issuance of "blank check" preferred stock that could be issued by our board of directors to thwart a takeover attempt;

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  provide for a classified board of directors, which divides our board of directors into three classes, with members of each class serving staggered three-year terms, which prevents stockholders from electing an entirely new board of directors at an annual meeting;

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  limit the ability of stockholders to remove directors;

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  provide that vacancies on our board of directors, including vacancies resulting from an enlargement of our board of directors, may be filled only by a majority vote of directors then in office;

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  prohibit stockholders from calling special meetings of stockholders;

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  prohibit stockholder action by written consent, thereby requiring all actions to be taken at a meeting of the stockholders;

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  establish advance notice requirements for nominations of candidates for election as directors or to bring other business before an annual meeting of our stockholders; and

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  require the approval of holders of at least 66 2/3% of the outstanding shares of our common stock to amend our amended and restated by-laws and certain provisions of our amended and restated certificate of incorporation.

        These provisions may prevent our stockholders from receiving the benefit from any premium to the market price of our common stock offered by a bidder in a takeover context. Even in the absence of a takeover attempt, the existence of these provisions may adversely affect the prevailing market price of our common stock if the provisions are viewed as discouraging takeover attempts in the future.

        Our amended and restated certificate of incorporation and amended and restated by-laws may also make it difficult for stockholders to replace or remove our management. Furthermore, the existence of the foregoing provisions, as well as the significant amount of common stock that the CD&R Funds and the StepStone Funds will own following this offering, could limit the price that investors might be willing to pay in the future for shares of our common stock. These provisions may facilitate management entrenchment that may delay, deter, render more difficult or prevent a change in our control, which may not be in the best interests of our stockholders.

We do not intend to pay dividends on our common stock and, consequently, your ability to achieve a return on your investment will depend on appreciation in the price of our common stock.

        We do not intend to declare and pay dividends on our common stock for the foreseeable future. We currently intend to use our future earnings, if any, to repay debt, to fund our growth, to develop our business, for working capital needs and general corporate purposes. Therefore, you are not likely to receive any dividends on your common stock for the foreseeable future and the success of an investment in shares of our common stock will depend upon any future appreciation in their value. There is no guarantee that shares of our common stock will appreciate in value or even maintain the price at which our stockholders have purchased their shares. In addition, ServiceMaster's operations are conducted almost entirely through our subsidiaries. As such, to the extent that we determine in the future to pay dividends on our common stock, none of our subsidiaries will be obligated to make funds available to ServiceMaster for the payment of dividends. Further, the indenture governing the 7% 2020 Notes and the agreements governing our Credit Facilities significantly restrict the ability of our subsidiaries to pay dividends or otherwise transfer assets to us. In addition, the payment of ordinary and extraordinary dividends by our subsidiaries that are regulated as insurance, home service, or similar companies is subject to applicable state law limitations, and Delaware law may impose additional requirements that may restrict our ability to pay dividends to holders of our common stock.

We are no longer a "controlled company" within the meaning of the NYSE rules. However, we may continue to rely on exemptions from certain corporate governance requirements during a one-year transition period.

        Following the completion of the secondary offering in February 2015, the CD&R Funds and the StepStone Funds no longer controlled a majority of the voting power of our outstanding common stock. Accordingly, we are no longer a "controlled company" within the meaning of the NYSE corporate governance standards. Consequently, the NYSE rules will require that we (i) have a majority of independent directors to our board of directors within one year of the date we no longer qualified as a "controlled company"; (ii) have at least one independent director on each of the Compensation and Nominating and Corporate Governance committees on the date we no longer qualified as a "controlled company," at least a majority of independent directors on each of the Compensation and Nominating and Corporate Governance committees within 90 days of such date and Compensation and Nominating and Corporate Governance committees composed entirely of independent directors within one year of such date and (iii) perform an annual performance evaluation of the Nominating and Corporate Governance and Compensation Committees. During this transition period, we may continue to utilize the available exemptions from certain corporate governance requirements as permitted by the NYSE rules. Accordingly, during the transition period you will not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of the NYSE.

Our amended and restated certificate of incorporation designates the Court of Chancery of the State of Delaware as the exclusive forum for certain litigation that may be initiated by our stockholders, which could limit our stockholders' ability to obtain a favorable judicial forum for disputes with us.

        Our amended and restated certificate of incorporation provides that the Court of Chancery of the State of Delaware is the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed to us or our stockholders by any of our directors, officers, employees or agents, (iii) any action asserting a claim against us arising under the General Corporation Law of the State of Delaware, or the "DGCL," or (iv) any action asserting a claim against us that is governed by the internal affairs doctrine. By becoming a stockholder in our company, you will be deemed to have notice of and have consented to the provisions of our amended and restated certificate of incorporation related to choice of forum. The choice of forum provision in our amended and restated certificate of incorporation may limit our stockholders' ability to obtain a favorable judicial forum for disputes with us.

Risks Related to the TruGreen Spin-Off

If the TruGreen Separation Transaction were ultimately determined to be a taxable transaction for U.S. federal income tax purposes, then we could be subject to significant tax liability.

        In connection with the TruGreen Spin-off we received an opinion of tax counsel with respect to the tax-free nature of the TruGreen Spin-off to ServiceMaster, TruGreen and ServiceMaster's stockholders under Section 355 and related provisions of the Internal Revenue Code of 1986, as amended, or the "Code." The opinion relied on an Internal Revenue Service, or "IRS," private letter ruling as to matters covered by the ruling. The tax opinion was based on, among other things, certain assumptions and representations as to factual matters made by us, which, if incorrect or inaccurate in any material respect, would jeopardize the conclusions reached by tax counsel in its opinion. The opinion is not binding on the IRS or the courts, and the IRS or the courts may not agree with the opinion. If the TruGreen Spin-off were ultimately determined not to be tax-free, we could be liable for the U.S. federal income taxes imposed as a result of the transaction. Furthermore, events subsequent to the TruGreen Spin-off could cause us to recognize a taxable gain in connection therewith. In addition, as is customary with tax-free spin-off transactions, we and the Equity Sponsors are limited in our ability to pursue certain strategic transactions with respect to SvM.

Federal and state fraudulent transfer laws and Delaware corporate law may permit a court to void the TruGreen Spin-Off, which would adversely affect our financial condition and our results of operations.

        In connection with the TruGreen Spin-off, we undertook several corporate restructuring transactions which, along with the contributions and distributions to be made as part of the spin-off, may be subject to challenge under federal and state fraudulent conveyance and transfer laws as well as under Delaware corporate law.

        Under applicable laws, any transaction, contribution or distribution completed as part of the spin-off could be voided as a fraudulent transfer or conveyance if, among other things, the transferor received less than reasonably equivalent value or fair consideration in return and was insolvent or rendered insolvent by reason of the transfer.

        We cannot be certain as to the standards a court would use to determine whether or not any entity involved in the spin-off was insolvent at the relevant time. In general, however, a court would look at various facts and circumstances related to the entity in question, including evaluation of whether or not:

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  the sum of its debts, including contingent and unliquidated liabilities, was greater than the fair saleable value of all of its assets;

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  the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

  •
  it could not pay its debts as they became due.

        If a court were to find that any transaction, contribution or distribution involved in the spin-off was a fraudulent transfer or conveyance, the court could void the transaction, contribution or distribution. In addition, the spin-off could also be voided if a court were to find that the spin-off was not a legal dividend under Delaware corporate law. The resulting complications, costs and expenses of either finding could materially adversely affect our business, financial condition and results of operations.

Our directors and officers may have actual or potential conflicts of interest because of their equity ownership in New TruGreen.

        Our directors and officers may own shares of New TruGreen's common stock or be affiliated with certain equity owners of New TruGreen. This ownership may create, or may create the appearance of, conflicts of interest when these directors and officers are faced with decisions that could have different implications for us and New TruGreen. In connection with the TruGreen Spin-off, we entered into a transition services agreement with New TruGreen under which we will provide a range of support services to New TruGreen for a limited period of time. Potential conflicts of interest could arise in connection with the resolution of any dispute that may arise between us and New TruGreen regarding the terms of the transition services agreement or other agreements governing the TruGreen Spin-off and the relationship thereafter between the companies.

FORWARD-LOOKING STATEMENTS

        This prospectus and the information incorporated by reference in this prospectus contain forward-looking statements and cautionary statements. Some of the forward-looking statements can be identified by the use of forward-looking terms such as "believes," "expects," "may," "will," "shall," "should," "would," "could," "seeks," "aims," "projects," "is optimistic," "intends," "plans," "estimates," "anticipates" or other comparable terms. Forward-looking statements include, without limitation, all matters that are not historical facts. They appear in a number of places throughout this prospectus and in the documents incorporated by reference in this prospectus and include, without limitation, statements regarding our intentions, beliefs, assumptions or current expectations concerning, among other things, financial position; results of operations; cash flows; prospects; growth strategies or expectations; customer retention; the continuation of acquisitions, including the integration of any acquired company and risks relating to any such acquired company; fuel prices; attraction and retention of key personnel; the impact of fuel swaps; the valuation of marketable securities; estimates of accruals for self-insured claims related to workers' compensation, auto and general liability risks; estimates of accruals for home warranty claims; estimates of future payments under operating and capital leases; the outcome (by judgment or settlement) and costs of legal or administrative proceedings, including, without limitation, collective, representative or class action litigation; and the impact of prevailing economic conditions.

        Forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond our control. We caution you that forward-looking statements are not guarantees of future performance or outcomes and that actual performance and outcomes, including, without limitation, our actual results of operations, financial condition and liquidity, and the development of the market segments in which we operate, may differ materially from those made in or suggested by the forward-looking statements contained in this prospectus and the documents incorporated by reference in this prospectus. In addition, even if our results of operations, financial condition and cash flows, and the development of the market segments in which we operate, are consistent with the forward-looking statements contained in this prospectus and the documents incorporated by reference in this prospectus, those results or developments may not be indicative of results or developments in subsequent periods. A number of important factors, including, without limitation, the risks and uncertainties included or incorporated by reference in this prospectus, particularly under the headings "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations," among others, could cause actual results and outcomes to differ materially from those reflected in the forward-looking statements. Additional factors that could cause actual results and outcomes to differ from those reflected in forward-looking statements include, without limitation:

  •
  weakening general economic conditions, especially as they may affect home sales, unemployment and consumer confidence or spending levels;

  •
  our ability to successfully implement our business strategies;

  •
  adverse credit and financial markets impeding access, increasing financing costs or causing our customers to incur liquidity issues leading to some of our services not being purchased or cancelled;

  •
  cyber security breaches, disruptions or failures in our information technology systems and our failure to protect the security of personal information about our customers;

  •
  our ability to attract and retain key personnel, including our ability to attract, retain and maintain positive relations with trained workers and third-party contractors;

  •
  increases in prices for fuel and raw materials, and in minimum wage levels;

  •
  lawsuits, enforcement actions and other claims by third parties or governmental authorities;

  •
  compliance with, or violation of, environmental, health and safety laws and regulations;

  •
  changes in the source and intensity of competition in our market segments;

  •
  adverse weather conditions;

  •
  our franchisees and third-party distributors and vendors taking actions that harm our business;

  •
  changes in our services or products;

  •
  our recognition of future impairment charges;

  •
  our ability to protect our intellectual property and other material proprietary rights;

  •
  negative reputational and financial impacts resulting from future acquisitions or strategic transactions;

  •
  laws and governmental regulations increasing our legal and regulatory expenses;

  •
  increases in interest rates increasing the cost of servicing our substantial indebtedness;

  •
  increased borrowing costs due to lowering or withdrawal of the ratings, outlook or watch assigned to our debt securities;

  •
  restrictions contained in our debt agreements;

  •
  our ability to refinance all or a portion of our indebtedness or obtain additional financing; and

  •
  other factors described in this prospectus or the documents incorporated by reference in this prospectus.

        You should read this prospectus and the documents incorporated by reference in this prospectus completely and with the understanding that actual future results may be materially different from expectations. All forward-looking statements made in this prospectus and the documents incorporated by reference in this prospectus are qualified by these cautionary statements. These forward-looking statements are made only as of the date of this prospectus, and we do not undertake any obligation, other than as may be required by law, to update or revise any forward-looking or cautionary statements to reflect changes in assumptions, the occurrence of events, unanticipated or otherwise, and changes in future operating results over time or otherwise.

        Comparisons of results for current and any prior periods are not intended to express any future trends, or indications of future performance, unless expressed as such, and should only be viewed as historical data.

 USE OF PROCEEDS

        The selling stockholders will receive all of the net proceeds from the sale of shares of our common stock offered by them pursuant to this prospectus. We will not receive any proceeds from the sale of these shares of our common stock. The selling stockholders will bear any underwriting commissions and discounts attributable to their sale of our common stock and we will bear the remaining expenses as required by the amended and restated registration rights agreement, or the "registration rights agreement." See "Principal and Selling Stockholders."

 PRICE RANGE OF COMMON STOCK

        Our common stock is listed on the NYSE under the symbol "SERV". Our common stock began to trade on the NYSE on June 26, 2014.

        On May 26, 2015, the last quoted price per share of our common stock on the NYSE was $35.48. As of May 20, 2015, there were 28 registered holders of our common stock.

        The following table sets forth the high and low sales prices per share of our common stock as reported on the NYSE:

	High Sales Price	Low Sales Price
2014
Second Quarter (beginning June 26, 2014)	$19.75	$17.08
Third Quarter	$25.23	$17.05
Fourth Quarter	$28.20	$20.32
2015
First Quarter	$36.95	$25.98
Second Quarter (through May 26, 2015)	$37.30	$31.98

 DIVIDEND POLICY

        We do not intend to declare or pay dividends on our common stock for the foreseeable future. We currently intend to use our future earnings, if any, to repay debt, to fund our growth, to develop our business, for working capital needs and general corporate purposes. Our ability to pay dividends to holders of our common stock is significantly limited as a practical matter by the Credit Facilities and the indenture governing the 7% 2020 Notes, insofar as we may seek to pay dividends out of funds made available to us by SvM or its subsidiaries, because SvM's debt instruments directly or indirectly restrict SvM's ability to pay dividends or make loans to us. Any future determination to pay dividends on our common stock is subject to the discretion of our board of directors and will depend upon various factors, including our results of operations, financial condition, liquidity requirements, capital requirements, level of indebtedness, contractual restrictions with respect to payment of dividends, restrictions imposed by applicable law, general business conditions and other factors that our board of directors may deem relevant. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Liquidity—Limitation on Distributions and Dividends by Subsidiaries" in our 2014 Form 10-K and Q1 2015 Form 10-Q for a description of restrictions on our ability to pay dividends under our debt instruments.

CAPITALIZATION

        The following table sets forth our cash and cash equivalents and our consolidated capitalization as of March 31, 2015.

        You should read the following table in conjunction with the sections entitled "Prospectus Summary—Summary Consolidated Financial and Other Operating Data" included elsewhere in this prospectus and our audited consolidated financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in our 2014 Form 10-K and Q1 2015 Form 10-Q, which are incorporated by reference in this prospectus.

As of March 31, 2015
(In millions)	Actual
Cash and cash equivalents(1)(2)	$248

Long-term debt:
Term Loan Facility(2)(3)	$1,816
Revolving Credit Facility(4)	—
8% 2020 Notes(2)(5)	200
7% 2020 Notes	488
Continuing Notes(6)	357
Vehicle capital leases(7)	38
Other long-term debt(8)	39
Less current portion	(39)

Total long-term debt	$2,899
Total shareholders' equity	398

Total capitalization	$3,297

(1)
Our cash and cash equivalents and short- and long-term marketable securities totaled $352 million as of March 31, 2015. As of March 31, 2015, the total net assets subject to third-party restrictions was $166 million. For a discussion of our restricted net assets, see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Liquidity—Limitations on Distributions and Dividends by Subsidiaries" included in our Q1 2015 Form 10-Q, which is incorporated by reference in this prospectus.

(2)
On April 1, 2015, SvM entered into the First Term Loan Amendment, which amends the Credit Agreement governing the Credit Facilities. The First Term Loan Amendment provides for Incremental Term Loans under the Term Loan Facility in an aggregate principal amount of $175 million. On April 1, 2015, SvM used the net proceeds from the Incremental Term Loans, together with cash on hand, to redeem the remaining outstanding $200 million in aggregate principal amount of its 8% 2020 Notes at a redemption price of 106.0% of the principal amount. In connection with the redemption, we expect to record a loss on extinguishment of debt of approximately $14 million in the second quarter of 2015, which includes a pre-payment premium of $12 million and the write-off of approximately $2 million of debt issuance costs.

After giving effect to the full redemption of the 8% 2020 Notes and the increase in the commitments under the Term Loan Facility, as of March 31, 2015, our cash and cash equivalents and short- and long-term marketable securities would have totaled approximately $311 million and we would have had $1,991 million of outstanding borrowings under the Term Loan Facility.

(3)
Excludes $16 million in unamortized original issue discount paid as part of the Term Loan Facility.

(4)
As of March 31, 2015, we had available borrowing capacity under the Revolving Credit Facility of $165 million.

(5)
Excludes $1 million in unamortized premium received on the sale of $100 million aggregate principal amount of such notes.

(6)
Excludes $57 million in discounts related to the application of purchase accounting in the 2007 Merger.

(7)
SvM has entered into a fleet management services agreement, or the "Fleet Agreement," which, among other things, allows SvM to obtain fleet vehicles through a leasing program. All leases under the Fleet Agreement are capital leases for accounting purposes. The lease rental payments include an interest component calculated using a variable rate based on one-month London inter-bank offered rate, or "LIBOR," plus other contractual adjustments and a borrowing margin totaling 2.45%.

(8)
Our other long-term debt includes (i) capital leases and (ii) certain other indebtedness.

 PRINCIPAL AND SELLING STOCKHOLDERS

        The following table sets forth information as of May 20, 2015 with respect to the ownership of our common stock by:

  •
  each person known to own beneficially more than five percent of our common stock;

  •
  each of our directors;

  •
  each of our named executive officers;

  •
  all of our current executive officers and directors as a group; and

  •
  each selling stockholder.

        The amounts and percentages of shares beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under SEC rules, a person is deemed to be a "beneficial owner" of a security if that person has or shares voting power or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person's ownership percentage, but not for purposes of computing any other person's percentage. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest.

        Percentage computations are based on 135,045,228 shares of our common stock outstanding as of May 20, 2015.

        Except as otherwise indicated in these footnotes, each of the beneficial owners listed has, to our knowledge, sole voting and investment power with respect to the indicated shares of common stock. Addresses for the beneficial owners are set forth in the footnotes to the table.

	Shares Beneficially Owned Before the Offering and After the Offering Assuming the Underwriters' Option is Not Exercised(1)					Shares Beneficially Owned After the Offering Assuming the Underwriters' Option is Exercised in Full(1)
Name of Beneficial Owner	Number of Shares Owned	Percent of Class Before the Offering	Shares Offered Hereby	Shares Beneficially Owned After the Offering	Percent After the Offering	Number	Percent
Clayton, Dubilier & Rice Fund VII, L.P. and related funds(2)(12)	40,046,979	29.7	14,163,260	25,883,719	19.2	23,759,230	17.6
StepStone Group LP managed funds(3)(12)	8,769,043	6.5	3,101,313	5,667,730	4.2	5,202,533	3.9
Citadel Advisors LLC(4)	6,924,421	5.1	0	6,924,421	5.1	6,924,421	5.1
JPMorgan Chase Funding Inc.(5)(12)	4,419,709	3.3	1,563,101	2,856,608	2.1	2,622,143	1.9
Ridgemont Partners Secondary Fund I, L.P.(6)(12)	3,314,782	2.5	1,172,326	2,142,456	1.6	1,966,607	1.5
John Krenicki, Jr.(7)	63,492	*	0	63,492	*	63,492	*
David H. Wasserman(7)	0	0	0	0	0	0	0
Sarah Kim(7)	0	0	0	0	0	0	0
Darren M. Friedman(8)	0	0	0	0	0	0	0
Richard P. Fox(9)(10)	7,865	*	0	7,865	*	7,865	*
Stephen J. Sedita(9)(10)	7,865	*	0	7,865	*	7,865	*
Thomas C. Tiller, Jr.(9)(10)	2,865	*	0	2,865	*	2,865	*
Robert J. Gillette(9)(11)	696,094	*	0	696,094	*	696,094	*
Alan J. M. Haughie(9)(11)	99,893	*	0	99,893	*	99,893	*
Mark J. Barry(9)(11)	45,554	*	0	45,554	*	45,554	*
William J. Derwin(9)(11)	193,926	*	0	193,926	*	193,926	*
Susan K. Hunsberger(9)(11)	83,721	*	0	83,721	*	83,721	*
All current directors and executive officers as a group (15 persons)(11)	1,314,098	1.0	0	1,314,098	1.0	1,314,098	1.0

*
Less than one percent.

(1)
The selling stockholders have granted the underwriters an option to purchase up to an additional 3,000,000 shares.

(2)
Represents the following shares: (i) 26,518,251 shares of common stock held by Clayton, Dubilier & Rice Fund VII, L.P., whose general partner is CD&R Associates VII, Ltd., whose sole stockholder is CD&R Associates VII, L.P., whose general partner is CD&R Investment Associates VII, Ltd.; (ii) 6,489,367 shares of common stock held by Clayton, Dubilier & Rice Fund VII (Co-Investment), L.P., whose general partner is CD&R Associates VII (Co-Investment), Ltd., whose sole stockholder is CD&R Associates VII, L.P., whose general partner is CD&R

  Investment Associates VII, Ltd.; (iii) 4,640,694 shares of common stock held by CDR SVM Co-Investor L.P., whose general partner is CDR SVM Co-Investor GP Limited, whose sole stockholder is Clayton, Dubilier & Rice Fund VII, L.P.; (iv) 2,209,854 shares of common stock held by CDR SVM Co-Investor No. 2 L.P., whose general partner is CDR SVM Co-Investor No. 2 GP Limited, whose sole stockholder is Clayton, Dubilier & Rice Fund VII, L.P.; and (v) 188,813 shares of common stock held by CD&R Parallel Fund VII, L.P., whose general partner is CD&R Parallel Fund Associates VII, Ltd. Does not include 12,933 restricted shares issued to Clayton, Dubilier & Rice, LLC, as assignee of compensation payable to certain members of our board of directors associated with Clayton, Dubilier & Rice, LLC pursuant to their service as directors of ServiceMaster. CD&R Investment Associates VII, Ltd. and CD&R Parallel Fund Associates VII, Ltd. are each managed by a two-person board of directors, Donald J. Gogel and Kevin J. Conway, as the directors of each of CD&R Investment Associates VII, Ltd. and CD&R Parallel Fund Associates VII, Ltd., may be deemed to share beneficial ownership of the shares shown as beneficially owned by Clayton, Dubilier & Rice Fund VII, L.P., Clayton Dubilier & Rice Fund VII (Co-Investment), L.P., CDR SVM Co-Investor L.P., CDR SVM Co-Investor No. 2 L.P. and CD&R Parallel Fund VII, L.P. Such persons expressly disclaim such beneficial ownership.

Investment and voting decisions with respect to shares held by each of Clayton, Dubilier & Rice Fund VII, L.P., Clayton, Dubilier & Rice Fund VII (Co-Investment), L.P., CDR SVM Co-Investor L.P., CDR SVM Co-Investor No. 2 L.P. and CD&R Parallel Fund VII, L.P. are made by an investment committee of limited partners of CD&R Associates VII, L.P., currently consisting of more than ten individuals, or the "Investment Committee." All members of the Investment Committee disclaim beneficial ownership of the shares shown as beneficially owned by the funds associated with Clayton, Dubilier & Rice, LLC.

Each of CD&R Associates VII, Ltd., CD&R Associates VII, L.P. and CD&R Investment Associates VII, Ltd. expressly disclaims beneficial ownership of the shares held by Clayton, Dubilier & Rice Fund VII, L.P., as well as of the shares held by each of Clayton, Dubilier & Rice Fund VII (Co-Investment), L.P., CD&R Parallel Fund VII, L.P., CDR SVM Co-Investor L.P. and CDR SVM Co-Investor No. 2 L.P. Each of CDR SVM Co-Investor GP Limited and CDR SVM No. 2 GP Limited expressly disclaims beneficial ownership of the shares held by each of CDR SVM Co-Investor L.P., Clayton, Dubilier & Rice Fund VII, L.P., Clayton, Dubilier & Rice Fund VII (Co-Investment), L.P., CD&R Parallel Fund VII, L.P., and CDR SVM Co-Investor No. 2 L.P. Clayton, Dubilier & Rice Fund VII, L.P. expressly disclaims beneficial ownership of the shares held by each of CDR SVM Co-Investor L.P. and CDR SVM Co-Investor No. 2 L.P. CD&R Parallel Fund Associates VII, Ltd. expressly disclaims beneficial ownership of the shares held by each of CD&R Parallel Fund VII, L.P., Clayton, Dubilier & Rice Fund VII, L.P., Clayton, Dubilier & Rice Fund VII (Co-Investment), L.P., CDR SVM Co-Investor L.P. and CDR SVM Co-Investor No. 2 L.P.

The address for each of Clayton, Dubilier & Rice Fund VII, L.P., Clayton, Dubilier & Rice Fund VII (Co-Investment), L.P., CD&R Parallel Fund VII, L.P., CD&R Associates VII, Ltd., CD&R Associates VII, L.P., CD&R Parallel Fund Associates VII, Ltd., CDR SVM Co-Investor L.P., CDR SVM Co-Investor L.P., CDR SVM Co-Investor No. 2 L.P. and CD&R Investment Associates VII, Ltd. is c/o Maples Corporate Services Limited, PO Box 309, Ugland House, South Church Street, George Town, Grand Cayman, KY1-1104, Cayman Islands.

(3)
Represents shares held by 2007 Co-Investment Portfolio L.P., StepStone Capital Partners II Onshore, L.P., StepStone Capital Partners II Cayman Holdings, L.P., and StepStone Co-Investment (ServiceMaster) LLC. Does not include 4,311 restricted shares issued to StepStone Group LP as assignee of compensation payable to Mr. Friedman pursuant to his service as a director of ServiceMaster. The address for each of 2007 Co-Investment Portfolio L.P., StepStone Capital Partners II Onshore, L.P., StepStone Capital Partners II Cayman Holdings, L.P. and

  StepStone Co-Investment (ServiceMaster) LLC, is c/o StepStone Group LP, 4350 LaJolla Village Drive, Suite 800, San Diego, CA 92122.

(4)
Based on information obtained from a Schedule 13G filed with the SEC on March 3, 2015 by Citadel Advisors LLC ("Citadel Advisors"), Citadel Advisors Holdings III LP ("CAH3"), Citadel GP LLC ("CGP") and Mr. Kenneth Griffin (collectively with Citadel Advisors, CAH3 and CGP, the "Citadel reporting persons") with respect to shares of common stock (and options to purchase of the above-named issuer owned by Citadel Global Equities Master Fund Ltd., a Cayman Islands limited company ("CG"), Citadel Equity Fund Ltd., a Cayman Islands limited company ("CEF"), Surveyor Capital Ltd., a Cayman Islands limited company ("SC"), Citadel Quantitative Strategies Master Fund Ltd., a Cayman Islands limited company ("CQ"), and Citadel Securities LLC, a Delaware limited liability company ("Citadel Securities"). Each of Citadel Advisors and CGP is organized as a limited liability company under the laws of the State of Delaware. CAH3 is organized as a limited partnership under the laws of the State of Delaware.

Citadel Advisors is the portfolio manager for CG, CEF and SC. Citadel Advisors II LLC, a Delaware limited liability company ("CA2"), is the portfolio manager of CQ. CAH3 is the managing member of Citadel Advisors and CA2. CALC III LP, a Delaware limited partnership ("CALC3"), is the non-member manager of Citadel Securities. CGP is the general partner of CALC3 and CAH3. Mr. Griffin is the President and Chief Executive Officer of, and owns a controlling interest in, CGP. The address for each of Citadel reporting persons is c/o Citadel LLC, 131 S. Dearborn Street, 32nd Floor, Chicago, Illinois 60603.

(5)
JPMorgan Chase Funding Inc. is an affiliate of JPMorgan Chase & Co. The address for JPMorgan Chase Funding Inc. is 270 Park Avenue, New York, NY 10017.

(6)
Represents shares held by Ridgemont Partners Secondary Fund I, L.P. The address for Ridgemont Partners Secondary Fund I, L.P. is c/o Ridgemont Partners Management, LLC, 150 North College Street, Suite 2500, Charlotte, NC 28202. Ridgemont Secondary Management I, L.P. is the sole general partner of Ridgemont Partners Secondary Fund I, L.P. and may therefore be deemed to be the beneficial owner of the shares, and its address is c/o Ridgemont Partners Management, LLC, 150 North College Street, Suite 2500, Charlotte, NC 28202. Ridgemont Secondary Management I, LLC is the sole general partner of Ridgemont Secondary Management I, L.P. and may therefore also be deemed to be the beneficial owner of the shares, and its address is c/o Ridgemont Partners Management, LLC, 150 North College Street, Suite 2500, Charlotte, NC 28202. A majority of the following members of Ridgemont Secondary Management I, LLC have the authority to vote or dispose of the shares held by Ridgemont Partners Secondary Fund I, L.P.: J. Travis Hain, Walker L. Poole, Robert H. Sheridan, III, Robert L. Edwards, Jr., John A. Shimp and George E. Morgan, III. The address for each of the members of Ridgemont Secondary Management I, LLC is c/o Ridgemont Partners Management, LLC, 150 North College Street, Suite 2500, Charlotte, NC 28202. Ridgemont Secondary Management I, L.P., Ridgemont Secondary Management I, LLC and each of the members of Ridgemont Secondary Management I, LLC disclaim beneficial ownership of such shares except to the extent of their respective pecuniary interest therein, if any.

(7)
Does not include common stock held by the CD&R Funds. Ms. Kim and Messrs. Krenicki and Wasserman are directors of ServiceMaster Global Holdings, Inc. and principals of Clayton, Dubilier & Rice, LLC. Each of them has assigned their compensation for board service to Clayton, Dubilier & Rice, LLC. They expressly disclaim beneficial ownership of the shares held by the CD&R Funds. The address for Ms. Kim and Messrs. Krenicki and Wasserman is 375 Park Avenue, New York, New York 10152.

(8)
Does not include common stock held by investment funds associated with or designated by StepStone Group LP. Mr. Friedman is a director of ServiceMaster and an executive of StepStone

  Group LP. He has assigned his compensation for board service to StepStone Group LP. He disclaims beneficial ownership of the shares held by investment funds associated with or designated by StepStone Group LP. The address for Mr. Friedman is 505 5th Avenue, 17th Floor, New York, NY 10017.

(9)
The business address for these persons is c/o ServiceMaster Global Holdings, Inc., 860 Ridge Lake Boulevard, Memphis, TN 38120.

(10)
With respect to each of Messrs. Fox and Sedita, represents 5,000 restricted shares that vested on March 31, 2015. With respect to each of Messrs. Fox, Sedita and Tiller, represents 2,865 restricted shares granted on April 27, 2015, which will vest on the earlier of (i) the 2016 annual stockholders meeting or (ii) April 27, 2016.

(11)
Includes shares which the current executive officers have the right to acquire prior to July 19, 2015 through the exercise of stock options or vesting of RSUs as follows: Mr. Gillette, 352,344 shares, Mr. Haughie 42,000 shares, Mr. Derwin 91,666 shares and Ms. Hunsberger, 36,667 shares. All current executive officers as a group have the right to acquire 581,072 shares prior to July 19, 2015 through the exercise of stock options or vesting of RSUs.

(12)
For information regarding certain material relationships between the selling stockholders in this offering and the Company, see "Certain Relationships and Related Party Transactions" included in our Definitive Proxy Statement on Schedule 14A filed with the SEC on March 20, 2015, or our "2015 Proxy Statement," which is incorporated by reference in this prospectus.

DESCRIPTION OF CAPITAL STOCK

        The following descriptions of our capital stock, amended and restated certificate of incorporation and amended and restated by-laws are intended as summaries only and are qualified in their entirety by reference to our amended and restated certificate of incorporation and amended and restated by-laws and to the applicable provisions of the DGCL.

General

        Our authorized capital stock consists of 2,000,000,000 shares of common stock, par value $0.01 per share and 200,000,000 shares of undesignated preferred stock, par value per share. As of May 20, 2015, there were 135,045,228 shares of our common stock issued and outstanding, not including 3,994,243 shares of our common stock issuable upon exercise of outstanding stock options and 679,318 shares of our common stock subject to outstanding restricted stock units.

Common Stock

        Holders of common stock are entitled:

  •
  to cast one vote for each share held of record on all matters submitted to a vote of the stockholders;

  •
  to receive, on a pro rata basis, dividends and distributions, if any, that our board of directors may declare out of legally available funds, subject to preferences that may be applicable to preferred stock, if any, then outstanding; and

  •
  upon our liquidation, dissolution or winding up, to share equally and ratably in any assets remaining after the payment of all debt and other liabilities, subject to the prior rights, if any, of holders of any outstanding shares of preferred stock.

        Our ability to pay dividends on our common stock is subject to our subsidiaries' ability to pay dividends to us, which is in turn subject to the restrictions set forth in the Credit Facilities and the indenture governing the 7% 2020 Notes. See "Dividend Policy."

        The holders of our common stock do not have any preemptive, cumulative voting, subscription, conversion, redemption or sinking fund rights. The common stock is not subject to future calls or assessments by us. The rights and privileges of holders of our common stock are subject to any series of preferred stock that we may issue in the future, as described below.

        Our common stock is listed on the NYSE under the symbol "SERV."

        As of May 20, 2015, we had approximately 135 million shares of common stock outstanding and 28 holders of record of common stock.

Preferred Stock

        Under our amended and restated certificate of incorporation, our board of directors has the authority, without further action by our stockholders, to issue up to 200,000,000 shares of preferred stock in one or more series and to fix the voting powers, designations, preferences and the relative participating, optional or other special rights and qualifications, limitations and restrictions of each series, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any series. No shares of our authorized preferred stock are currently outstanding. Because the board of directors has the power to establish the preferences and rights of the shares of any additional series of preferred stock, it may afford holders of any preferred stock preferences, powers and rights, including voting and dividend rights, senior to the rights of holders of our common stock, which could adversely affect the holders of the common stock and could delay, discourage or prevent a takeover of us even if a change of control of our company would be beneficial to the interests of our stockholders.

Annual Stockholders Meeting

        Our amended and restated by-laws provide that annual stockholder meetings will be held at a date, time and place, if any, as exclusively selected by our board of directors. To the extent permitted under applicable law, we may conduct meetings by remote communications, including by webcast.

Voting

        The affirmative vote of a plurality of the shares of our common stock present, in person or by proxy, at the meeting and entitled to vote on the election of directors will decide the election of any directors, and the affirmative vote of a majority of the shares of our common stock present, in person or by proxy, at the meeting and entitled to vote at any annual or special meeting of stockholders will decide all other matters voted on by stockholders, unless the question is one upon which, by express provision of law, under our amended and restated certificate of incorporation, or under our amended and restated by-laws, a different vote is required, in which case such provision will control.

Anti-Takeover Effects of our Certificate of Incorporation and By-Laws

        The provisions of our amended and restated certificate of incorporation and amended and restated by-laws summarized below may have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that you might consider in your best interest, including an attempt that might result in your receipt of a premium over the market price for your shares. These provisions are also designed, in part, to encourage persons seeking to acquire control of us to first negotiate with our board of directors, which could result in an improvement of their terms.

        Authorized but Unissued Shares of Common Stock.    Under our amended and restated certificate of incorporation, our board of directors has the authority to issue the remaining shares of our authorized and unissued common stock without additional stockholder approval, subject to compliance with applicable NYSE requirements. While the additional shares are not designed to deter or prevent a change of control, under some circumstances we could use the additional shares to create voting impediments or to frustrate persons seeking to effect a takeover or otherwise gain control by, for example, issuing those shares in private placements to purchasers who might side with our board of directors in opposing a hostile takeover bid.

        Authorized but Unissued Shares of Preferred Stock.    Under our amended and restated certificate of incorporation, our board of directors has the authority, without further action by our stockholders, to issue up to 200,000,000 shares of preferred stock in one or more series and to fix the voting powers, designations, preferences and the relative participating, optional or other special rights and qualifications, limitations and restrictions of each series, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any series. The existence of authorized but unissued preferred stock could reduce our attractiveness as a target for an unsolicited takeover bid since we could, for example, issue shares of preferred stock to parties who might oppose such a takeover bid or shares that contain terms the potential acquiror may find unattractive. This may have the effect of delaying or preventing a change of control, may discourage bids for the common stock at a premium over the market price of the common stock, and may adversely affect the market price of, and the voting and other rights of the holders of, our common stock.

        Classified Board of Directors.    In accordance with the terms of our amended and restated certificate of incorporation, our board of directors is divided into three classes, Class I, Class II and

Class III, with members of each class serving staggered three-year terms. Under our amended and restated certificate of incorporation, our board of directors consists of such number of directors as may be determined from time to time by resolution of the board of directors, but in no event may the number of directors be less than one. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. Our amended and restated certificate of incorporation provides that any vacancy on our board of directors, including a vacancy resulting from an enlargement of our board of directors, may be filled only by the affirmative vote of a majority of our directors then in office, even if less than a quorum, or by a sole remaining director, subject to our second amended and restated stockholders agreement with respect to director designation rights. Any director elected to fill a vacancy will hold office until such director's successor shall have been duly elected and qualified or until such director's earlier death, resignation or removal. Our classified board of directors could have the effect of delaying or discouraging an acquisition of us or a change in our management.

        Removal of Directors.    Our amended and restated certificate of incorporation provides that directors may be removed only for cause upon the affirmative vote of holders of at least a majority of the outstanding shares of common stock then entitled to vote at an election of directors.

        Special Meetings of Stockholders.    Our amended and restated certificate of incorporation provides that a special meeting of stockholders may be called only by the Chairman of our board of directors or by a resolution adopted by a majority of our board of directors. Stockholders are not permitted to call a special meeting of stockholders.

        Stockholder Advance Notice Procedure.    Our amended and restated by-laws establish an advance notice procedure for stockholders to make nominations of candidates for election as directors or to bring other business before an annual meeting of our stockholders. The amended and restated by-laws provide that any stockholder wishing to nominate persons for election as directors at, or bring other business before, an annual meeting must deliver to our corporate secretary a written notice of the stockholder's intention to do so. These provisions may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed. We expect that these provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer's own slate of directors or otherwise attempting to obtain control of our company. To be timely, the stockholder's notice must be delivered to our corporate secretary at our principal executive offices not less than 90 days nor more than 120 days before the first anniversary date of the annual meeting for the preceding year; provided, however, that in the event that the annual meeting is set for a date that is more than 30 days before or more than 70 days after the first anniversary date of the preceding year's annual meeting, a stockholder's notice must be delivered to our corporate secretary (x) not less than 90 days nor more than 120 days prior to the meeting or (y) no later than the close of business on the 10th day following the day on which a public announcement of the date of the meeting is first made by us.

        No Stockholder Action by Written Consent.    Our amended and restated certificate of incorporation provides that stockholder action may be taken only at an annual meeting or special meeting of stockholders.

        Amendments to Certificate of Incorporation and By-Laws.    Our amended and restated certificate of incorporation provides that our amended and restated certificate of incorporation may be amended by both the affirmative vote of a majority of our board of directors and the affirmative vote of the holders of a majority of the outstanding shares of our common stock then entitled to vote at any annual or special meeting of stockholders; provided that specified provisions of our amended and restated certificate of incorporation may not be amended, altered or repealed unless the amendment is approved by the affirmative vote of the holders of at least 66 2/3% of the outstanding shares of our common stock then entitled to vote at any annual or special meeting of stockholders, including the provisions governing:

  •
  liability and indemnification of directors;

  •
  corporate opportunities;

  •
  elimination of stockholder action by written consent;

  •
  prohibition on the rights of stockholders to call a special meeting;

  •
  removal of directors for cause;

  •
  classified board of directors; and

  •
  required approval of the holders of at least 66 2/3% of the outstanding shares of our common stock to amend our amended and restated by-laws and certain provisions of our amended and restated certificate of incorporation.

        In addition, our amended and restated by-laws may be amended, altered or repealed, or new by-laws may be adopted, by the affirmative vote of a majority of the board of directors, or by the affirmative vote of the holders of at least 66 2/3%, of the outstanding shares of our common stock then entitled to vote at any annual or special meeting of stockholders.

        These provisions make it more difficult for any person to remove or amend any provisions in our amended and restated certificate of incorporation and amended and restated by-laws that may have an anti-takeover effect.

        Section 203 of the Delaware General Corporation Law.    In our amended and restated certificate of incorporation, we elected not to be governed by Section 203 of the DGCL, as permitted under and pursuant to subsection (b)(3) of Section 203, until the first date on which the CD&R Funds collectively cease to beneficially own (directly or indirectly) at least 5% of the outstanding shares of our common stock. Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination, such as a merger, with a person or group owning 15% or more of the corporation's outstanding voting stock for a period of three years following the date the person became an interested stockholder, unless (with certain exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Accordingly, we are not subject to any anti-takeover effects of Section 203.

Limitations on Liability and Indemnification

        Our amended and restated certificate of incorporation contains provisions permitted under DGCL relating to the liability of directors. These provisions eliminate a director's personal liability for monetary damages resulting from a breach of fiduciary duty, except in circumstances involving:

  •
  any breach of the director's duty of loyalty;

  •
  acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law;

  •
  Section 174 of the DGCL (unlawful dividends); or

  •
  any transaction from which the director derives an improper personal benefit.

        The principal effect of the limitation on liability provision is that a stockholder will be unable to prosecute an action for monetary damages against a director unless the stockholder can demonstrate a basis for liability for which indemnification is not available under the DGCL. These provisions, however, should not limit or eliminate our rights or any stockholder's rights to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of a director's fiduciary duty. These provisions will not alter a director's liability under federal securities laws. The inclusion of this provision in our amended and restated certificate of incorporation may discourage or deter stockholders or management from bringing a lawsuit against directors for a breach of their fiduciary duties, even though such an action, if successful, might otherwise have benefited us and our stockholders. In addition, your investment may be adversely affected to the extent we pay costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

        Our amended and restated certificate of incorporation and our amended and restated by-laws require us to indemnify and advance expenses to our directors and officers to the fullest extent not prohibited by the DGCL and other applicable law, except in the case of a proceeding instituted by the director without the approval of our board of directors. Our amended and restated certificate of incorporation and our amended and restated by-laws provide that we are required to indemnify our directors and executive officers, to the fullest extent permitted by law, for all judgments, fines, settlements, legal fees and other expenses incurred in connection with pending or threatened legal proceedings because of the director's or officer's positions with us or another entity that the director or officer serves at our request, subject to various conditions, and to advance funds to our directors and officers to enable them to defend against such proceedings. To receive indemnification, the director or officer must have been successful in the legal proceeding or have acted in good faith and in what was reasonably believed to be a lawful manner in our best interest and, with respect to any criminal proceeding, have had no reasonable cause to believe his or her conduct was unlawful.

        In connection with our initial public offering, we entered into an indemnification agreement with each of our directors. The indemnification agreements provide our directors with contractual rights to the indemnification and expense advancement rights provided under our amended and restated by-laws, as well as contractual rights to additional indemnification as provided in the indemnification agreements.

Corporate Opportunities

        Our amended and restated certificate of incorporation provides that we, on our behalf and on behalf of our subsidiaries, renounce any interest or expectancy in, or in being offered an opportunity to participate in, corporate opportunities, that are from time to time presented to the CD&R Funds and the StepStone Funds or any of their respective officers, directors, employees, agents, stockholders, members, partners, affiliates or subsidiaries (other than us and our subsidiaries), even if the opportunity is one that we or our subsidiaries might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so. Neither the CD&R Funds, the StepStone Funds nor their respective officers, directors, employees, agents, stockholders, members, partners, affiliates or subsidiaries will generally be liable to us or any of our subsidiaries for breach of any fiduciary or other duty, as a director or otherwise, by reason of the fact that such person pursues or acquires such corporate opportunity, directs such corporate opportunity to another person or fails to present such corporate opportunity, or information regarding such corporate opportunity, to us or our subsidiaries unless, in the case of any such person who is a director or officer of ServiceMaster, such corporate opportunity is expressly offered to such director or officer in writing solely in his or her capacity as a director or officer of ServiceMaster. Stockholders will be deemed to have notice of and consented to this provision of our amended and restated certificate of incorporation.

Choice of Forum

        Our amended and restated certificate of incorporation provides that the Court of Chancery of the State of Delaware is the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed to us or our stockholders by any of our directors, officers, employees or agents, (iii) any action asserting a claim against us arising under the DGCL or (iv) any action asserting a claim against us that is governed by the internal affairs doctrine. We may consent in writing to alternative forums. By becoming a stockholder in our company, you will be deemed to have notice of and have consented to the provisions of our amended and restated certificate of incorporation related to choice of forum.

Market Listing

        Our common stock is listed on the NYSE under the symbol "SERV."

Transfer Agent and Registrar

        The transfer agent and registrar for our common stock is ComputerShare Trust Company, N.A.

 SHARES AVAILABLE FOR FUTURE SALE

        Sales of substantial amounts of our common stock in the public market could adversely affect prevailing market prices of our common stock. Some shares of our common stock will not be available for sale for a certain period of time after this offering because they are subject to contractual and legal restrictions on resale some of which are described below. Sales of substantial amounts of common stock in the public market after these restrictions lapse, or the perception that these sales could occur, could adversely affect the prevailing market price and our ability to raise equity capital in the future.

Sales of Restricted Securities

        As of May 20, 2015, we had 135,045,228 outstanding shares of common stock outstanding. Of these shares, all of the 70,035,000 shares sold by us in our initial public offering and in the secondary offering in February 2015 by certain of our stockholders, including the CD&R Funds and the StepStone Funds are, and the 20,000,000 shares to be sold in this offering will be, freely transferable without restriction or further registration under the Securities Act, except for any shares held by "affiliates," as that term is defined in Rule 144 under the Securities Act. In July 2014, we filed a registration statement on Form S-8 under the Securities Act to register the shares of common stock to be issued under our equity compensation plans and, as a result, all shares of common stock acquired upon exercise of (i) stock options granted under these plans and (ii) other equity-based awards granted under the Omnibus Incentive Plan, including approximately one million shares of our common stock that have been sold in the public market through the exercise of stock options as of May 20, 2015, are freely tradable under the Securities Act, subject to the terms of the lock-up agreements, unless purchased by our affiliates. As of May 20, 2015, there were stock options outstanding to purchase a total of 3,994,243 shares of common stock and there were 679,318 shares of our common stock subject to restricted stock units. In addition, 7,369,541 million shares of our common stock are reserved for future issuances under our Omnibus Incentive Plan.

        The remaining shares of our common stock outstanding as of May 20, 2015 are "restricted securities" within the meaning of Rule 144 under the Securities Act. Restricted securities may be sold in the public market only if they are registered under the Securities Act or are sold pursuant to an exemption from registration under Rule 144 or Rule 701, which are summarized below. Subject to the lock-up agreements described below, shares held by our affiliates that are not restricted securities or that have been owned for more than one year may be sold subject to compliance with Rule 144 of the Securities Act without regard to the prescribed one-year holding period under Rule 144.

Lock-up Agreements

        Upon completion of the offering, our directors and executive officers, and the selling stockholders in this offering will have signed lock-up agreements, under which they will agree not to sell, transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock without the prior written consent of J.P. Morgan Securities LLC and Credit Suisse Securities (USA) LLC for a period of 60 days, subject to possible extension under certain circumstances, after the date of this prospectus. These agreements are described below under "Underwriting (Conflicts of Interest)."

Registration Rights Agreement

        Certain of the Equity Sponsors have the right to require us to register additional shares of common stock for resale in some circumstances. See "Certain Relationships and Related Party Transactions—Registration Rights Agreement" included in our 2015 Proxy Statement, which is incorporated by reference in this prospectus.

Rule 144

        In general, under Rule 144, as currently in effect, a person (or persons whose shares are aggregated) who is not deemed to be or have been one of our affiliates for purposes of the Securities Act at any time during 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least six months, including the holding period of any prior owner other than an affiliate, is entitled to sell such shares without registration, subject to compliance with the public information requirements of Rule 144. If such a person has beneficially owned the shares proposed to be sold for at least one year, including the holding period of a prior owner other than an affiliate, then such person is entitled to sell such shares without complying with any of the requirements of Rule 144.

        In general, under Rule 144, as currently in effect, our affiliates or persons selling shares on behalf of our affiliates, who have met the six-month holding period for beneficial ownership of "restricted shares" of our common stock, are entitled to sell within any three-month period, a number of shares that does not exceed the greater of:

  •
  1% of the number of shares of our common stock then outstanding, which equals approximately 1,350,452 shares as of May 20, 2015; and

  •
  the average reported weekly trading volume of our common stock on the NYSE during the four calendar weeks preceding the date of filing a Notice of Proposed Sale of Securities Pursuant to Rule 144 with respect to the sale.

        Sales under Rule 144 by our affiliates or persons selling shares on behalf of our affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us. The sale of these shares, or the perception that sales will be made, could adversely affect the price of our common stock after this offering because a great supply of shares would be, or would be perceived to be, available for sale in the public market.

Rule 701

        Any of our employees, officers or directors who acquired shares under a written compensatory plan or contract may be entitled to sell them in reliance on Rule 701. Rule 701 permits affiliates to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. Rule 701 further provides that non-affiliates may sell these shares in reliance on Rule 144 without complying with the holding period, public information, volume limitation or notice provisions of Rule 144.

MATERIAL U.S. FEDERAL TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

        The following is a discussion of material U.S. federal income tax considerations relating to the purchase, ownership and disposition of our common stock by Non-U.S. Holders (as defined below) that purchase our common stock pursuant to this offering and hold such common stock as a capital asset. This discussion is based on the Code, U.S. Treasury regulations promulgated or proposed thereunder, and administrative and judicial interpretations thereof, all as in effect on the date hereof and all of which are subject to change, possibly with retroactive effect, or to different interpretation. This discussion does not address all of the U.S. federal income tax considerations that may be relevant to specific Non-U.S. Holders in light of their particular circumstances or to Non-U.S. Holders subject to special treatment under U.S. federal income tax law (such as banks, insurance companies, dealers in securities or other Non-U.S. Holders that generally mark their securities to market for U.S. federal income tax purposes, foreign governments, international organizations, tax-exempt entities, certain former citizens or residents of the United States, or Non-U.S. Holders that hold our common stock as part of a straddle, hedge, conversion or other integrated transaction). This discussion does not address any U.S. state or local or non-U.S. tax considerations or any U.S. federal gift or alternative minimum tax considerations.

        As used in this discussion, the term "Non-U.S. Holder" means a beneficial owner of our common stock that, for U.S. federal income tax purposes, is:

  •
  an individual who is neither a citizen nor a resident of the United States;

  •
  a corporation that is not created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

  •
  an estate that is not subject to U.S. federal income tax on income from non-U.S. sources which is not effectively connected with the conduct of a trade or business in the United States; or

  •
  a trust unless (i) a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all of its substantial decisions or (ii) it has in effect a valid election under applicable U.S. Treasury regulations to be treated as a U.S. person.

        If an entity treated as a partnership for U.S. federal income tax purposes invests in our common stock, the U.S. federal income tax considerations relating to such investment will depend in part upon the status and activities of such entity and the particular partner. Any such entity should consult its own tax advisor regarding the U.S. federal income tax considerations applicable to it and its partners relating to the purchase, ownership and disposition of our common stock.

        PERSONS CONSIDERING AN INVESTMENT IN OUR COMMON STOCK SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE U.S. FEDERAL, STATE AND LOCAL AND NON-U.S. INCOME, ESTATE AND OTHER TAX CONSIDERATIONS RELATING TO THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES.

Distributions on Common Stock

        If we make a distribution of cash or other property (other than certain pro rata distributions of our common stock or rights to acquire our common stock) in respect of a share of our common stock, the distribution generally will be treated as a dividend to the extent it is paid from our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). If the amount of such distribution exceeds our current and accumulated earnings and profits, such excess generally will be treated first as a tax-free return of capital to the extent of the Non-U.S. Holder's adjusted tax basis in such share of our common stock, and then as capital gain (which will be treated in the manner described below under "Sale, Exchange or Other Disposition of Common Stock"). Distributions treated as dividends on our common stock that are paid to or for the account of a Non-U.S. Holder generally will be subject to U.S. federal withholding tax at a rate of 30%, or at a lower rate if provided by an applicable tax treaty and the Non-U.S. Holder provides the documentation (generally, IRS Form W-8BEN or IRS Form W-BEN-E) required to claim benefits under such tax treaty to the applicable withholding agent. Special documentation requirements apply to claim benefits under such a tax treaty when our common stock is held though certain foreign intermediaries or Non-U.S. entities that are pass through entities.

        If, however, a dividend is effectively connected with the conduct of a trade or business in the United States by a Non-U.S. Holder (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment), such dividend generally will not be subject to the 30% U.S. federal withholding tax if such Non-U.S. Holder provides the appropriate documentation (generally, IRS Form W-8ECI) to the applicable withholding agent. Instead, such Non-U.S. Holder generally will be subject to U.S. federal income tax on such dividend in substantially the same manner as a U.S. person (except as provided by an applicable tax treaty). In addition, a Non-U.S. Holder that is treated as a corporation for U.S. federal income tax purposes may be subject to a branch profits tax at a rate of 30% (or a lower rate if provided by an applicable tax treaty) on its effectively connected income for the taxable year, subject to certain adjustments.

        The foregoing discussion is subject to the discussion below under "—FATCA Withholding" and "—Information Reporting and Backup Withholding."

Sale, Exchange or Other Disposition of Common Stock

        A Non-U.S. Holder generally will not be subject to U.S. federal income tax on any gain recognized on the sale, exchange or other disposition of our common stock unless:

  (i)
  such gain is effectively connected with the conduct of a trade or business in the United States by such Non-U.S. Holder, in which event such Non-U.S. Holder generally will be subject to U.S. federal income tax on such gain in substantially the same manner as a U.S. person (except as provided by an applicable tax treaty) and, if it is treated as a corporation for U.S. federal income tax purposes, may also be subject to a branch profits tax at a rate of 30% (or a lower rate if provided by an applicable tax treaty);

  (ii)
  such Non-U.S. Holder is an individual who is present in the United States for 183 days or more during the taxable year of such sale, exchange or other disposition and certain other conditions are met, in which event such gain (net of certain U.S. source losses) generally will be subject to U.S. federal income tax at a rate of 30% (except as provided by an applicable tax treaty); or

  (iii)
  we are or have been a "United States real property holding corporation" for U.S. federal income tax purposes at any time during the shorter of (x) the five-year period ending on the date of such sale, exchange or other disposition and (y) such Non-U.S. Holder's holding period with respect to such common stock, and certain other conditions are met.

        Generally, a corporation is a "United States real property holding corporation" if the fair market value of its United States real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business (all as determined for U.S. federal income tax purposes). We believe that we presently are not, that we have not been at any time during the five-year period ending as of the date of this offering and we do not presently anticipate that we will become, a United States real property holding corporation.

        The foregoing discussion is subject to the discussion below under "—FATCA Withholding" and "—Information Reporting and Backup Withholding."

FATCA Withholding

        Under the Foreign Account Tax Compliance Act provisions of the Code and related U.S. Treasury guidance, or "FATCA," a withholding tax of 30% will be imposed in certain circumstances on payments of (i) dividends on our common stock and (ii) on or after January 1, 2017, gross proceeds from the sale or other disposition of our common stock. In the case of payments made to a "foreign financial institution" (such as a bank, a broker or an investment fund), as a beneficial owner or as an intermediary, this tax generally will be imposed, subject to certain exceptions, unless such institution (i) has agreed to (and does) comply with the requirements of an agreement with the United States, or an "FFI Agreement," or (ii) is required to (and does) comply with FATCA pursuant to applicable foreign law enacted in connection with an intergovernmental agreement between the United States and a foreign jurisdiction, or an "IGA," in either case to, among other things, collect and provide to the U.S. tax authorities or other relevant tax authorities certain information regarding U.S. account holders of such institution, and, in either case such institution provides the withholding agent with a certification as to its FATCA status. In the case of payments made to a foreign entity that is not a financial institution (as a beneficial owner), the tax generally will be imposed, subject to certain exceptions, unless such entity provides the withholding agent with a certification as to its FATCA status and in certain cases, identifies any "substantial" U.S. owner (generally, any specified U.S. person that directly or indirectly owns more than a specified percentage of such entity). If our common stock is held through a foreign financial institution that has agreed to comply with the requirements of an FFI Agreement or is subject to similar requirements under applicable foreign law enacted in connection with an IGA, such foreign financial institution (or, in certain cases, a person paying amounts to such foreign financial institution) generally will be required, subject to certain exceptions, to withhold tax on payments of dividends and proceeds described above made to (i) a person (including an individual) that fails to provide any required information or documentation or (ii) a foreign financial institution that has not agreed to comply with the requirements of an FFI Agreement, unless such foreign financial institution is required to (and does) comply with FATCA pursuant to applicable foreign law enacted in connection with an IGA. Each Non-U.S. Holder should consult its own tax advisor regarding the application of FATCA to the ownership and disposition of our common stock.

Information Reporting and Backup Withholding

        Amounts treated as payments of dividends on our common stock paid to a Non-U.S. Holder and the amount of any U.S. federal tax withheld from such payments generally must be reported annually to the IRS and to such Non-U.S. Holder by the applicable withholding agent.

        The information reporting and backup withholding rules that apply to payments of dividends to certain U.S. persons generally will not apply to payments of dividends on our common stock to a Non-U.S. Holder if such Non-U.S. Holder certifies under penalties of perjury that it is not a U.S. person (generally by providing an IRS Form W-8BEN or W-8BEN-E to the applicable withholding agent) or otherwise establishes an exemption.

        Proceeds from the sale, exchange or other disposition of our common stock by a Non-U.S. Holder effected outside the United States through a non-U.S. office of a non-U.S. broker generally will not be subject to the information reporting and backup withholding rules that apply to payments to certain U.S. persons, provided that the proceeds are paid to the Non-U.S. Holder outside the United States. However, proceeds from the sale, exchange or other disposition of our common stock by a Non-U.S. Holder effected through a non-U.S. office of a non-U.S. broker with certain specified U.S. connections or a U.S. broker generally will be subject to these information reporting rules (but generally not to these backup withholding rules), even if the proceeds are paid to such Non-U.S. Holder outside the United States, unless such Non-U.S. Holder certifies under penalties of perjury that it is not a U.S. person (generally by providing an IRS Form W-8BEN or W-8BEN-E to the applicable withholding agent) or otherwise establishes an exemption. Proceeds from the sale, exchange or other disposition of our common stock by a Non-U.S. Holder effected through a U.S. office of a broker generally will be subject to these information reporting and backup withholding rules unless such Non-U.S. Holder certifies under penalties of perjury that it is not a U.S. person (generally by providing an IRS Form W-8BEN or W-8BEN-E to the applicable withholding agent) or otherwise establishes an exemption.

        Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules generally will be allowed as a refund or a credit against a Non-U.S. Holder's U.S. federal income tax liability if the required information is furnished by such Non-U.S. Holder on a timely basis to the IRS.

U.S. Federal Estate Tax

        Shares of our common stock owned or treated as owned by an individual Non-U.S. Holder at the time of such Non-U.S. Holder's death will be included in such Non-U.S. Holder's gross estate for U.S. federal estate tax purposes and may be subject to U.S. federal estate tax unless an applicable estate tax treaty provides otherwise.

 UNDERWRITING (CONFLICTS OF INTEREST)

        We are offering the shares of common stock described in this prospectus through a number of underwriters. J.P. Morgan Securities LLC, Credit Suisse Securities (USA) LLC, Goldman, Sachs & Co. and Morgan Stanley & Co. LLC are acting as representatives of the underwriters. We will enter into an underwriting agreement with the underwriters. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus, the number of shares of common stock listed next to its name in the following table:

Name	Number of Shares
J.P. Morgan Securities LLC
Credit Suisse Securities (USA) LLC
Goldman, Sachs & Co.
Morgan Stanley & Co. LLC
Natixis Securities Americas LLC
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Jefferies LLC
RBC Capital Markets, LLC
Robert W. Baird & Co. Incorporated
Piper Jaffray & Co.
Samuel A. Ramirez & Company, Inc.

Total	20,000,000

        The underwriters are committed to purchase all the common shares offered by us if they purchase any shares, other than those shares covered by the underwriters' option to purchase additional shares described below. The underwriting agreement will also provide that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may also be increased or the offering may be terminated.

        The underwriters have an option to buy on a pro rata basis up to 3,000,000 additional shares of common stock from us at the public offering price less the underwriting discounts and commissions to cover sales of shares by the underwriters which exceed the number of shares specified in the table above. The underwriters have 30 days from the date of this prospectus to exercise this option. If any additional shares of common stock are purchased, the underwriters will offer the additional shares on the same terms as those on which the shares are being offered.

        The underwriters propose to offer the common shares directly to the public at the public offering price set forth on the cover page of this prospectus and to certain dealers at that price less a concession not in excess of $              per share. After the public offering of the shares, the offering price and other selling terms may be changed by the underwriters. Sales of shares made outside of the United States may be made by affiliates of the underwriters.

        The underwriting fee is equal to the public offering price per share of common stock less the amount paid by the underwriters to the selling stockholders per share of common stock. The underwriting fee is $              per share. The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters by the selling stockholders assuming both no exercise and full exercise of the underwriters' option to purchase additional shares.

	Without exercise of option	With exercise of option
Per share	$	$
Total	$	$

        We estimate that the total expenses of this offering payable by us, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding the underwriting discounts and commissions, which will be payable by the selling stockholders, will be approximately $1.2 million. We have agreed to reimburse the underwriters for expenses up to $25,000 related to clearance of this offering with the Financial Industry Regulatory Authority, Inc., or "FINRA." The underwriters have agreed to reimburse us in an amount of $             for certain expenses of the offering.

        A prospectus in electronic format may be made available on the web sites maintained by one or more underwriters, or selling group members, if any, participating in the offering. The underwriters may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters and selling group members that may make Internet distributions on the same basis as other allocations.

        We have agreed that we will not (i) offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise transfer or dispose of, or file with the SEC a registration statement under the Act relating to, any of our securities that are substantially similar to the securities offered hereby, including but not limited to any options or warrants to purchase shares of our common stock or any securities that are convertible into or exchangeable for, or that represent the right to receive, shares of our common stock or any such substantially similar securities or publicly disclose the intention to make any offer, sale, disposition or filing, or (ii) enter into any swap or other agreement that transfers any of the economic consequences of ownership of our common stock or any such other securities (in each case except as provided in the underwriting agreement), in each case without the prior written consent of J.P. Morgan Securities LLC and Credit Suisse Securities (USA) LLC, for a period of 60 days after the date of this prospectus. Notwithstanding the foregoing, if (1) during the last 17 days of the 60-day restricted period, we issue an earnings release or announce material news or a material event; or (2) prior to the expiration of the 60-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 60-day period, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the release of the earnings results or the announcement of the material news or material event.

        Our directors, executive officers, the CD&R Funds, the StepStone Funds, JPMorgan and Ridgemont will enter into lock-up agreements with the underwriters prior to the commencement of this offering pursuant to which each of these persons or entities, with limited exceptions, for a period of 60 days after the date of this prospectus, may not, without the prior written consent of J.P. Morgan Securities LLC and Credit Suisse Securities (USA) LLC, offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of any shares of our common stock, enter into any swap or other agreement that transfers, in whole or in part, the economic consequences of ownership of any such securities held by them, or any options or warrants to purchase any shares of our common stock, shares acquired upon the vesting of restricted stock units or settlement of deferred stock units or any securities convertible into, exchangeable for or that represent the right to receive shares of our common stock. The lock-up agreements will contain exceptions for, among other things, dispositions of shares of our common stock to us or our retention of shares of our common stock to satisfy tax withholding obligations or in payment of the exercise or purchase price in connection with the exercise of options to purchase common stock, the vesting of restricted stock units or the settlement of deferred stock units. Notwithstanding the foregoing, if (1) during the last 17 days of the 60-day restricted period, we issue an earnings release or announce material news or a material event; or (2) prior to the expiration of the 60-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 60-day period, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the release of the earnings results or the announcement of the material news or material event.

        We and the selling stockholders have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act, or contribute payments that the underwriters may be required to make in that respect.

        In connection with this offering, the underwriters may engage in stabilizing transactions, which involves making bids for, purchasing and selling shares of common stock in the open market for the purpose of preventing or retarding a decline in the market price of the common stock while this offering is in progress. These stabilizing transactions may include making short sales of the common stock, which involves the sale by the underwriters of a greater number of shares of common stock than they are required to purchase in this offering, and purchasing shares of common stock on the open market to cover positions created by short sales. Short sales may be "covered" shorts, which are short positions in an amount not greater than the underwriters' option to purchase additional shares referred to above, or may be "naked" shorts, which are short positions in excess of that amount. The underwriters may close out any covered short position either by exercising their option to purchase additional shares, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market compared to the price at which the underwriters may purchase shares through the option to purchase additional shares. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market that could adversely affect investors who purchase in this offering. To the extent that the underwriters create a naked short position, they will purchase shares in the open market to cover the position.

        The underwriters have advised us that, pursuant to Regulation M of the Securities Act, they may also engage in other activities that stabilize, maintain or otherwise affect the price of the common stock, including the imposition of penalty bids. This means that if the representatives of the underwriters purchase common stock in the open market in stabilizing transactions or to cover short sales, the representatives can require the underwriters that sold those shares as part of this offering to repay the underwriting discount received by them.

        These activities may have the effect of raising or maintaining the market price of the common stock or preventing or retarding a decline in the market price of the common stock, and, as a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on the NYSE, in the over-the-counter market or otherwise.

        Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Selling Restrictions

United Kingdom

        This document is only being distributed to and is only directed at (i) persons who are outside the United Kingdom or (ii) to investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, or the "Order," or (iii) high net worth entities, and other persons to whom it may lawfully be communicated, falling with Article 49(2)(a) to (d) of the Order (all such persons together being referred to as "relevant persons"). The securities are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such securities will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

Switzerland

        The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange, or "SIX" or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

        Neither this document nor any other offering or marketing material relating to the offering, us or the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority, or "FINMA," and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes, or "CISA." The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.

European Economic Area

        In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive, each, a "Relevant Member State," from and including the date on which the European Union Prospectus Directive, or the "EU Prospectus Directive," was implemented in that Relevant Member State, or the "Relevant Implementation Date," an offer of securities described in this prospectus may not be made to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the EU Prospectus Directive, except that, with effect from and including the Relevant Implementation Date, an offer of securities described in this prospectus may be made to the public in that Relevant Member State at any time:

          (a)   to any legal entity which is a qualified investor as defined in the Prospectus Directive;

          (b)   to fewer than 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the relevant dealer or dealers nominated by us for any such offer; or

          (c)   in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of shares shall require us or the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive or a supplemental prospectus pursuant to Article 16 of the Prospectus Directive.

        For the purposes of this provision, the expression an "offer of shares to the public" in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression Prospectus Directive means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive), and includes any relevant implementing measure in the Relevant Member State and the expression "2010 PD Amending Directive" means Directive 2010/73/EU.

Dubai International Financial Centre

        This prospectus relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority, or "DFSA." This prospectus is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for the prospectus. The shares to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus you should consult an authorized financial advisor.

Australia

        No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission ("ASIC"), in relation to the offering. This prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the "Corporations Act"), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

        Any offer in Australia of the shares may only be made to persons (the "Exempt Investors") who are "sophisticated investors" (within the meaning of section 708(8) of the Corporations Act), "professional investors" (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the shares without disclosure to investors under Chapter 6D of the Corporations Act.

        The shares applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring shares must observe such Australian on-sale restrictions.

        This prospectus contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Hong Kong

        The securities have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to "professional investors" as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a "prospectus" as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the securities has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to securities which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Japan

        The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and, accordingly, will not be offered or sold, directly or indirectly, in Japan, or for the benefit of any Japanese Person or to others for re-offering or resale, directly or indirectly, in Japan or to any Japanese Person, except in compliance with all applicable laws, regulations and ministerial guidelines promulgated by relevant Japanese governmental or regulatory authorities in effect at the relevant time. For the purposes of this paragraph, "Japanese Person" shall mean any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

Singapore

        This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of Non-CIS Securities may not be circulated or distributed, nor may the Non-CIS Securities be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the "SFA"), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

        Where the Non-CIS Securities are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

  (a)
  a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)), the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

  a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries' rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the Non-CIS Securities pursuant to an offer made under Section 275 of the SFA except:

  (a)
  to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

  where no consideration is or will be given for the transfer;

  where the transfer is by operation of law;

  as specified in Section 276(7) of the SFA; or

  as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Conflicts of Interest

        JPMorgan, an affiliate of J.P. Morgan Securities LLC, is one of the selling stockholders in this offering and will receive more than 5% of the net proceeds of this offering. As a result, J.P. Morgan Securities LLC is deemed to have a "conflict of interest" with us within the meaning of Rule 5121 of Financial Industry Regulatory Authority, or "Rule 5121." Accordingly, this offering is being made in compliance with the requirements of Rule 5121. Because the common stock to be offered has a bona fide public market, pursuant to Rule 5121, the appointment of a qualified independent underwriter is not necessary. J.P. Morgan Securities LLC will not confirm sales of the common stock to any account over which it exercises discretionary authority without the prior written approval of the customer.

Other Relationships

        The underwriters and their affiliates have provided in the past to us and our affiliates and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. In addition, from time to time, certain of the underwriters and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future.

        An affiliate of J.P. Morgan Securities, LLC acted as administrative agent and collateral agent, J.P. Morgan Securities LLC, Credit Suisse Securities (USA) LLC, Goldman, Sachs & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, and RBC Capital Markets, LLC and affiliates of Morgan Stanley & Co. LLC, Jefferies LLC and Natixis Securities Americas LLC acted as joint lead arrangers and bookrunners, and affiliates of the underwriters act as lenders under our Term Facilities and our Revolving Credit Facility. In addition, J.P. Morgan Securities LLC, Credit Suisse Securities (USA) LLC, Goldman, Sachs & Co., Morgan Stanley & Co. LLC and Natixis Securities Americas LLC acted as initial purchasers of the 2020 Notes and all the underwriters acted as underwriters in our initial public offering in July 2014 and our secondary offering in February 2015, for which they received customary compensation.

        In addition, JPMorgan, an affiliate of J.P. Morgan Securities LLC, holds the interest in our common stock described in "Prospectus Summary—Equity Sponsors and Organizational Structure" and "Principal and Selling Stockholders" and is party to the agreements with us described in "Certain Relationships and Related Party Transactions" included in our 2015 Proxy Statement, which is incorporated by reference in this prospectus. JPMorgan is also one of the selling stockholders for this offering and as such will receive part of the proceeds therefrom. See "—Conflicts of interest."

 VALIDITY OF COMMON STOCK

        The validity of the shares of our common stock offered hereby will be passed upon for us by Debevoise & Plimpton LLP, New York, New York. The validity of the shares of our common stock offered hereby will be passed upon for the underwriters by Simpson Thacher & Bartlett LLP, New York, New York.

EXPERTS

        The consolidated financial statements, and the related financial statement schedules, incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 2014, and the effectiveness of the Company's internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements and financial statement schedules have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the SEC a registration statement on Form S-1 with respect to the shares of our common stock being sold in this offering. This prospectus does not contain all of the information set forth in the registration statement and the exhibits thereto because some parts have been omitted in accordance with the rules and regulations of the SEC. You will find additional information about us and the common stock being sold in this offering in the registration statement and the exhibits thereto. For further information with respect to ServiceMaster and the common stock being sold in this offering, reference is made to the registration statement and the exhibits filed therewith. Statements contained in this prospectus or the documents incorporated by reference in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance, if such contract or document is filed as an exhibit, reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each statement being qualified in all respects by such reference. A copy of the registration statement, including the exhibits thereto, may be read and copied at the SEC's Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an internet site at http://www.sec.gov, from which interested persons can electronically access the registration statement, including the exhibits and any schedules thereto. Copies of the registration statement, including the exhibits and schedules thereto, are also available at your request, without charge, from ServiceMaster Global Holdings, Inc., 860 Ridge Lake Boulevard, Memphis, Tennessee 38120.

        We are subject to the informational requirements of the Exchange Act and, accordingly, will file annual reports containing financial statements audited by an independent registered public accounting firm, quarterly reports containing unaudited financial statements, current reports, proxy statements and other information with the SEC. You will be able to inspect and copy these reports, proxy statements and other information at the public reference facilities maintained by the SEC at the address noted above. You will also be able to obtain copies of this material from the Public Reference Room of the SEC as described above, or inspect them without charge at the SEC's website. You will also be able to access, free of charge, our reports filed with the SEC (for example, our Annual Reports on Form 10-K, our Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K and any amendments to those forms) through the Investor Relations portion of our website (http://investors.servicemaster.com). Reports filed with or furnished to the SEC will be available as soon as reasonably practicable after they are filed with or furnished to the SEC. None of the information contained on, or that may be accessed through our websites or any other website identified herein is part of, or incorporated into, this prospectus. All website addresses in this prospectus are intended to be inactive textual references only.

 INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

        The SEC allows us to "incorporate by reference" in this prospectus information we file with the SEC in other documents. This means that we can disclose important information to you by referring to another document we have filed with the SEC. The information relating to us contained in this prospectus should be read together with the information in the documents incorporated by reference.

        We incorporate by reference, as of their respective dates of filing, the documents listed below (excluding any portions of such documents that have been "furnished" but not "filed" for purposes of the Exchange Act):

  •
  our Annual Report on Form 10-K for the year ended December 31, 2014, filed with the SEC on March 2, 2015 (SEC File No. 001-36507);

  •
  our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2015, filed with the SEC on May 4, 2015 (SEC File No. 001-36507);

  •
  our Current Reports on Form 8-K filed with the SEC on March 30, 2015, April 1, 2015 (excluding Item 7.01) and April 29, 2015 (SEC File No. 001-36507); and

  •
  our Definitive Proxy Statement on Schedule 14A filed with the SEC on March 20, 2015 (SEC File No. 001-36507).

        Any statement incorporated by reference in this prospectus from an earlier dated document that is inconsistent with a statement contained in this prospectus or in any other document filed after the date of the earlier dated document, but prior to the date hereof, which also is incorporated by reference in this prospectus, shall be deemed to be modified or superseded for purposes of this prospectus by such statement contained in this prospectus or in any other document filed after the date of the earlier dated document, but prior to the date hereof, which also is incorporated by reference in this prospectus.

        Any person, including any beneficial owner, to whom this prospectus is delivered may request copies of any of the documents incorporated by reference in this prospectus, without charge, by written or oral request directed to ServiceMaster Global Holdings, Inc., 860 Lake Ridge Boulevard, Memphis, Tennessee 38120, Attention: Investor Relations Dept., Telephone: (901) 597-1400 or the Investor Relations portion of our website at http://investors.servicemaster.com or from the SEC through the SEC's Internet website at the address provided under "Where You Can Find More Information." All other information contained on our website is not a part of this prospectus. Documents incorporated by reference in this prospectus are available without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference into those documents.

20,000,000 Shares

ServiceMaster Global Holdings, Inc.

Common Stock

J.P. Morgan	Credit Suisse	Goldman, Sachs & Co.	Morgan Stanley

BofA Merrill Lynch	Jefferies	Natixis	RBC Capital Markets

Baird	Piper Jaffray	Ramirez & Co., Inc.

                        , 2015

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution.

        The following table sets forth the estimated expenses payable by us in connection with the sale and distribution of the securities registered hereby, other than underwriting discounts or commissions. All amounts are estimates except for the SEC registration fee and the Financial Industry Regulatory Authority filing fee.

SEC Registration Fee	$96,321
FINRA Filing Fee	$124,838
Printing Fees and Expenses	$225,000
Accounting Fees and Expenses	$150,000
Legal Fees and Expenses	$500,000
Transfer Agent Fees and Expenses	$10,000
Miscellaneous	$100,000

Total:	$1,206,159

Item 14.    Indemnification of Directors and Officers.

ServiceMaster Global Holdings, Inc. is incorporated under the laws of the State of Delaware.

        Section 145(a) of the General Corporation Law of the State of Delaware, or the "DGCL," provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful.

        Section 145(b) of the DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

        Section 145(c) of the DGCL provides that to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145 of the DGCL, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

        Section 145(e) of the DGCL provides that expenses (including attorneys' fees) incurred by an officer or director of the corporation in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in Section 145 of the DGCL. Such expenses, including attorneys' fees, incurred by former directors and officers or other employees and agents of the corporation or by persons serving at the request of the corporation as directors, officers, employees or agents of another corporation, partnership, joint venture, trust or other enterprise may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

        Section 145(g) of the DGCL specifically allows a Delaware corporation to purchase liability insurance on behalf of its directors and officers and to insure against potential liability of such directors and officers regardless of whether the corporation would have the power to indemnify such directors and officers under Section 145 of the DGCL.

        Section 102(b)(7) of the DGCL permits a Delaware corporation to include a provision in its certificate of incorporation eliminating or limiting the personal liability of directors to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. This provision, however, may not eliminate or limit a director's liability (1) for breach of the director's duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law, (3) under Section 174 of the DGCL, which provides for liability of directors for unlawful payments of dividends or unlawful stock purchases or redemptions, or (4) for any transaction from which the director derived an improper personal benefit.

        Our Second Amended and Restated Certificate of Incorporation contains provisions permitted under Delaware General Corporation Law relating to the liability of directors. These provisions will eliminate a director's personal liability for monetary damages resulting from a breach of fiduciary duty, except in circumstances involving:

  •
  any breach of the director's duty of loyalty;

  •
  acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law;

  •
  under Section 174 of the Delaware General Corporation Law (unlawful dividends); or

  •
  any transaction from which the director derives an improper personal benefit.

        Our Second Amended and Restated Certificate of Incorporation and our Second Amended and Restated By-laws require us to indemnify and advance expenses to our directors and officers to the fullest extent not prohibited by the Delaware General Corporation Law and other applicable law, except in the case of a proceeding instituted by the director without the approval of our board of directors. Our Second Amended and Restated Certificate of Incorporation and our Second Amended and Restated By-laws provide that we are required to indemnify our directors and officers, to the fullest extent permitted by law, for all judgments, fines, settlements, legal fees and other expenses incurred in connection with pending or threatened legal proceedings because of the director's or officer's positions with us or another entity that the director or officer serves at our request, subject to various conditions, and to advance funds to our directors and officers to enable them to defend against such proceedings. To receive indemnification, the director or officer must have been successful in the legal proceeding or have acted in good faith and in what was reasonably believed to be a lawful manner in our best interest and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Indemnification Agreements

        We and SvM are parties to indemnification agreements with certain of the Equity Sponsors, pursuant to which we and SvM indemnify such entities and their respective affiliates, directors, officers, partners, members, employees, agents, representatives and controlling persons, against certain liabilities arising out of performance of the consulting agreements described under "Certain Relationships and Related Party Transactions—Consulting Agreements" in our 2015 Proxy Statement and certain other claims and liabilities, including liabilities arising out of financing arrangements and securities offerings.

        We are party to indemnification agreements with our directors. The indemnification agreements provide the directors with contractual rights to the indemnification and expense advancement rights provided under our amended and restated by-laws, as well as contractual rights to additional indemnification as provided in the indemnification agreements.

Directors' and Officers' Liability Insurance

        We have obtained directors' and officers' liability insurance which insures against certain liabilities that our directors and officers and the directors and officers of our subsidiaries may, in such capacities, incur.

Item 15.    Recent Sales of Unregistered Securities.

        On March 21, 2012, we issued 28,567 shares of our common stock to five of our officers and employees in exchange for approximately $0.6 million in cash.

        On March 30, 2012, we issued 13,333 shares of our common stock pursuant to the exercise of stock options to one of our employees in exchange for approximately $0.2 million in cash.

        On June 1, 2012, we issued 6,666 shares of our common stock to two of our employees in exchange for approximately $0.2 million in cash.

        On September 28, 2012, we issued 46,666 shares of our common stock to four of our officers and employees in exchange for approximately $1.1 million in cash. On September 28, 2012, we also issued 23,750 shares of our common stock pursuant to the exercise of stock options to two of our employees for approximately $0.4 million in cash.

        On October 5, 2012, we issued 63,333 shares of our common stock pursuant to the exercise of stock options to one of our employees in exchange for approximately $1.0 million in cash.

        On October 31, 2012, we issued 31,666 shares of our common stock pursuant to the exercise of stock options to one of our employees in exchange for approximately $0.5 million in cash.

        On November 2, 2012, we issued 26,666 shares of our common stock pursuant to the exercise of stock options to one of our employees in exchange for approximately $0.4 million in cash.

        On November 30, 2012, we issued 41,666 shares of our common stock pursuant to the exercise of stock options to one of our employees in exchange for approximately $0.6 million in cash.

        On December 27, 2012, we issued 13,333 shares of our common stock pursuant to the exercise of stock options to one of our employees in exchange for approximately $0.2 million in cash.

        On December 28, 2012, we issued 40,000 shares of our common stock pursuant to the exercise of stock options to one of our employees in exchange for approximately $0.6 million in cash.

        On September 13, 2013, we issued 245,156 shares of our common stock to 21 of our officers and employees in exchange for approximately $3.7 million in cash.

        On December 11, 2013, we issued 192,466 shares of our common stock to seven of our directors, officers and employees in exchange for approximately $3.0 million in cash.

        On December 26, 2013, we issued 53,333 shares of our common stock pursuant to the exercise of stock options to one of our employees in exchange for approximately $0.8 million in cash.

        On March 18, 2014, we issued 483,758 shares of our common stock to 66 of our officers and employees in exchange for approximately $5.8 million in cash in two separate transactions.

        On April 14, 2014, we issued 12,860 shares of our common stock pursuant to the exercise of stock options to one of our employees in exchange for approximately $0.1 million in cash.

        On May 16, 2014, we issued 30,188 shares of our common stock pursuant to the exercise of stock options to three of our employees in exchange for approximately $0.3 million in cash.

        On June 26, 2014, we issued 58,048 shares of our common stock pursuant to the exercise of stock options to a former employee in exchange for approximately $0.7 million in cash.

        The sales of the above securities were deemed to be exempt from registration under the Securities Act in reliance upon Section 4(2) of the Securities Act or Regulation D or Rule 701 promulgated thereunder, as transactions by an issuer not involving any public offering or pursuant to benefit plans and contracts relating to compensation as provided under Rule 701. There were no underwriters employed in connection with any of the transactions set forth in this Item 15.

        Share amounts above give effect to the 2-for-3 reverse stock split of our common stock completed on June 13, 2014.

Item 16.    Exhibits and Financial Statement Schedules.

  (a)
  Exhibits.

        The Exhibits to this Registration Statement on Form S-1 are listed in the Exhibit Index which follows the signature pages to this Registration Statement and is herein incorporated by reference.

  (b)
  Financial Statement Schedules.

        Schedule I—ServiceMaster Global Holdings, Inc. Condensed Financial Information is incorporated by reference in this Registration Statement on Form S-1 from our 2014 Form 10-K beginning on page 112.

        Schedule II—ServiceMaster Global Holdings, Inc. Valuation and Qualifying Accounts is incorporated by reference in this Registration Statement on Form S-1 from our 2014 Form 10-K beginning on page 116.

Item 17.    Undertakings.

        (a)   The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

        (b)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        (c)   The undersigned registrant hereby undertakes that:

          (1)   For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2)   For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, ServiceMaster Global Holdings, Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Memphis, State of Tennessee, on May 27, 2015.

SERVICEMASTER GLOBAL HOLDINGS, INC.
By:	/s/ ROBERT J. GILLETTE
	Name:	Robert J. Gillette
	Title:	Chief Executive Officer

POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Robert J. Gillette, Alan J. M. Haughie and James T. Lucke, and each of them, his or her true and lawful attorney-in-fact and agent, acting alone, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement, including post-effective amendments and registration statements filed pursuant to Rule 462(b) and otherwise, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as such person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed on May 27, 2015 by the following persons in the capacities indicated.

Signature	Title

* John Krenicki, Jr.	Director, Chairman of the Board
/s/ ROBERT J. GILLETTE Robert J. Gillette	Chief Executive Officer and Director (Principal Executive Officer)
/s/ ALAN J. M. HAUGHIE Alan J. M. Haughie	Senior Vice President and Chief Financial Officer (Principal Financial Officer)
/s/ JOHN P. MULLEN John P. Mullen	Vice President, Controller and Chief Accounting Officer (Principal Accounting Officer)

Signature		Title

* Richard P. Fox		Director
* Darren M. Friedman		Director
* Sarah Kim		Director
* Stephen J. Sedita		Director
/s/ THOMAS C. TILLER, JR. Thomas C. Tiller, Jr.		Director
* David H. Wasserman		Director
*By:	/s/ ROBERT J. GILLETTE Robert J. Gillette as Attorney-in-fact

EXHIBIT INDEX

        Note Regarding Reliance on Statements in Our Contracts:    In reviewing the agreements included as exhibits to this Registration Statement on Form S-1, please remember that they are included to provide you with information regarding their terms and are not intended to provide any other factual or disclosure information about ServiceMaster Global Holdings, Inc., its subsidiaries or affiliates, or the other parties to the agreements. The agreements contain representations and warranties by each of the parties to the applicable agreement. These representations and warranties have been made solely for the benefit of the other parties to the applicable agreement and (i) should not in all instances be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate; (ii) have been qualified by disclosures that were made to the other party in connection with the negotiation of the applicable agreement, which disclosures are not necessarily reflected in the agreement; (iii) may apply standards of materiality in a way that is different from what may be viewed as material to investors; and (iv) were made only as of the date of the applicable agreement or such other date or dates as may be specified in the agreement and are subject to more recent developments. Accordingly, these representations and warranties may not describe the actual state of affairs as of the date they were made or at any other time. Additional information about ServiceMaster Global Holdings, Inc., its subsidiaries and affiliates may be found elsewhere in this Registration Statement on Form S-1 and the documents incorporated by reference herein.

Exhibit Number		Description
1.1	*	Form of Underwriting Agreement.

2.1		Agreement and Plan of Merger, dated as of December 31, 2013, by and between The ServiceMaster Company and The ServiceMaster Company, LLC, is incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K of The ServiceMaster Company, LLC, filed January 17, 2014.

2.2		Separation and Distribution Agreement, dated as of January 14, 2014, by and among ServiceMaster Global Holdings, Inc., The ServiceMaster Company, TruGreen Holding Corporation and TruGreen Limited Partnership, is incorporated by reference to Exhibit 2.2 to the Current Report on Form 8-K of The ServiceMaster Company, LLC, filed January 17, 2014.

2.3		Employee Matters Agreement, dated as of January 14, 2014, by and among ServiceMaster Global Holdings, Inc., The ServiceMaster Company, LLC, TruGreen Limited Partnership and TruGreen Holding Corporation, is incorporated by reference to Exhibit 2.3 to the Current Report on Form 8-K of The ServiceMaster Company, LLC, filed January 17, 2014.

2.4		Tax Matters Agreement, dated as of January 14, 2014, by and among ServiceMaster Global Holdings, Inc., The ServiceMaster Company, LLC, TruGreen Holding Corporation and TruGreen Limited Partnership, is incorporated by reference to Exhibit 2.4 to the Current Report on Form 8-K of The ServiceMaster Company, LLC, filed January 17, 2014.

2.5		Transition Services Agreement, dated as of January 14, 2014, by and between The ServiceMaster Company, LLC and TruGreen Limited Partnership, is incorporated by reference to Exhibit 2.5 to the Current Report on Form 8-K of The ServiceMaster Company, LLC, filed January 17, 2014.

3.1		Second Amended and Restated Certificate of Incorporation of ServiceMaster Global Holdings, Inc., is incorporated by reference to Exhibit 3.1 to the Registration Statement on Form S-8 of ServiceMaster Global Holdings, Inc., filed July 1, 2014.

Exhibit Number	Description
3.2	Second Amended and Restated By-Laws of ServiceMaster Global Holdings, Inc., is incorporated by reference to Exhibit 3.2 to the Registration Statement on Form S-8 of ServiceMaster Global Holdings, Inc., filed July 1, 2014.

4.1	Indenture, dated as of August 15, 1997, between The ServiceMaster Company (as successor to ServiceMaster Limited Partnership and The ServiceMaster Company Limited Partnership) and the Harris Trust and Savings Bank, as trustee, is incorporated by reference to Exhibit 4.1 to the Registration Statement on Form S-3 of The ServiceMaster Company, filed August 6, 1997.

4.2	First Supplemental Indenture dated as of August 15, 1997 between The ServiceMaster Company (as successor to ServiceMaster Limited Partnership and The ServiceMaster Company Limited Partnership) and the Harris Trust and Savings Bank, as trustee, is incorporated by reference to Exhibit 4.4 to the Annual Report on Form 10-K for the year ended December 31, 1997 of The ServiceMaster Company, filed March 27, 1998.

4.3	Second Supplemental Indenture dated as of January 1, 1998 between The ServiceMaster Company and the Harris Trust and Savings Bank, as trustee, is incorporated by reference to Exhibit 2 to the Current Report on Form 8-K of The ServiceMaster Company, filed February 26, 1998.

4.4	Third Supplemental Indenture dated as of March 2, 1998 between The ServiceMaster Company and the Harris Trust and Savings Bank, as trustee, is incorporated by reference to Exhibit 4.3 to the Current Report on Form 8-K of the ServiceMaster Company, filed February 27, 1998.

4.5	Fourth Supplemental Indenture dated as of August 10, 1999 between The ServiceMaster Company and the Harris Trust and Savings Bank, as trustee, is incorporated by reference to Exhibit 3 to the Current Report on Form 8-K filed of The ServiceMaster Company, filed August 16, 1999.

4.6	Fifth Supplemental Indenture, dated as of January 14, 2014, among The ServiceMaster Company, LLC and The Bank of New York Mellon Trust Company, N.A. (as successor to Harris Trust and Savings Bank), as Trustee is incorporated by reference to Exhibit 4.3 to the Current Report on Form 8-K of The ServiceMaster Company, LLC, filed January 17, 2014.

4.7	Form of 7.45% Note due August 14, 2027 is incorporated by reference to Exhibit 4.2 to the Registration Statement on Form S-3 of The ServiceMaster Company, filed August 6, 1997.

4.8	Form of 7.10% Note due March 1, 2018 is incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K of the ServiceMaster Company, filed February 27, 1998.

4.9	Form of 7.25% Note due March 1, 2038 is incorporated by reference to Exhibit 4.2 to the Current Report on Form 8-K of the ServiceMaster Company, filed February 27, 1998.

4.10	Indenture, dated as of February 13, 2012, among The ServiceMaster Company, the Subsidiary Guarantors named therein and Wilmington Trust, National Association, as Trustee, is incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K of The ServiceMaster Company, filed February 14, 2012.

4.11	First Supplemental Indenture, dated as of February 13, 2012, among The ServiceMaster Company, the Subsidiary Guarantors named therein and Wilmington Trust, National Association, as Trustee, is incorporated by reference to Exhibit 4.2 to the Current Report on Form 8-K of The ServiceMaster Company, filed February 14, 2012.

Exhibit Number		Description
4.12		Second Supplemental Indenture, dated as of February 16, 2012, among The ServiceMaster Company, the Subsidiary Guarantors named therein and Wilmington Trust, National Association, as Trustee, is incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K of The ServiceMaster Company, filed February 16, 2012.

4.13		Third Supplemental Indenture, dated as of August 21, 2012, among The ServiceMaster Company, the Subsidiary Guarantors named therein and Wilmington Trust, National Association, as Trustee, is incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K of The ServiceMaster Company, filed August 21, 2012.

4.14		Fourth Supplemental Indenture, dated as January 14, 2014, among The ServiceMaster Company, LLC, the Subsidiary Guarantors named therein and Wilmington Trust, National Association, as Trustee is incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K of The ServiceMaster Company, LLC, filed January 17, 2014.

4.15		Fifth Supplemental Indenture, dated as January 14, 2014, among The ServiceMaster Company, LLC, the Subsidiary Guarantors named therein and Wilmington Trust, National Association, as Trustee is incorporated by reference to Exhibit 4.2 to the Current Report on Form 8-K of The ServiceMaster Company, LLC, filed January 17, 2014.

4.16		Form of 8% Senior Note maturing in 2020 is incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K of The ServiceMaster Company, filed February 14, 2012.

4.17		Form of 7% Senior Note maturing in 2020 is incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K of The ServiceMaster Company, filed February 14, 2012.

4.18		Form of Common Stock Certificate is incorporated by reference to Exhibit 4.18 to the Registration Statement on Form S-1 of ServiceMaster Global Holdings, Inc., filed June 19, 2014.

5.1	*	Form of Opinion of Debevoise & Plimpton LLP.

10.1		Credit Agreement, dated as of July 1, 2014, among The ServiceMaster Company, LLC, the several banks and other financial institutions from time to time party thereto, JPMorgan Chase Bank, as administrative agent and collateral agent for the lenders party thereto, and the other parties thereto, is incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K of ServiceMaster Global Holdings, Inc. and the ServiceMaster Company, LLC filed July 2, 2014.

10.2		Guarantee and Collateral Agreement, dated as of July 1, 2014 among The ServiceMaster Company, LLC, the Guarantors named therein, in favor of JPMorgan Chase Bank, as administrative agent and collateral agent for the banks and other financial institutions from time to time parties to the Credit Agreement, is incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K of ServiceMaster Global Holdings, Inc. and the ServiceMaster Company, LLC filed July 2, 2014.

10.3		Term Loan Credit Agreement, dated as of July 24, 2007, among CDRSVM Acquisition Co., Inc., certain other Loan Parties (as defined therein), the lenders party thereto, and Citibank, N.A., as administrative agent (in such capacity, the "Term Loan Administrative Agent") and collateral agent (in such capacity, the "Term Loan Collateral Agent") and letter of credit facility issuing bank and JPMorgan Chase Bank, N.A., as syndication agent is incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K of The ServiceMaster Company, filed July 30, 2007.

Exhibit Number	Description
10.4	Term Loan Assumption Agreement, dated as of July 24, 2007, between CDRSVM Acquisition Co., Inc. and The ServiceMaster Company is incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K of The ServiceMaster Company, filed July 30, 2007.

10.5	Term Loan Amendment Letter, dated as of July 30, 2007, among The ServiceMaster Company, the Commitment Letter Lenders and Joint Lead Arrangers (each as defined therein) parties thereto, and the other parties thereto is incorporated by reference to Exhibit 10.5 to the Current Report on Form 8-K of The ServiceMaster Company, filed July 30, 2007.

10.6	Term Loan Supplemental Agreement, dated as of August 13, 2008, made by TruGreen Companies L.L.C. in favor of CitiBank, N.A. is incorporated by reference to Exhibit 10.34 to the Registration Statement on Form S-1 of The ServiceMaster Company, filed October 22, 2008.

10.7	Amendment No. 1 to the Credit Agreement, dated as of August 22, 2012, among the The ServiceMaster Company, certain other loan parties, the lenders thereto and Citibank, N.A., as administrative agent and collateral agent and JPMorgan Chase Bank, N.A. as syndication agent, is incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K of The ServiceMaster Company, filed August 22, 2012.

10.8	Amendment No. 2 to the Credit Agreement, dated as of February 22, 2013, among the The ServiceMaster Company, certain other loan parties, the lenders thereto and Citibank, N.A., as administrative agent and collateral agent is incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K of The ServiceMaster Company, filed February 25, 2013.

10.9	Term Loan Credit Agreement Joinder Agreement, dated as of January 14, 2014, among The ServiceMaster Company, The ServiceMaster Company, LLC, Citibank, N.A., as administrative agent, and the other parties thereto is incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K of The ServiceMaster Company, LLC, filed January 17, 2014.

10.10	Assumption Agreement, dated as of January 14, 2014, by SMCS Holdco, Inc. and SMCS Holdco II, Inc., in favor of Citibank, N.A., as administrative agent and collateral agent for the banks and other financial institutions from time to time parties to the Credit Agreement referred to therein and the other Secured Parties (as defined therein) is incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K of The ServiceMaster Company, LLC, filed January 17, 2014.

10.11	Guarantee and Collateral Agreement, dated as of July 24, 2007, made by the Company and the other Granting Parties (as defined therein), in favor of the Term Loan Administrative Agent and the Term Loan Collateral Agent is incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K of The ServiceMaster Company, filed July 30, 2007.

10.12	Security Agreement, dated as of July 24, 2007, made by The ServiceMaster Company and ServiceMaster Consumer Services Limited Partnership, in favor of the Term Loan Collateral Agent and Term Loan Administrative Agent is incorporated by reference to Exhibit 10.4 to the Current Report on Form 8-K of The ServiceMaster Company, filed July 30, 2007.

Exhibit Number	Description
10.13	Revolving Credit Agreement, dated as of July 24, 2007, among The ServiceMaster Company, certain other Loan Parties (as defined therein), the lenders party thereto, and Citibank, N.A., as administrative agent (in such capacity, the "Revolving Administrative Agent"), collateral agent (in such capacity, the "Revolving Collateral Agent") and issuing bank and JPMorgan Chase Bank, N.A., as syndication agent is incorporated by reference to Exhibit 10.6 to the Current Report on Form 8-K of The ServiceMaster Company, filed July 30, 2007.

10.14	Revolving Credit Supplemental Agreement, dated as of August 13, 2008, made by TruGreen Companies L.L.C. in favor of CitiBank, N.A. is incorporated by reference to Exhibit 10.37 to the Registration Statement on Form S-1 of The ServiceMaster Company, filed October 22, 2008.

10.15	Amendment No. 1 to Revolving Credit Agreement, dated as of February 2, 2011, among The ServiceMaster Company, certain other loan parties, the lenders thereto and Citibank, N.A., as administrative agent and collateral agent, is incorporated by reference to Exhibit 10.13 to the Annual Report on Form 10-K for the year ended December 31, 2010 of The ServiceMaster Company, filed March 28, 2011.

10.16	Extension Amendment No. 1 to Revolving Credit Agreement, dated as of January 30, 2012, among The ServiceMaster Company, certain other loan parties, the lenders thereto and Citibank, N.A., as administrative agent and collateral agent, is incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K of The ServiceMaster Company, filed February 14, 2012.

10.17	Increase Supplement, dated as of January 30, 2012, between JPMorgan Chase Bank, N.A., as increasing lender, and The ServiceMaster Company is incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K of The ServiceMaster Company, filed February 14, 2012.

10.18	Amendment No. 3 to Revolving Credit Agreement, dated November 27, 2013 and effective as of January 14, 2014, among The ServiceMaster Company, certain other loan parties, the lenders thereto and Citibank, N.A., as administrative agent and collateral agent, is incorporated by reference to Exhibit 10.16 to the Annual Report on Form 10-K for the year ended December 31, 2013 of The ServiceMaster Company, LLC, filed March 5, 2014.

10.19	Revolving Credit Agreement Joinder Agreement, dated as of January 14, 2014, among The ServiceMaster Company, The ServiceMaster Company, LLC, Citibank, N.A., as administrative agent, and the other parties thereto is incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K of The ServiceMaster Company, LLC, filed January 17, 2014.

10.20	Assumption Agreement, dated as of January 14, 2014, by SMCS Holdco, Inc. and SMCS Holdco II, Inc., in favor of Citibank, N.A., as administrative agent and collateral agent for the banks and other financial institutions from time to time parties to the Revolving Credit Agreement referred to therein and the other Secured Parties (as defined therein) is incorporated by reference to Exhibit 10.4 to the Current Report on Form 8-K of The ServiceMaster Company, LLC, filed January 17, 2014.

10.21	Intercreditor Agreement, dated as of July 24, 2007, between the Revolving Administrative Agent and Revolving Collateral Agent and the Term Loan Administrative Agent and Term Loan Collateral Agent is incorporated by reference to Exhibit 10.15 to the Current Report on Form 8-K of The ServiceMaster Company, filed July 30, 2007.

Exhibit Number	Description
10.22	Guarantee and Collateral Agreement, dated as of July 24, 2007, made by The ServiceMaster Company and the other Granting Parties (as defined therein), in favor of the Revolving Collateral Agent and the Revolving Administrative Agent is incorporated by reference to Exhibit 10.7 to the Current Report on Form 8-K of The ServiceMaster Company, filed July 30, 2007.

10.23	Security Agreement, dated as of July 24, 2007, made by The ServiceMaster Company and ServiceMaster Consumer Services Limited Partnership, in favor of the Revolving Collateral Agent and Revolving Administrative Agent is incorporated by reference to Exhibit 10.8 to the Current Report on Form 8-K of The ServiceMaster Company, filed July 30, 2007.

10.24	Amended and Restated Consulting Agreement, dated as of November 23, 2009, among The ServiceMaster Company; ServiceMaster Global Holdings, Inc.; and Clayton, Dubilier & Rice, LLC is incorporated by reference to Exhibit 10.10 to the Annual Report on Form 10-K for the year ended December 31, 2009 of The ServiceMaster Company, filed March 30, 2010.

10.25	Form of Consulting Agreement entered into among The ServiceMaster Company; ServiceMaster Global Holdings, Inc.; Citigroup Alternative Investments LLC (assigned to StepStone Group LLC in 2010); BAS Capital Funding Corporation; and JPMorgan Chase is incorporated by reference to Exhibit 10.1 to the Quarterly Report on Form 10-Q for the quarter ended June 30, 2009 of The ServiceMaster Company, filed August 14, 2009.

10.26	Amendment to Consulting Agreement, dated December 22, 2011, by and among The ServiceMaster Company, ServiceMaster Global Holdings, Inc. and BAS Capital Funding Corporation is incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K of The ServiceMaster Company, filed December 23, 2011.

10.27	Amended and Restated Indemnification Agreement, dated as of November 23, 2009, among The ServiceMaster Company; ServiceMaster Global Holdings, Inc.; Clayton, Dubilier & Rice, Inc.; Clayton, Dubilier & Rice Fund VII, L.P.; Clayton, Dubilier & Rice Fund VII (Co-Investment), L.P.; CDR SVM Co-Investor L.P.; CD&R Parallel Fund VII, L.P.; Clayton, Dubilier & Rice, LLC; and Clayton, Dubilier & Rice Holdings, L.P is incorporated by reference to Exhibit 10.11 to the Annual Report on Form 10-K for the year ended December 31, 2009 of The ServiceMaster Company, filed March 30, 2010.

10.28	Amended and Restated Indemnification Agreement, dated as of March 19, 2010, among The ServiceMaster Company and ServiceMaster Global Holdings, Inc. and Banc of America Capital Investors V, L.P., BAS Capital Funding Corporation, BACSVM, L.P., Banc of America Strategic Investments Corporation, Banc of America Capital Management V, L.P., BACM I GP, LLC and BA Equity Co-Invest GP LLC is incorporated by reference to Exhibit 10.12 to the Annual Report on Form 10-K for the year ended December 31, 2009 of The ServiceMaster Company, filed March 30, 2010.

10.29	Amended and Restated Indemnification Agreement, dated as of March 19, 2010, among The ServiceMaster Company and ServiceMaster Global Holdings, Inc. and Citigroup Capital Partners II 2007 Citigroup Investment, L.P., Citigroup Capital Partners II Employee Master Fund, L.P., Citigroup Capital Partners II Onshore, L.P., Citigroup Capital Partners II Cayman Holdings, L.P., CPE Co-Investment (ServiceMaster) LLC and Citigroup Private Equity LP is incorporated by reference to Exhibit 10.13 to the Annual Report on Form 10-K for the year ended December 31, 2009 of The ServiceMaster Company, filed March 30, 2010.

Exhibit Number		Description
10.30		Amended and Restated Indemnification Agreement, dated as of March 19, 2010, among The ServiceMaster Company and ServiceMaster Global Holdings, Inc. and JP Morgan Chase Funding, Inc. is incorporated by reference to Exhibit 10.14 to the Annual Report on Form 10-K for the year ended December 31, 2009 of The ServiceMaster Company, filed March 30, 2010.

10.31	#	Employment Agreement, dated as of June 14, 2013, by and between Robert J. Gillette and ServiceMaster Global Holdings, Inc. is incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K of The ServiceMaster Company, filed on June 18, 2013.

10.32	#	Amendment No. 1 to Employment Agreement, dated as of August 13, 2013, by and between Robert J. Gillette and ServiceMaster Global Holdings, Inc. is incorporated by reference to Exhibit 10.4 to the Quarterly Report on Form 10-Q for the quarter ended June 30, 2013 of the ServiceMaster Company, filed August 14, 2013.

10.33	#	Amendment No. 2 to Employment Agreement, dated as of February 28, 2014, by and between Robert J. Gillette and ServiceMaster Global Holdings, Inc. is incorporated by reference to Exhibit 10.33 to the Annual Report on Form 10-K for the year ended December 31, 2013 of The ServiceMaster Company, LLC, filed March 5, 2014.

10.34	#	Offer Letter, dated October 14, 2013, by and between William J. Derwin and The ServiceMaster Company is incorporated by reference to Exhibit 10.37 to the Annual Report on Form 10-K for the year ended December 31, 2013 of The ServiceMaster Company, LLC, filed March 5, 2014.

10.35	#	Severance Agreement, dated as of August 26, 2013, by and between Alan J. M. Haughie and The ServiceMaster Company is incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K of The ServiceMaster Company, filed on August 29, 2013.

10.36	#	Severance Agreement dated as of November 11, 2013, between The ServiceMaster Company and William J. Derwin is incorporated by reference to Exhibit 10.46 to the Annual Report on Form 10-K for the year ended December 31, 2013 of The ServiceMaster Company, LLC, filed March 5, 2014.

10.37	#	Amended and Restated ServiceMaster Global Holdings, Inc. Stock Incentive Plan, as amended as of October 25, 2012 (the "MSIP"), is incorporated by reference to Exhibit 10 to the Current Report on Form 8-K of The ServiceMaster Company, filed October 26, 2012.

10.38	#	Form of Employee Stock Subscription Agreement under the MSIP is incorporated by reference to Exhibit 10.31 to the Annual Report on Form 10-K for the year ended December 31, 2007 of The ServiceMaster Company, filed March 28, 2008.

10.39	#	Form of Employee Stock Option Agreement under the MSIP is incorporated by reference to Exhibit 10.32 to the Annual Report on Form 10-K for the year ended December 31, 2007 of The ServiceMaster Company, filed March 28, 2008.

10.40	#	Form of Employee Deferred Share Unit Agreement under the MSIP is incorporated by reference to Exhibit 10.33 to the Annual Report on Form 10-K for the year ended December 31, 2007 of The ServiceMaster Company, filed March 28, 2008.

10.41	#	Form of Participation Agreement under the MSIP is incorporated by reference to Exhibit 10.34 to the Annual Report on Form 10-K for the year ended December 31, 2007 of The ServiceMaster Company, filed March 28, 2008.

Exhibit Number		Description
10.42	#	Form of Employee Stock Subscription Agreement under the MSIP related to stock option exercises is incorporated by reference to Exhibit 10 to the Quarterly Report on Form 10-Q for the quarter ended March 31, 2010 of The ServiceMaster Company, filed May 13, 2010.

10.43	#	Form of Employee Restricted Stock Unit Agreement under the MSIP is incorporated by reference to Exhibit 10.3 to the Quarterly Report on Form 10-Q for the quarter ended September 30, 2010 of The ServiceMaster Company, filed November 15, 2010.

10.44	#	Form of Employee Performance Restricted Stock Unit Agreement under the MSIP is incorporated by reference to Exhibit 10.44 of the Annual Report on Form 10-K for the year ended December 31, 2012 of The ServiceMaster Company, filed March 4, 2013.

10.45	#	Form of Employee Stock Subscription Agreement for Robert J. Gillette is incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K of The ServiceMaster Company, filed on June 18, 2013.

10.46	#	Form of Employee Restricted Stock Unit Agreement for Robert J. Gillette is incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K of The ServiceMaster Company, filed on June 18, 2013.

10.47	#	Form of Employee Stock Option Agreement for Robert J. Gillette is incorporated by reference to Exhibit 10.4 to the Current Report on Form 8-K of The ServiceMaster Company, filed on June 18, 2013.

10.48	#	Director Stock Subscription Agreement for John Krenicki, Jr. dated December 11, 2013 is incorporated by reference to Exhibit 10.59 to the Annual Report on Form 10-K for the year ended December 31, 2013 of The ServiceMaster Company, LLC, filed March 5, 2014.

10.49		Amended and Restated Registration Rights Agreement, dated as of June 26, 2014, among ServiceMaster Global Holdings, Inc. and the Stockholders party thereto is incorporated by reference to Exhibit 10.4 to the Current Report on Form 8-K of ServiceMaster Global Holdings, Inc. and the ServiceMaster Company, LLC filed July 2, 2014.

10.50		Second Amended and Restated Stockholders Agreement, dated as of June 26, 2014, among ServiceMaster Global Holdings, Inc. and the Stockholders party thereto is incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K of ServiceMaster Global Holdings, Inc. and the ServiceMaster Company, LLC filed July 2, 2014.

10.51		Amendment No. 2 to Consulting Agreement, dated as of March 21, 2014, among The ServiceMaster Company, LLC, ServiceMaster Global Holdings, Inc., BAS Capital Funding Corporation and Ridgemont Partners Management, LLC is incorporated by reference to Exhibit 10.3 to the Quarterly Report on Form 10-Q for the quarter ended March 31, 2014 of The ServiceMaster Company, LLC, filed May 2, 2014.

10.52		Termination of Indemnification Agreement, dated as of March 21, 2014, by Banc of America Capital Investors V, L.P., BAS Capital Funding Corporation, BACSVM, L.P., Banc of America Strategic Investments Corporation, Banc of America Capital Management V, L.P., BACM I GP, LLC and BA Equity Co-Invest GP LLC is incorporated by reference to Exhibit 10.1 to the Quarterly Report on Form 10-Q for the quarter ended March 31, 2014 of The ServiceMaster Company, LLC, filed May 2, 2014.

10.53		Consulting Agreement, dated March 21, 2014, among The ServiceMaster Company, LLC, ServiceMaster Global Holdings, Inc. and Ridgemont Partners Management, LLC is incorporated by reference to Exhibit 10.4 to the Quarterly Report on Form 10-Q for the quarter ended March 31, 2014 of The ServiceMaster Company, LLC, filed May 2, 2014.

Exhibit Number		Description
10.54		Indemnification Agreement, dated as of March 21, 2014, among The ServiceMaster Company, LLC, ServiceMaster Global Holdings, Inc. and Ridgemont Partners Management, LLC is incorporated by reference to Exhibit 10.2 to the Quarterly Report on Form 10-Q for the quarter ended March 31, 2014 of The ServiceMaster Company, LLC, filed May 2, 2014.

10.55	#	Employee Stock Option Agreement for Mark J. Barry, dated as of March 18, 2014 is incorporated by reference to Exhibit 10.5 to the Quarterly Report on Form 10-Q for the quarter ended March 31, 2014 of The ServiceMaster Company, LLC, filed May 2, 2014.

10.56		Form of Director Indemnification Agreement is incorporated by reference to Exhibit 10.71 to the Registration Statement on Form S-1 of ServiceMaster Global Holdings, Inc., filed June 19, 2014.

10.56	.1*	Schedule of Signatories to a Director Indemnification Agreement.

10.57	#	Amended and Restated ServiceMaster Global Holdings, Inc. 2014 Omnibus Incentive Plan is incorporated by reference to Annex B to the definitive Proxy Statement on Schedule 14A of ServiceMaster Global Holdings, Inc., filed March 20, 2015 (the "2015 Proxy Statement").

10.58	#	ServiceMaster Global Holdings, Inc. Executive Annual Bonus Plan is incorporated by reference to Annex A to the 2015 Proxy Statement.

10.59	#	ServiceMaster Deferred Compensation Plan is incorporated by reference to Exhibit 10.75 to the Registration Statement on Form S-1 of ServiceMaster Global Holdings, Inc., filed June 16, 2014.

10.60	#	Form of Director Restricted Stock Agreement is incorporated by reference to Exhibit 10.76 to the Registration Statement on Form S-1 of ServiceMaster Global Holdings, Inc., filed June 16, 2014.

10.61	#	Form of Employee Stock Option Agreement under the ServiceMaster Global Holdings, Inc. 2014 Omnibus Incentive Plan for awards made between July 1, 2014 and February 23, 2015 is incorporated by reference to Exhibit 10.77 to the Registration Statement on Form S-1 of ServiceMaster Global Holdings, Inc., filed June 16, 2014.

10.62	#	Form of Employee Restricted Stock Unit Agreement under the ServiceMaster Global Holdings, Inc. 2014 Omnibus Incentive Plan for awards made between July 1, 2014 and February 23, 2015 is incorporated by reference to Exhibit 10.78 to the Registration Statement on Form S-1 of ServiceMaster Global Holdings, Inc., filed June 16, 2014.

10.63	#	ServiceMaster Global Holdings, Inc. Directors' Deferred Compensation Plan is incorporated by reference to Exhibit 10.79 to the Registration Statement on Form S-1 of ServiceMaster Global Holdings, Inc., filed June 16, 2014.

10.64	#	Form of Director Restricted Stock Agreement under the ServiceMaster Global Holdings, Inc. 2014 Omnibus Incentive Plan is incorporated by reference to Exhibit 10.90 to the Registration Statement on Form S-1 of ServiceMaster Global Holdings, Inc., filed June 16, 2014.

10.65		Termination Agreement between ServiceMaster Global Holdings, Inc., The ServiceMaster Company, LLC and Clayton, Dubilier & Rice, LLC is incorporated by reference to Exhibit 10.81 to the Registration Statement on Form S-1 of ServiceMaster Global Holdings, Inc., filed June 19, 2014.

Exhibit Number		Description
10.66		Termination Agreement between ServiceMaster Global Holdings, Inc., The ServiceMaster Company, LLC and StepStone Group LLC is incorporated by reference to Exhibit 10.82 to the Registration Statement on Form S-1 of ServiceMaster Global Holdings, Inc., filed June 19, 2014.

10.67		Termination Agreement between ServiceMaster Global Holdings, Inc., The ServiceMaster Company, LLC and JPMorgan Chase Funding, Inc. is incorporated by reference to Exhibit 10.83 to the Registration Statement on Form S-1 of ServiceMaster Global Holdings, Inc., filed June 19, 2014.

10.68		Termination Agreement between ServiceMaster Global Holdings, Inc., The ServiceMaster Company, LLC and Ridgemont Partners Management, LLC is incorporated by reference to Exhibit 10.84 to the Registration Statement on Form S-1 of ServiceMaster Global Holdings, Inc., filed June 19, 2014.

10.69	#	Offer Letter, dated December 13, 2013, by and between Susan K. Hunsberger and The ServiceMaster Company is incorporated by reference to Exhibit 10.69 to the Registration Statement on Form S-1 of ServiceMaster Global Holdings, Inc., filed January 22, 2015.

10.70	#	Form of Employee Stock Option Agreement under the ServiceMaster Global Holdings, Inc. 2014 Omnibus Incentive Plan for awards granted on and after February 24, 2015 is incorporated by reference to Exhibit 10.70 to the Annual Report on Form 10-K for the year ended December 31, 2014 of ServiceMaster Global Holdings, Inc. and the ServiceMaster Company, LLC, filed March 2, 2015.

10.71	#	Form of Employee Restricted Stock Unit Agreement under the ServiceMaster Global Holdings, Inc. 2014 Omnibus Incentive Plan for awards granted on and after February 24, 2015 is incorporated by reference to Exhibit 10.71 to the Annual Report on Form 10-K for the year ended December 31, 2014 of ServiceMaster Global Holdings, Inc. and the ServiceMaster Company, LLC, filed March 2, 2015.

10.72		First Term Loan Amendment, dated as of April 1, 2015, to the Credit Agreement, dated as of July 1, 2014, among The ServiceMaster Company, LLC and the incremental term lenders party thereto, JPMorgan Chase Bank, N.A., as administrative agent and collateral agent for the lenders and the other parties party thereto is incorporated by reference to Exhibit 10.1 to the Quarterly Report on Form 10-Q for the quarter ended March 31, 2015 of ServiceMaster Global Holdings, Inc. and the ServiceMaster Company, LLC, filed on May 4, 2015.

10.73	#	ServiceMaster Global Holdings, Inc. Employee Stock Purchase Plan is incorporated by reference to Annex C to the 2015 Proxy Statement.

21.1		List of Subsidiaries as of January 15, 2015 is incorporated by reference to Exhibit 21.1 to the Registration Statement on Form S-1 of ServiceMaster Global Holdings, Inc., filed January 22, 2015.

23.1	*	Consent of Deloitte & Touche LLP.

23.2	*	Consent of Debevoise & Plimpton LLP (included in Exhibit 5.1 hereto).

24.1	**	Powers of Attorney for each person other than Thomas C. Tiller, Jr. (contained on signature pages to the Registration Statement on Form S-1).

Exhibit Number		Description
24.2	*	Power of Attorney of Thomas C. Tiller, Jr. (contained on signature page hereto).

#
Denotes management compensatory plans, contracts or arrangement.

*
Filed herewith.

**
Previously filed.